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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
SCANA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is Important

SCANA Corporation 2005 Proxy Statement

Notice of Annual Meeting, Proxy Statement for Annual Meeting, Annual Financial Statements, Management's Discussion and Analysis and Related Annual Report Information

March 17, 2005

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, May 5, 2005. The meeting will be held at Leaside, 100 East Exchange Place, Columbia, South Carolina 29209. An admission ticket is enclosed. Directions to Leaside are on the back of the ticket.

        The approximate date of mailing for this proxy statement and enclosures is March 17, 2005. We are including SCANA's annual financial statements, management's discussion and analysis of financial condition and results of operations and related annual report information in the proxy statement rather than in the enclosed 2004 Annual Report.

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  You will find a Notice of Meeting on page 1 identifying the three proposals that will be presented at the Annual Meeting.

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  At the meeting, we will give you a brief report on SCANA's 2004 business results.

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  If you vote by mail and plan to attend the meeting, please so indicate on the enclosed proxy card. If you vote by telephone or through the Internet, follow the instructions to indicate if you plan to attend the Annual Meeting.

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  If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate Secretary, Mail Code 13-4 at SCANA Corporation's principal executive offices, 1426 Main Street, Columbia, South Carolina 29201 or call toll-free 1-866-217-9683 no later than Thursday, April 28, 2005.

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  Refreshments will be served beginning at 8:00 a.m. at Leaside.

        Your vote is important.    We encourage you to read this proxy statement and vote your shares as soon as possible. A postage-paid envelope to return your proxy card is enclosed for your convenience. You may also vote electronically—by telephone or through the Internet. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card.

        You have an opportunity during this year's voting process to elect to view future proxy statements and annual report materials through the Internet, instead of receiving paper copies in the mail. Electing this option will help us reduce printing and postage costs and is more environmentally friendly. Additional information can be found on page 4.

Sincerely,

William B. Timmerman
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

Meeting Date:	Thursday, May 5, 2005
Meeting Time:	9:00 A.M., Eastern Daylight Savings Time
Meeting Place:	Leaside 100 East Exchange Place Columbia, South Carolina 29209
Meeting Record Date:	March 10, 2005
Meeting Agenda:	1)	Election of Class III Directors
	2)	Approval of Amended and Restated Long-Term Equity Compensation Plan
	3)	Approval of Appointment of Independent Registered Public Accounting Firm

Shareholder List

        A list of shareholders entitled to vote at the meeting will be available for inspection, upon written request by a shareholder, at SCANA's Corporate Offices, 1426 Main Street, Columbia, South Carolina, 29201, during business hours from March 17, 2005 through the date of the meeting.

Admission to the Meeting

        An admission ticket or proof of share ownership as of the record date is required. See page 36.

By Order of the Board of Directors,

Lynn M. Williams
Corporate Secretary

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY IN THE ENVELOPE ENCLOSED OR VOTE ELECTRONICALLY BY TELEPHONE OR THROUGH THE INTERNET. THE ENCLOSED PROXY CARD GIVES DETAILED INSTRUCTIONS ON TELEPHONE AND INTERNET VOTING.

VOTING PROCEDURES

Your Vote Is Important

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible.

Shares Held Directly

        If you hold your shares directly, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options: telephone, Internet or mail.

Vote By Telephone:

        You may vote your shares by telephone by calling the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may consent to view future proxy statements and annual report materials through the Internet instead of receiving them through the mail. If you vote by telephone, DO NOT return your proxy card.

Vote Through The Internet:

        You may vote through the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. You also may consent to view future proxy statements and annual report materials through the Internet instead of receiving them through the mail. If you vote through the Internet, DO NOT return your proxy card.

Vote By Mail:

        If you choose to vote by mail, mark the enclosed proxy card, date and sign it, and return it to SCANA in the enclosed postage-paid envelope. If you want to view future proxy statements and annual report materials through the Internet, check the box provided on the proxy card. If you indicate your voting choices on your proxy card, your shares will be voted according to your instructions. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR all nominees for directors, FOR Proposal 2 and FOR Proposal 3.

Shares Held In Street Name

        If you hold shares in street name, you may direct your vote by submitting voting instructions to your broker or nominee. Please refer to the voting instruction card provided by your broker or nominee.

Changing Or Revoking Your Proxy Vote

        You may change or revoke your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy (by telephone, Internet or mail) bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may change or revoke your proxy instructions by submitting new voting instructions to your broker or nominee.

Voting By Savings Plan Participants

        If you own shares of SCANA common stock as a participant in the SCANA Stock Purchase Savings Plan, you will receive a proxy card that covers only your plan shares. Proxies executed by plan participants will serve as voting instructions to the plan's trustee.

Voting at the Annual Meeting

        The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Vote Required and Method of Counting Votes

        At the close of business on the record date, March 10, 2005, there were 113,082,337 shares of SCANA common stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each proposal.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions, "withheld" votes and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares.

        If you hold your shares in street name, the broker or nominee is permitted to vote your shares on the election of directors and on the approval of the appointment of Deloitte & Touche LLP as SCANA's independent registered public accounting firm even if the broker or nominee does not receive voting instructions from you. Under the New York Stock Exchange rules, your broker may not vote your shares on the proposal relating to approval of the Amended and Restated Long-Term Equity Compensation Plan absent instructions from you. Without your voting instructions on this item, a broker non-vote will occur.

Proposal 1 — Election of Directors

        A plurality of the votes cast is required for the election of directors. "Plurality" means that if there are more nominees than positions to be filled, the three individuals who receive the largest number of votes cast for Class III Directors will be elected as directors. Votes indicated as "withheld" and broker "non-votes" will not be cast for nominees, but will have no effect on the outcome of the election.

        The Board knows of no reason why any of the nominees for director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy will be voted for such other person or persons as the Board may recommend.

Proposal 2 — Approval of Amended and Restated Long-Term Equity Compensation Plan

        The Amended and Restated Long-Term Equity Compensation Plan will be approved if the majority of the shares represented at the Annual Meeting vote in favor of approval. Abstentions and broker "non-votes" will have the same effect as a "no" vote.

Proposal 3 — Approval of Appointment of Independent Registered Public Accounting Firm

        The appointment of Deloitte & Touche LLP will be approved if more shares vote for approval than vote against. Accordingly, abstentions and broker "non-votes" will have no effect on the vote.

Other Business

        The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

View Proxy Statements and Annual Report Information Through the Internet

        SCANA shareholders may elect to view all future proxy statements and annual report information through the Internet instead of receiving the material by mail. If you choose to access future proxy statements and annual report information online, you will be notified of the website access address and other necessary information to view the materials and to cast your vote. If you choose to view your proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

        If you wish to take advantage of this option, you may make this election when voting your proxy. If you vote by telephone or through the Internet, simply respond to the question when prompted. If you vote by mail, mark the applicable box on your proxy card.

        If you elect to view the proxy statement and annual report material through the Internet and then change your mind, you may revoke your election at any time by calling Shareholder Services at 1-800-763-5891.

DIRECTOR COMPENSATION

Board Fees

        Officers of SCANA who are also directors do not receive additional compensation for their service as directors. Since July 1, 2004, compensation for non-employee directors consists of the following:

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  an annual retainer of $36,000 (60% of the annual retainer fee is paid in shares of SCANA common stock);

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  $3,500 for each board meeting attended;

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  $3,000 for attendance at a committee meeting held on a day other than a day a regular meeting of the Board is held;

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  $300 for participation in a telephone conference of 30 minutes or less, and $600 for participation in a telephone conference exceeding 30 minutes;

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  $3,000 for attendance at an all-day conference; and

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  reimbursement for expenses incurred in connection with all of the above.

Director Compensation and Deferral Plans

        Since January 1, 2001, non-employee director compensation and deferrals have been governed by the SCANA Director Compensation and Deferral Plan. Amounts deferred by directors in previous years under the SCANA Voluntary Deferral Plan continue to be governed by that plan. During 2004, the only director remaining in the Voluntary Deferral Plan was Mr. Bennett, whose account was credited with interest of $2,598 for the year.

        Under the Director Compensation and Deferral Plan, a director may elect to defer the 60% of the annual retainer fee required to be paid in SCANA common stock in a hypothetical investment in SCANA common stock, with distribution from the plan to be ultimately payable in actual shares of SCANA common stock. A director also may elect to defer the 40% of the annual retainer fee not required to be paid in stock and up to 100% of meeting attendance and conference fees with distribution from the plan to be ultimately payable in either SCANA common stock or cash. Amounts payable in SCANA common stock accrue earnings during the deferral period at SCANA's dividend rate, which amount may be elected to be paid in cash when accrued or retained to invest in additional hypothetical shares of SCANA common stock. Amounts payable in cash accrue interest until paid.

        During 2004, Messrs. Amick, Bennett, Burkhardt, Hipp, Sloan, Stowe and York and Ms. Miller elected to defer 100% of their compensation and earnings under the Director Compensation and Deferral Plan so as to acquire hypothetical shares of SCANA common stock. Mr. Hagood elected to defer 60% of his annual retainer and earnings under the plan to acquire hypothetical shares of SCANA common stock.

Endowment Plan

        Upon election to a second term, a director becomes eligible to participate in the SCANA Director Endowment Plan, which provides for SCANA to make tax deductible, charitable contributions totaling $500,000 to institutions of higher education designated by the director. The plan is intended to reinforce SCANA's commitment to quality higher education and to enhance its ability to attract and retain qualified Board members. A portion is contributed upon retirement of the director and the remainder upon the director's death. The plan is funded in part through insurance on the lives of the directors.

        Designated institutions of higher education in South Carolina, North Carolina and Georgia must be approved by SCANA's Chief Executive Officer. Institutions in other states must be approved by the Human Resources Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the plan.

BOARD MEETINGS — COMMITTEES OF THE BOARD

        The Board held four meetings in 2004. Each director attended at least 75% of all Board and applicable committee meetings during 2004. Directors are expected to attend the annual shareholders meeting absent extenuating circumstances. All of the directors attended the 2004 Annual Meeting.

        The Board adopted revised governance principles in February 2004. The revised governance principles can be found on SCANA's website at www.scana.com under the "Investor Information—Corporate Governance" caption, and are also available in print upon request to the Corporate Secretary, SCANA Corporation, 1426 Main Street, Columbia, South Carolina 29201.

        The tables on pages 7 and 8 describe the Board's committees, which include the Executive Committee, the Human Resources Committee, the Nominating and Governance Committee, the Audit Committee and the Nuclear Oversight Committee. The charter of each committee can be found on SCANA's website at www.scana.com under the "Investor Information — Corporate Governance" caption, and copies are also available in print upon request to the Corporate Secretary, SCANA Corporation, 1426 Main Street, Columbia, South Carolina 29201.

        The Nominating and Governance Committee recommended to the Board the individuals nominated for director positions at the 2005 Annual Meeting. All of the members of the Nominating and Governance Committee are independent as independence is defined for nominating committee members in the New York Stock Exchange Listed Company Manual.

        As provided in its charter, the Nominating and Governance Committee considers nominating individuals recommended by shareholders. All recommendations should be submitted to the SCANA Nominating and Governance Committee, c/o the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201. The committee will evaluate individuals recommended by shareholders using the same nominating criteria as it uses to evaluate other potential candidates.

        In identifying and evaluating potential nominees, the charter directs the committee to take into account applicable requirements for directors under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and director qualification standards in SCANA's Governance Principles including SCANA's policy that a majority of its directors be independent.

        The committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, diversity, judgment, business or other experience, and reputation in the business community, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The director qualification standards set forth in SCANA's Governance Principles state that:

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  Directors must be committed to the enhancement of the long-term interests of SCANA's shareholders.

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  Directors must be willing to challenge the strategic direction of management, exercising mature judgment and business acumen.

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  Directors must be willing to devote sufficient time and care to the exercise of their duties and responsibilities.

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  Directors must possess significant experience in management positions of business organizations.

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  Directors who serve as chief executive officers or equivalent positions should not serve on more than two boards of public companies in addition to the SCANA Board. Other directors should not serve on more than four boards of public companies in addition to the SCANA Board.

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  Directors are required to retire from the Board at the annual meeting of shareholders in the year preceding their reaching the age of 70.

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  Directors are required to own a minimum of 100 shares of SCANA common stock. A significant financial commitment to SCANA in the form of ownership of common stock is expected of each Board member and will be evaluated by the Nominating and Governance Committee in the course of its work.

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE		NUMBER OF MEETINGS IN 2004

EXECUTIVE COMMITTEE	•	provides counsel to the Chief Executive Officer	1 Meeting
	•	reviews management's long-range strategic plans, goals and
W. B. Timmerman, Chairman		objectives
B. L. Amick	•	reviews budgets, financial plans, plans for debt financing and the
W. H. Hipp		financing of acquisitions, investments and capital expenditures of a
L. M. Miller		major nature
M. K. Sloan	•	reviews and recommends actions relating to dividends
G. S. York	•	monitors advertising and philanthropic activities
	•	recommends levels of expenditures to the Board
	•	reviews outside relationships, including those with governments, other businesses and the community
	•	reviews the impact of regulations, litigation and any public policy controversy that may affect SCANA

HUMAN RESOURCES	•	reviews and makes recommendations to the Board with respect to	4 Meetings
COMMITTEE		compensation plans
	•	recommends to the Board persons to serve as officers of SCANA
W. C. Burkhardt, Chairman		and its subsidiaries
B. L. Amick	•	recommends to the Board salary and compensation levels, including
J. A. Bennett		fringe benefits, for officers of SCANA and its subsidiaries
W. B. Bookhart, Jr.	•	approves goals and objectives with respect to the compensation of
D. M. Hagood		the Chief Executive Officer, evaluates the Chief Executive Officer's
M. K. Sloan		performance and sets his compensation based on this evaluation
H. C. Stowe	•	reviews management's resources and development, and
recommends to the Board succession plans for senior management
	•	reviews the investment policies of SCANA's Retirement Plan
	•	provides direction regarding the operation of SCANA's Retirement
Plan and other employee benefit plans
	•	reviews long-term strategic plans and performance in regard to management of human resources, including safety, health, labor/
employee relations and equality of treatment
	•	reviews SCANA's operating performance relative to its bonus and incentive programs
	•	evaluates annually its own performance and the adequacy of its charter

NOMINATING AND	•	recommends the slate of director nominees to be presented for	3 Meetings
GOVERNANCE		election at each annual meeting
COMMITTEE	•	recommends assignments of directors to serve on Board
committees
W. B. Bookhart, Jr., Chairman	•	reviews annually, and revises as necessary, SCANA's Governance
J. A. Bennett		Principles
W. C. Burkhardt	•	evaluates annually the Board's effectiveness
W. H. Hipp	•	evaluates periodically the size, composition and organizational
L. M. Miller		and operational structure of the Board and recommends to the
M. K. Sloan		Board any changes
H. C. Stowe	•	reviews director compensation and recommends changes to the
G. S. York		Board
	•	executes the duties, responsibilities and authority set forth in the Nominating and Governance Committee Charter
	•	evaluates annually its own performance and the adequacy of its charter

AUDIT COMMITTEE	•	periodically meets separately with management, internal auditors	8 Meetings
and the independent registered public accounting firm to discuss
E. T. Freeman, Chairman		and evaluate the scope and results of audits and SCANA's
D. M. Hagood		accounting procedures and controls
L. M. Miller	•	reviews SCANA's financial statements before submission to the
M. K. Sloan		Board for approval, prior to dissemination to shareholders, the
H. C. Stowe*		public or regulatory agencies
G. S. York	•	selects (for ratification by the shareholders) the independent registered public accounting firm
	•	maintains responsibility for SCANA's corporate compliance and risk management programs
	•	executes the duties, responsibilities and authority set forth in the Audit Committee Charter (Exhibit B to this proxy statement)
	•	constitutes the Qualified Legal Compliance Committee
	•	evaluates annually its own performance and the adequacy of its charter

NUCLEAR OVERSIGHT	•	monitors SCANA's nuclear operations	4 Meetings
COMMITTEE	•	meets periodically with SCANA's management to discuss and
evaluate nuclear operations, including regulatory matters,
L. M. Miller, Chairman		operating results, training and other related topics
J. A. Bennett	•	periodically tours the V.C. Summer Nuclear Station and
W. B. Bookhart, Jr.		training facilities
W. C. Burkhardt	•	reviews with the Institute of Nuclear Power Operations, on a
E. T. Freeman		periodic basis, its appraisal of SCANA's nuclear operations
	•	periodically presents an independent report to the Board on the status of SCANA's nuclear operations

*The Board has determined that Mr. Stowe is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Mr. Stowe is independent as that term is used in 7(d)(3)(iv) of Schedule 14A of the Proxy Rules under the Securities Exchange Act of 1934.

SCANA'S CODE OF CONDUCT & ETHICS

        All SCANA employees (including the Chief Executive Officer, Chief Financial Officer and Controller), and directors are required to abide by SCANA's Code of Conduct & Ethics (the "Code") to ensure that SCANA's business is conducted in a consistently legal and ethical manner. The Code forms the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of SCANA's employees. SCANA's policies and procedures cover all areas of business conduct, and require adherence to all laws and regulations applicable to the conduct of SCANA's business.

        The full text of the Code is published on the SCANA website, at www.scana.com, under the "Investor Information — Code of Conduct & Ethics" caption, and a copy is also available in print upon request to the Corporate Secretary, SCANA Corporation, Mail Code 13-4, 1426 Main Street, Columbia, South Carolina 29201. SCANA intends to disclose future amendments to, or waivers from, certain provisions of the Code on its website within two business days following the date of such amendment or waiver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2004, decisions on various elements of executive compensation were made by the Human Resources Committee. No officer, employee or former officer of SCANA or any of its subsidiaries served as a member of the Human Resources Committee.

        The names of the directors who serve on the Human Resources Committee can be found on page 23.

RELATED TRANSACTIONS

        Mr. Hipp is Chairman and Chief Executive Officer and a director of The Liberty Corporation. During 2004, SCANA incurred advertising expenses of approximately $60,000 (including the value of non-utility in-kind services provided by SCANA and its subsidiaries) for services provided by subsidiaries of The Liberty Corporation. SCANA's management believes that these services, a significant portion of which were arranged through the use of an independent third-party advertising agency, were provided at competitive market rates. It is anticipated that similar transactions will occur in the future.

ELECTION OF DIRECTORS

        SCANA currently has 12 directors. The Board is divided into three classes with the members of each class serving a three-year term. The terms of the Class III Directors will expire at the Annual Meeting. Mrs. Freeman, a current Class III Director, will reach the mandatory retirement age prior to the 2006 Annual Meeting and, accordingly, she will retire at the Annual Meeting. The Board has decided to reduce the size of the Board to eleven directors and the number of Class III Directors to three directors following Mrs. Freeman's retirement, and to nominate the other Class III Directors, Messrs. Amick, Hagood and Timmerman for reelection at the Annual Meeting. The terms of the Class III Directors elected at the Annual Meeting will expire in 2008.

        The Board of Directors recommends a vote FOR all of its nominees for directors.

        In SCANA's Governance Principles, the Board has adopted standards to assist it in making determinations of independence. The standards specify the criteria by which the independence of our directors will be determined, including those set forth in the New York Stock Exchange Listed Company Manual. Directors may not be given personal loans or extensions of credit (except for services billed in the ordinary course of business), and all directors are required to deal at arm's length with SCANA and its subsidiaries. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with SCANA other than the ownership of SCANA financial securities and compensation as directors and committee members. The Board has determined that all of its directors except Mr. Timmerman, who is SCANA's Chief Executive Officer, are independent under the rules of the New York Stock Exchange and SCANA's Governance Principles.

        The information set forth on the following pages concerning the nominees and continuing directors has been furnished to SCANA by such persons. Share ownership is shown as of March 10, 2005. Hypothetical shares are those held as of March 10, 2005 under the Director Compensation and Deferral Plan for all directors except Mr. Timmerman, who does not participate in that plan. Mr. Timmerman's hypothetical shares are those held by him as of March 10, 2005 under the Executive Deferred Compensation Plan. Each of the directors is also a director of South Carolina Electric & Gas Company and Public Service Company of North Carolina, Incorporated, subsidiaries of SCANA.

PROPOSAL 1 — NOMINEES FOR CLASS III DIRECTORS
TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2008

Bill L. Amick (Age 61) Director since 1990	Shares: 10,865 Hypothetical Shares: 9,998

Mr. Amick is Chairman of the Board and Chief Executive Officer of Amick Farms, Inc., Amick Processing, Inc. and Amick Broilers, Inc., a vertically integrated broiler operation in Batesburg, South Carolina. He has held these positions for more than five years. Mr. Amick is a director of Blue Cross and Blue Shield of South Carolina.
D. Maybank Hagood (Age 43) Director since 1999	Shares: 1,408 Hypothetical Shares: 2,865

Mr. Hagood is President and Chief Executive Officer of William M. Bird and Company, Inc., a wholesale distributor of floor covering materials in Charleston, South Carolina. He has held this position for more than five years.
William B. Timmerman (Age 58) Director since 1991	Shares: 181,199* Hypothetical Shares: 33,803

Mr. Timmerman has been Chairman of the Board and Chief Executive Officer of SCANA since March 1, 1997. He has been President of SCANA since December 13, 1995. Mr. Timmerman is a director of The Liberty Corporation, Greenville, South Carolina.

* Includes 123,067 shares subject to currently exercisable options.

CONTINUING DIRECTORS
CLASS I DIRECTORS — TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2006

James A. Bennett (Age 44) Director since 1997	Shares: 2,523 Hypothetical Shares: 10,029

Mr. Bennett has been Executive Vice President and Director of Public Affairs, First Citizens Bank, Columbia, South Carolina since August 2002. Previously, he was President and Chief Executive Officer of South Carolina Community Bank, Columbia, South Carolina from May 2000 to July 2002 and Economic Development Director, First Citizens Bank, from February 2000 to May 2000.
William C. Burkhardt (Age 67) Director since 2000	Shares: 12,142 Hypothetical Shares: 12,110

Mr. Burkhardt has been Chairman and Chief Executive Officer of Titan Holdings, LLC, a real estate investment company, located in Raleigh, North Carolina since May 2004. He retired in May 2004 as Chief Executive Officer of Capital Bank, located in Raleigh, North Carolina, after having served in that position since October 2003. Mr. Burkhardt retired as President and Chief Executive Officer of Austin Quality Foods, Inc., a baked snacks production and distribution company for the food industry, located in Cary, North Carolina in May 2000, having served in that position since 1980. Mr. Burkhardt is a director of Capital Bank, Raleigh, North Carolina and Plaza Belmont II, Kansas City, Missouri.
Lynne M. Miller (Age 53) Director since 1997	Shares: 3,603 Hypothetical Shares: 11,547

Ms. Miller is President of Quanta Environmental Claims Consulting, a division of Quanta U.S. Holdings, Inc., a specialty insurer. She was Chief Executive Officer of Environmental Strategies Corporation, an environmental consulting and engineering firm in Reston, Virginia from 1986 until it was purchased by Quanta in 2003. Ms. Miller is a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc., Washington, D.C.
Maceo K. Sloan (Age 55) Director since 1997	Shares: 4,678 Hypothetical Shares: 10,928

Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a holding company, and Chairman, Chief Executive Officer and Chief Investment Officer of both NCM Capital Management Group, Inc., and NCM Capital Advisers, Inc., investment management companies, located in Durham, North Carolina. He has held these positions for more than five years. Mr. Sloan is a trustee of Teachers Insurance Annuity Association-College Retirement Equity Fund (TIAA-CREF) funds boards and a director of M&F Bancorp, Inc. and its subsidiary, Mechanics and Farmers Bank, in Durham, North Carolina.

CONTINUING DIRECTORS
CLASS II DIRECTORS — TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2007

William B. Bookhart, Jr. (Age 63) Director since 1979	Shares: 24,337
Mr. Bookhart is a partner in Bookhart Farms, which operates a general farming business in Elloree, South Carolina. He has held this position for more than five years.
W. Hayne Hipp (Age 65) Director since 1983	Shares: 4,896 Hypothetical Shares: 9,793

Mr. Hipp is Chairman and Chief Executive Officer of The Liberty Corporation, a broadcasting holding company headquartered in Greenville, South Carolina. He has held these positions for more than five years. Mr. Hipp is a director of The Liberty Corporation.
Harold C. Stowe (Age 58) Director since 1999	Shares: 2,500 Hypothetical Shares: 10,034

Mr. Stowe retired on February 28, 2005 as President of Canal Holdings, LLC, a forest products industry company, in Conway, South Carolina. Mr. Stowe had served as President of Canal Holdings, LLC, and its predecessor company since March 1997. Mr. Stowe is a director of New South Companies, Inc. and Ruddick Corporation, Charlotte, North Carolina.
G. Smedes York (Age 64) Director since 2000	Shares: 12,707 Hypothetical Shares: 11,309

Mr. York has been President and Treasurer of York Properties, Inc., a full-service commercial and residential real estate company in Raleigh, North Carolina since 1970. Mr. York also is Chairman of the Board of York Simpson Underwood, a residential brokerage company, and of McDonald-York, Inc., a general contractor, both in Raleigh, North Carolina.

There are no family relationships among any of SCANA's directors, director nominees and executive officers.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

        In general, shares "beneficially owned" are shares a person has the power to vote or transfer or shares as to which a person has the power to direct the vote or transfer. On March 10, 2005, the directors and executive officers of SCANA as a group (22 persons) beneficially owned, in the aggregate, 522,143 shares of SCANA common stock, including 241,173 shares subject to options that are currently exercisable or will become exercisable within 60 days (approximately .5% of the shares outstanding and entitled to vote at the Annual Meeting).

        The following table lists shares beneficially owned on March 10, 2005, by each director, each nominee and each person named in the Summary Compensation Table on page 16.

Name	Amount and Nature of Beneficial Ownership of SCANA Common Stock*(1)(2)(3)(4)(5)
B. L. Amick	10,865
J. A. Bennett	2,523
W. B. Bookhart, Jr.	24,337
G. J. Bullwinkel	77,049
W. C. Burkhardt	12,142
S. A. Byrne	51,473
E. T. Freeman	11,568
D. M. Hagood	1,408
W. H. Hipp	4,896
N. O. Lorick	19,369
K. B. Marsh	44,343
L. M. Miller	3,603
M. K. Sloan	4,678
H. C. Stowe	2,500
W. B. Timmerman	181,199
G. S. York	12,707

  * Each of the above named owns less than 1% of the shares outstanding.

(1)
Includes 6,864 shares owned by close relatives of Mr. Bookhart, the beneficial ownership of which he disclaims, and 182 shares owned by close relatives of Mr. Lorick.

(2)
Includes shares purchased through March 10, 2005, by the Trustee under SCANA's Stock Purchase Savings Plan.

(3)
Hypothetical shares acquired under the Director Compensation and Deferral Plan are not included in the above table. As of March 10, 2005, each of the following directors had acquired under the plan the number of hypothetical shares following his or her name: Messrs. Amick — 9,998; Bennett — 10,029; Burkhardt — 12,110; Hagood — 2,865; Hipp — 9,793; Sloan — 10,928; Stowe — 10,034; York — 11,309 and Ms. Miller — 11,547.

(4)
Includes shares subject to options that are currently exercisable or that will become exercisable within 60 days in the following amounts: Messrs. Timmerman — 123,067; Bullwinkel — 42,407; Byrne — 42,992; Lorick — 0; and Marsh — 25,939.

(5)
Hypothetical shares acquired under the Executive Deferred Compensation Plan are not included in the above table. As of March 10, 2005, each of the following officers had acquired under the plan the number of hypothetical shares following his name: Messrs. Timmerman — 33,803; Bullwinkel — 9,927; Byrne — 4,823; Lorick — 7,613; and Marsh — 4,762.

FIVE PERCENT OWNERSHIP OF SCANA COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SCANA Corporation Stock Purchase Savings Plan AMVESCAP National Trust Company, as Trustee 400 Colony Square, Suite 2200 1201 Peachtree Street, N.E. Atlanta, GA 30361	10,883,281	(1)	9.7%

        The share ownership indicated above for the Stock Purchase Savings Plan ("SPSP") is based on a Form 13G, which was filed with the Securities and Exchange Commission on February 9, 2005. Except as set forth above, to SCANA's knowledge as of March 10, 2005, no person owned beneficially 5% or more of SCANA's common stock.

(1)
The SPSP has shared power to vote and dispose of all of the shares reported as owned.

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table contains information with respect to compensation paid or accrued during the years 2004, 2003 and 2002, to the Chief Executive Officer of SCANA and the other four most highly compensated persons who were executive officers of SCANA during 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Other Annual Compensation(2) ($)	Securities Underlying Options SARs (#)	LTIP Payouts(3) ($)	All Other Compensation(4) ($)

W. B. Timmerman Chairman, President, Chief Executive Officer, and Director — SCANA Corporation	2004 2003 2002	931,583 858,219 751,228	(5)	948,494 718,493 760,949	7,788 5,754 16,435	0 0 219,200	0 1,150,242 536,884	101,040 97,150 44,614
N. O. Lorick President and Chief Operating Officer — South Carolina Electric & Gas Company	2004 2003 2002	470,833 419,808 376,538		378,625 300,036 317,808	8,072 5,962 16,958	0 0 77,816	0 325,384 145,487	47,252 44,257 22,132
K. B. Marsh Senior Vice President and Chief Financial Officer — SCANA Corporation	2004 2003 2002	470,833 419,808 375,384		378,625 300,036 317,808	1,282 928 10,183	0 0 77,816	0 325,384 209,432	47,252 44,257 22,063
G. J. Bullwinkel President and Chief Operating Officer — SCANA Energy Marketing, Inc.	2004 2003 2002	389,583 346,411 305,332		247,625 212,575 176,628	5,257 3,904 13,993	0 0 42,341	0 169,634 146,345	36,943 31,382 17,860
S. A. Byrne Senior Vice President — Generation, Nuclear and Fossil Hydro South Carolina Electric & Gas Company	2004 2003 2002	362,728 323,351 285,385		225,660 180,675 191,339	0 0 9,000	0 0 42,992	0 169,634 146,345	33,366 30,993 16,663

(1)
Payments under the Annual Incentive Plan.

(2)
For 2004, other annual compensation consists of life insurance premiums on policies owned by named executive officers.

(3)
Payouts of performance share awards under the Long-Term Equity Compensation Plan.

(4)
All other compensation for all named executive officers consists solely of matching contributions to defined contribution plans.

(5)
Reflects actual salary earned in 2004. Base salary of $937,100, as referenced on page 23, became effective on February 19, 2004.

Option Exercises, Outstanding Options and Related Information

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

(a)	(b)	(c)	(d)	(e)
			Number of Securities Underlying Unexercised Options/SARs At FY-End (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

W. B. Timmerman	261,534	1,956,678	50,000/73,067	594,000/868,036
N. O. Lorick	90,920	780,117	0/25,939	0/308,155
K. B. Marsh	100,215	878,895	0/25,939	0/308,155
G. J. Bullwinkel	25,000	234,402	31,166/14,113	358,508/161,689
S. A. Byrne	0	0	56,599/14,331	691,504/170,252
(1)
Based on the closing price of $39.40 per share on December 31, 2004, the last trading day of the fiscal year.

Long-Term Incentive Plan Awards

The following table lists the performance share awards and performance unit awards made in 2004 (for potential payment in 2007) under the Long-Term Equity Compensation Plan and estimated future payouts under that plan at threshold, target and maximum levels for each of the executive officers included in the Summary Compensation Table.

Long-Term Incentive Plans
Awards in Last Fiscal Year

				Estimated Future Payouts Under Non-Stock Price-Based Plans
			Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights (#)			Threshold (#)	Target (#)	Maximum (#)
W. B. Timmerman	31,773	(1)	2004-2006	15,887	31,773	47,660
W. B. Timmerman	21,182	(2)	2004-2006	10,591	21,182	31,773
N. O. Lorick	11,057	(1)	2004-2006	5,529	11,057	16,586
N. O. Lorick	7,372	(2)	2004-2006	3,686	7,372	11,058
K. B. Marsh	11,057	(1)	2004-2006	5,529	11,057	16,586
K. B. Marsh	7,372	(2)	2004-2006	3,686	7,372	11,058
G. J. Bullwinkel	7,991	(1)	2004-2006	3,996	7,991	11,987
G. J. Bullwinkel	5,327	(2)	2004-2006	2,664	5,327	7,991
S. A. Byrne	7,991	(1)	2004-2006	3,996	7,991	11,987
S. A. Byrne	5,327	(2)	2004-2006	2,664	5,327	7,991

(1)    Performance share awards
(2)    Performance unit awards

        Payouts on performance share awards will occur when SCANA's total shareholder return is in the top two-thirds of the Long-Term Equity Compensation Plan peer group for the period and will vary based on SCANA's ranking against the peer group. Executives will earn threshold payouts (50% of award) at the 33rd percentile of three-year performance. Target payouts (100% of award) will be made at the 50th percentile of three-year performance. Maximum payouts (150% of award) will be made when performance is at or above the 75th percentile of the peer group. Payments will be made on a sliding scale for performance between threshold and target and target and maximum levels. No payouts will be earned if performance is at less than the 33rd percentile. Awards are designated as target shares of SCANA common stock and may be paid in stock or cash or a combination of stock and cash at SCANA's discretion.

        Payouts on performance unit awards will occur when SCANA's three-year average growth in earnings per share from ongoing operations equals or exceeds 2%. Executives will earn threshold payouts (50% of award) at 2% average growth, target payouts (100% of award) at 4% average growth and maximum payouts (150% of award) at 6% average growth. No payouts will occur if average growth in earnings per share from ongoing operations over the period is less than 2%. Awards are designated as target units of SCANA common stock and may be paid in stock or cash or a combination of stock and cash at SCANA's discretion.

Defined Benefit Plans

        SCANA sponsors a tax qualified defined benefit retirement plan (the "Retirement Plan"). The plan utilizes a mandatory cash balance benefit formula for employees hired on or after January 1, 2000. Effective July 1, 2000, SCANA employees hired prior to January 1, 2000 were given the choice of remaining under the Retirement Plan's final average pay formula or switching to the cash balance formula. All the executive officers named in the Summary Compensation Table elected to participate under the cash balance formula of the plan.

        The cash balance formula is expressed in the form of a hypothetical account balance. Account balances are increased monthly by interest and compensation credits. The interest rate used for accumulating account balances is determined annually and is equal to the average rate for 30-year Treasury Notes for December of the previous calendar year. Compensation credits equal 5% of compensation under the Social Security wage base and 10% of compensation in excess of the Social Security wage base.

        In addition to its Retirement Plan for all employees, SCANA provides Supplemental Executive Retirement Plans ("SERPs") for certain eligible employees, including officers. A SERP is an unfunded plan that provides for benefit payments in addition to benefits payable under the qualified Retirement Plan in order to replace benefits lost in the Retirement Plan because of Internal Revenue Code maximum benefit limitations.

        The estimated annual retirement benefits payable as life annuities at age 65 under the Retirement Plan and SERPs, based on projected compensation (assuming increases of 4% per year), to the executive officers named in the Summary Compensation Table are as follows: Mr. Timmerman — $448,728; Mr. Lorick — $288,924; Mr. Marsh — $349,824; Mr. Bullwinkel — $289,200; and Mr. Byrne — $276,636.

Termination, Severance and Change in Control Arrangements

        SCANA maintains an Executive Benefit Plan Trust. The purpose of the trust is to help retain and attract quality leadership in key SCANA positions. The trust holds SCANA contributions (if made) which may be used to pay the deferred compensation benefits of certain directors, executives and other key employees of SCANA in the event of a Change in Control (as defined in the trust). The current executive officers included in the Summary Compensation Table participate in all the plans listed below which are covered by the trust:

  (1)
  Executive Deferred Compensation Plan

  (2)
  Supplemental Executive Retirement Plan

  (3)
  Long-Term Equity Compensation Plan

  (4)
  Annual Incentive Plan

  (5)
  Key Executive Severance Benefits Plan

  (6)
  Supplementary Key Executive Severance Benefits Plan

        The Key Executive Severance Benefits Plan and each of the plans listed under (1) through (4) provide for payment of benefits in a lump sum to the eligible participants immediately upon a Change in Control, unless the Key Executive Severance Benefits Plan is terminated prior to the Change in Control. In contrast, the Supplementary Key Executive Severance Benefits Plan is operative for a period of 24 months following a Change in Control in which the Key Executive Severance Benefits Plan is inoperative because it was terminated before the Change in Control. The Supplementary Key Executive Severance Benefits Plan provides benefits in lieu of those otherwise provided under plans (1) through (4) if: (i) the participant is involuntarily terminated from employment without "Just Cause," or (ii) the participant voluntarily terminates employment for "Good Reason" (as these terms are defined in the Supplementary Key Executive Severance Benefits Plan).

        Benefit distributions relative to a Change in Control, as to which either the Key Executive Severance Benefits Plan or the Supplementary Key Executive Severance Benefits Plan is operative, include an amount equal to estimated federal, state and local income taxes and any estimated applicable excise taxes owed by plan participants on those benefits.

        The benefit distributions under the Key Executive Severance Benefits Plan would include the following three benefits:

  •
  An amount equal to three times the sum of: (i) the participant's annual base salary in effect as of the date of the Change in Control and (ii) the officer's target annual incentive award in effect as of the date of the Change in Control under the Annual Incentive Plan.

  •
  An amount equal to the projected cost for medical, long-term disability and certain life insurance coverage for three years following the Change in Control as though the participant had continued to be a SCANA employee.

  •
  An amount equal to the participant's Supplemental Executive Retirement Plan benefit accrued to the date of the Change in Control, increased by the present value of projected benefits that would otherwise accrue under the plan (based on the plan's actuarial assumptions) assuming that the participant remained employed until reaching age 65, and offset by the value of the participant's Retirement Plan benefit.

        Additional benefits payable upon a Change in Control in which the Key Executive Severance Benefits Plan is operable are as follows:

  •
  A benefit distribution of all amounts credited to the participant's Executive Deferred Compensation Plan account as of the date of the Change in Control.

  •
  A benefit distribution under the Long-Term Equity Compensation Plan equal to 100% of the target performance share and performance unit awards for all performance periods not completed as of the date of the Change in Control, if any.

  •
  Under the Long-Term Equity Compensation Plan, all nonqualified stock options awarded would become immediately exercisable and remain exercisable throughout their term.

  •
  A benefit distribution under the Annual Incentive Plan equal to 100% of the target award in effect as of the date of the Change in Control.

        The benefits and their respective amounts under the Supplementary Key Executive Severance Benefits Plan would be the same as those described above, except that the benefits payable with respect to the Executive Deferred Compensation Plan would be increased by the prime rate published in the Wall Street Journal most nearly preceding the date of the Change in Control plus 3% calculated until the end of the month preceding the month in which the benefits are distributed.

REPORT ON EXECUTIVE COMPENSATION

        SCANA's executive compensation program is designed to support SCANA's overall objective of creating shareholder value by:

  •
  Hiring and retaining premier executive talent;

  •
  Having a pay-for-performance philosophy linking total rewards to achievement of corporate and business unit goals;

  •
  Placing a substantial portion of pay for senior executives "at-risk" and aligning the interests of executives with the long-term interests of shareholders through equity-based compensation; and

  •
  Balancing elements of the compensation program to reflect SCANA's financial, customer-oriented and strategic goals.

        We believe our program performs a vital role in keeping our executives focused on SCANA's goal of enhancing shareholder value.

        A description of the program and a discussion of Mr. Timmerman's 2004 compensation follows.

Program Elements

        During 2004, executive compensation consisted primarily of three key components: base salary, short-term incentive compensation (Annual Incentive Plan) and long-term incentive compensation (Long-Term Equity Compensation Plan).

        Compensation levels are established annually based on a market comparison of utilities and general industry companies of various sizes. Results are adjusted through regression analysis to account for differences in company size. Some of the companies in the 2004 peer group shown on page 25 are included in the market comparison group.

        The specific components of SCANA's compensation program for executive officers are described more fully in the following paragraphs. Each component of the compensation package, including severance plans, insurance and other benefits, is considered in determining total compensation.

Base Salaries

        Executive salaries are reviewed annually by the Human Resources Committee. Adjustments are made on the basis of an assessment of individual performance, relative levels of accountability, prior experience, breadth and depth of knowledge and changes in market pay practices.

Annual Incentive Plan

        SCANA's Annual Incentive Plan promotes SCANA's pay-for-performance philosophy, as well as its goal of having a meaningful amount of executive pay "at-risk." Through this plan, financial incentives are provided in the form of an opportunity for annual cash bonuses.

        Bonuses earned are based on the level of performance achieved. If annual performance results in a bonus distribution, target award payouts can be adjusted to provide a more accurate reflection of performance. Adjustments to target award payouts may increase or decrease award levels by no more than fifty percent. Awards earned based on the achievement of pre-established goals may nonetheless be decreased or eliminated if the Human Resources Committee determines that actual results warrant a lower payout.

        For 2004, the Annual Incentive Plan placed equal emphasis on achieving profitability targets and meeting annual business objectives relating to such matters as efficiency, quality of service, customer satisfaction and progress toward SCANA's strategic objectives. The plan allows for an adjustment of an award based upon an evaluation of individual performance. Each award may be increased or decreased by no more than 20% based on the individual performance evaluation, but in no case may an award exceed the maximum payout of 1.5 times target.

        Due to SCANA's accomplishment of its profitability targets and meeting its annual business objectives for 2004, participants in the plan received payouts for 2004.

Long-Term Equity Compensation Plan

        The potential value of long-term incentive opportunities comprises a significant portion of the total compensation package for officers and key employees. The Human Resources Committee believes this approach to total compensation opportunities provides the appropriate focus for those officers and other key employees who are charged with the responsibility for managing the Company and achieving success for SCANA's shareholders. A portion of each executive's potential compensation consists of awards under the Long-Term Equity Compensation Plan. Long-term awards available to the committee under the plan include incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related option), restricted stock, performance units and performance shares. Certain of these awards may be granted subject to satisfaction of specific performance goals. For the 2004-2006 performance period, awards under the Long-Term Equity Compensation Plan consisted of performance shares and performance units.

Performance Share Awards

        SCANA's performance share awards under the Long-Term Equity Compensation Plan pay bonuses to executives based on SCANA's Total Shareholder Return ("TSR") relative to a group of peer companies over a three-year period. The purpose of performance share awards is to ensure that executives are compensated only when shareholders gain.

        TSR is stock price increase over the three-year period, plus cash dividends paid during that period, divided by stock price as of the beginning of the period. Comparing SCANA's TSR to the TSR of a group of other companies reflects SCANA's recognition that investors could have invested their funds in other entities, and measures how well SCANA performed when compared to others in the group.

Performance Unit Awards

        SCANA's performance unit awards under the Long-Term Equity Compensation Plan pay bonuses to executives based on increases in earnings per share from ongoing operations over a three-year period. The purpose of performance unit awards is to tie a portion of the executive's potential compensation to success in the operations area. Earnings from ongoing operations are net earnings excluding (i) the cumulative effect of mandated changes in accounting principles and (ii) the effect of sales of certain investments and assets, impairment charges related to certain investments and charges related to certain litigation.

Policy with Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. SCANA's Long-Term Equity Compensation Plan is qualified so that most performance-based awards under that plan constitute compensation not subject to Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote various corporate goals, the Human Resources Committee has not adopted a policy that all compensation must be deductible.

2004 Compensation of Chief Executive Officer

        For 2004, Mr. Timmerman's compensation consisted of the following:

  •
  Base salary of $937,100 derived by reference to executive pay for the market group described on page 21. Mr. Timmerman's salary increase was based on his responsibilities as Chairman and Chief Executive Officer, external pay practices and the Human Resources Committee's assessment of his overall performance during the preceding year. Because this determination was subjective, no one factor was assigned a particular weighting by the committee.

  •
  For the year 2004, Mr. Timmerman's Annual Incentive Plan target award was 85% of the salary control point for his position. Mr. Timmerman's 2004 award was based on three factors: SCANA EPS, achievement of strategic plan objectives and the Human Resources Committee's subjective assessment of his individual performance. Performance in these factors resulted in Mr. Timmerman receiving a payout of 125% of target for the 2004 performance period.

  •
  In 2004, Mr. Timmerman's Long-Term Equity Compensation Plan target was set at 150% of the salary control point for his salary grade. This resulted in an award of 31,773 performance shares and 21,182 performance units for the 2004-2006 performance period. The amount of the award was determined by the Human Resources Committee based on Mr. Timmerman's salary, level of responsibility and competitive practices.

Human Resources Committee

    W. C. Burkhardt, Chairman
    B. L. Amick
    J. A. Bennett
    W. B. Bookhart, Jr.
    D. M. Hagood
    M. K. Sloan
    H. C. Stowe

        SCANA files various documents with the Securities and Exchange Commission, some of which incorporate information by reference. This means that information previously filed with the Securities and Exchange Commission by SCANA, should be considered as part of the filing.

        The Performance Graph, Audit Committee Report and Report on Executive Compensation in this proxy statement are not incorporated by reference into any other filings with the Securities and Exchange Commission.

PERFORMANCE GRAPH

        The line graph on page 26 compares the cumulative total shareholder return on SCANA common stock, assuming reinvestment of dividends, with that of two peer group indices, the S&P Utilities Index and the S&P 500 Index. SCANA uses a peer group index in its performance chart because total shareholder return is measured against a peer group index to determine whether certain performance share goals under the Long-Term Equity Compensation Plan are met. SCANA has determined to use the 2004 Peer Group this year because it believes that group more closely aligns with SCANA in terms of business mix and size than the 2003 Peer Group. In accordance with Securities and Exchange Commission rules, SCANA's performance graph includes both the 2003 and the 2004 peer groups in the year of change. Both peer group indices were prepared by Hewitt Associates, a compensation and benefits consulting company.

        The 2003 Peer Group index consists of SCANA and the following companies:

2003 Peer Group

Allegheny Energy, Inc.
Allete Inc.
Alliant Energy Corporation
Ameren Corporation
American Electric Power Company, Inc.
Aquila, Inc.
Avista Corporation
Black Hills Corporation
Centerpoint Energy, Inc.
Central Vermont Public Service Corporation
CH Energy Group Inc.
Cinergy Corp.
Citizens Communications Company
Cleco Corporation
CMS Energy Corporation
Consolidated Edison, Inc.
Constellation Energy Group, Inc.
Dominion Resources, Inc.
DPL, Inc.
DTE Energy Company
Duke Energy Corporation
Duquesne Light Holdings, Inc.
Edison International
El Paso Electric Company
The Empire District Electric Company
Energy East Corporation
Entergy Corporation
Exelon Corporation
FirstEnergy Corp.
FPL Group, Inc.
Great Plains Energy, Inc.
Green Mountain Power Corporation
Hawaiian Electric Industries, Inc.
IDACORP, Inc.
MGE Energy, Inc.
NiSource Inc.
Northeast Utilities
NSTAR
OGE Energy Corp.
Otter Tail Corporation
Pepco Holdings, Inc.
PG&E Corporation
Pinnacle West Capital Corporation
PNM Resources, Inc.
PPL Corporation
Progress Energy, Inc.
Public Service Enterprise Group, Inc.
Puget Energy, Inc.
Sierra Pacific Resources
Southern Company
TECO Energy, Inc.
TXU Corp.
UIL Holdings Corporation
UniSource Energy Corporation
Unitil Corporation
Vectren Corporation
Westar Energy, Inc.
Wisconsin Energy Corporation
WPS Resources Corporation
Xcel Energy Inc.

Note:  NorthWestern Corporation was excluded from the 2003 Peer Group Index because its old common stock was cancelled when the company emerged from bankruptcy in 2004. The majority of its new common stock was issued to its creditors.

PERFORMANCE GRAPH

                 The 2004 Peer Group index consists of SCANA and the following companies:

2004 Peer Group

Allegheny Energy, Inc.
Allete Inc.
Alliant Energy Corporation
Ameren Corporation
Avista Corporation
Cinergy Corp.
Cleco Corporation
CMS Energy Corporation
Consolidated Edison, Inc.
Constellation Energy Group, Inc.
Dominion Resources, Inc.
DPL, Inc.
DTE Energy Company
Duquesne Light Holdings, Inc.
Edison International
Energy East Corporation
Entergy Corporation
FirstEnergy Corp.
FPL Group, Inc.
Great Plains Energy, Inc.
Hawaiian Electric Industries, Inc.
IDACORP, Inc.
NiSource Inc.
Northeast Utilities
NSTAR
OGE Energy Corp.
Pepco Holdings, Inc.
Pinnacle West Capital Corporation
PNM Resources, Inc.
PPL Corporation
Progress Energy, Inc.
Public Service Enterprise Group, Inc.
Puget Energy, Inc.
Sierra Pacific Resources
Southern Company
TECO Energy, Inc.
UIL Holdings Corporation
UniSource Energy Corporation
Vectren Corporation
Westar Energy, Inc.
Wisconsin Energy Corporation
WPS Resources Corporation

SCANA Corporation
Comparison of Five-Year Cumulative Total Return*
SCANA Corporation, Long-Term Equity Compensation Plan Peer Groups,
S&P Utilities and S&P 500

$240
$200
$160
$120
$80
$40
$0
SCANA
2003 Group
S&P 500
2004 Group
S&P Utilities
12/99
12/00
12/01
12/02
12/03
12/04

	1999	2000	2001	2002	2003	2004
SCANA Corp.	100.00	114.77	112.90	131.23	151.33	181.05
2004 Peer Group	100.00	145.48	137.72	132.87	160.57	186.77
2003 Peer Group	100.00	150.40	139.27	116.41	143.72	176.62
S&P Utilities	100.00	156.99	109.39	76.64	96.56	119.37
S&P 500	100.00	90.89	80.14	62.47	80.35	89.07

Assumes $100 invested on December 31, 1999, in SCANA common stock, the 2004 Peer Group, the 2003 Peer Group and the S&P Indices.

*Total return assumes reinvestment of dividends.

AUDIT COMMITTEE REPORT

        The Board has adopted an Audit Committee Charter, a copy of the charter is attached to this proxy statement as Exhibit B. The charter also can be found on SCANA's web site at www.scana.com under the "Investor Information—Corporate Governance" caption. Under its charter, the Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (the "external auditors"); reviewing with the external auditors, and approving, the plan and scope of the audit and audit fees; monitoring the adequacy of reporting and internal controls; and meeting periodically, separately, with management, the internal auditors and the external auditors. All the members of the Audit Committee are independent as independence is defined for audit committee members in the New York Stock Exchange Listed Company Manual.

        In connection with the December 31, 2004 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the external auditors the matters required by Statement on Auditing Standards ("SAS") No. 61 (as amended by SAS 89 and 90) and the New York Stock Exchange Corporate Governance Rules and (iii) received from the external auditors the disclosures, and discussed with the external auditors the matters, required by Independence Standards Board Statement No.1. Based upon these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that SCANA's audited financial statements be included in SCANA's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Elaine T. Freeman, Chairman
D. Maybank Hagood
Lynne M. Miller
Maceo K. Sloan
Harold C. Stowe
G. Smedes York

PROPOSAL 2 — APPROVAL OF AMENDED AND RESTATED LONG-TERM EQUITY COMPENSATION PLAN

        The success of SCANA depends, in large measure, on its ability to recruit and retain officers, key employees and directors with outstanding ability and experience. The Board believes there is a need to align shareholder and employee interests by encouraging employee stock ownership and to motivate employees with compensation conditioned upon achievement of SCANA's financial goals.

        In order to accomplish these objectives, the Board adopted the SCANA Corporation Long-Term Equity Compensation Plan (the "Plan"). The Plan was approved by SCANA's shareholders at the 2000 annual meeting. Under Section 162(m) of the Internal Revenue Code, continued deductibility of compensation relating to certain Plan awards requires that the Plan be approved by the shareholders every five years. On March 3, 2005, the Board amended and restated the Plan subject to shareholder approval. Therefore, the Plan is being resubmitted to the shareholders at the Annual Meeting.

        The Board of Directors recommends that shareholders vote FOR approval of the Plan.

Summary Description of the Plan

        The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan, a copy of which is attached to this proxy statement as Exhibit A. There have been no material amendments to the Plan since it was approved by the shareholders in 2000. If the Plan as amended and restated is not approved by the shareholders at the Annual Meeting, the Plan as currently in effect will continue, but certain compensation described below in excess of $1,000,000 will no longer be deductible.

•
Administration. The Plan is administered by the Human Resources Committee (the "Committee") except that, with respect to awards to non-employee directors, the full Board administers the Plan.

•
Eligibility. The employees of SCANA and its subsidiaries (the "Company") who are anticipated to be significant contributors to the Company's success and non-employee directors of SCANA are eligible to participate in the Plan.

Approximately 97 employees of SCANA and its subsidiaries and 11 non-employee directors are eligible to participate in the Plan. However, because the Plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.

•
Stock Available for Issuance Through the Plan. The Plan provides for a number of forms of stock-based compensation, as further described below. Five million shares of SCANA common stock ("Common Stock") have been authorized for issuance through the Plan; however, no more than 1,000,000 shares may be issued as restricted stock. As of March 10, 2005, 1,996,237 shares have been issued under the Plan and 3,003,763 remain available for issuance. These numbers are subject to adjustment as described in the "Adjustments and Amendments" section of this summary. Provisions in the Plan permit the reuse or reissuance by the Plan of shares of Common Stock underlying canceled, terminated, expired, forfeited or lapsed awards. On March 10, 2005, the closing price for a share of Common Stock, as reported on the New York Stock Exchange composite tape, was $37.90.

Under Section 162(m) of the Internal Revenue Code, compensation paid to a "Covered Employee" in excess of $1,000,000 for any tax year is not deductible unless an exemption from such limitation exists. Compensation paid by SCANA in excess of $1,000,000 for any tax year to "Covered Employees" will generally be deductible by SCANA for federal income tax purposes if it is based on the performance of the Company ("Performance-Based Exception"), is paid pursuant to a plan approved by shareholders of SCANA, and meets certain other requirements. Generally, "Covered Employee" under Section 162(m) means the chief executive officer and the four other highest paid executive officers of SCANA as of the last day of the tax year.

The Committee consists of "outside directors" as required for purposes of Section 162(m). The Committee takes the effect of Section 162(m) into consideration in structuring Plan awards. In the case of any award which is granted subject to the condition that a specified performance measure be achieved, no payment under such award shall be made prior to the time that the Committee certifies in writing that the performance measure has been satisfied. No such certification is required, however, in the case of an award that is based solely on an increase in the value of a share of Common Stock from the date such award was made. The following rules apply to grants of awards under the Plan:

(a)
Stock Options: The maximum aggregate number of shares of

    Common Stock that may be granted in the form of stock options, pursuant to any award granted in any one fiscal year to any single Plan participant, is 300,000 shares of Common Stock.

  (b)
  SARs: The maximum aggregate number of shares of Common Stock that may be granted in the form of stock appreciation rights, pursuant to any award granted in any one fiscal year to any single Plan participant, is 300,000 shares of Common Stock.

  (c)
  Restricted Stock: The maximum aggregate grant with respect to awards of restricted stock granted in any one fiscal year to any single Plan participant is 150,000 shares of Common Stock.

  (d)
  Performance Shares: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to awards of performance shares granted in any one fiscal year to any single Plan participant shall be equal to the value of 200,000 shares of Common Stock

  (e)
  Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to awards of performance units granted in any one fiscal year to any single Plan participant shall be equal to the value of $1,000,000.

•
Description of Awards Under the Plan. The Committee may award to eligible employees incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related option), restricted stock, performance units and performance shares. No options have been granted under the Plan since 2002. As described under "Performance Measures" below, certain awards may be granted subject to satisfaction of specific performance goals. The forms of awards are described in greater detail below.

•
Stock Options. The Committee has discretion to award incentive stock options ("ISOs"), which are intended to comply with Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"), which are not intended to comply with Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. Subject to the specific terms of the Plan, the Committee has discretion to set such additional limitations on option grants as it deems appropriate and such terms will be included in the related option award agreement.

Options granted to participants under the Plan expire at such times as the Committee determines at the time of the grant; provided, however, no option will be exercisable later than ten years from the date of grant. Each option award agreement sets forth the extent to which the participant will have the right to exercise the option following termination of the participant's employment or directorship with the Company. The termination provisions will be determined in the sole discretion of the Committee, need not be uniform among all participants, and may reflect distinctions based on the reasons for termination of employment.

Upon the exercise of an option granted under the Plan, the option price is payable in full to SCANA, either: (a) in cash or its equivalent, or (b) if permitted in the award agreement, by tendering shares of Common Stock having a fair market value at the time of exercise equal to the total option price (provided such shares have been held for at least six months prior to their tender), or (c) if permitted in the award agreement, a combination of (a) and (b). In addition, if permitted by the Committee, the option price may be payable through a cashless exercise as permitted under the Federal Reserve Board's Regulation T.

•
Stock Appreciation Rights (SARs). The Committee may grant SARs in tandem with stock options, freestanding and unrelated to options, or any combination of these forms. As of the date hereof there have been no SARs awarded under the Plan. In any case, the form of payment of a SAR will be set forth in the related award agreement, and may be in shares of Common Stock, cash or a combination of the two. If granted other than in tandem, the Committee will determine the number of shares of Common Stock covered by and the exercise period for the SAR. Upon exercise of a freestanding SAR, the participant will receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the fair market value of one share of Common Stock on the grant date, multiplied by the number of shares of stock exercised under the SAR. In the case of a tandem SAR, the Committee may determine the exercise period of the SAR except that the exercise period may not exceed that of the related option. The participant may exercise the tandem SAR when the option is exercisable, surrender the option and receive on exercise an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the option purchase price, multiplied by the number of shares of stock covered by the surrendered option.

•
Restricted Stock. The Committee is also authorized to award up to (but no more than) 1,000,000 shares of restricted Common Stock under the Plan upon such terms and conditions as it shall establish. As of the date hereof, there have been no grants of restricted stock under the Plan. The related award agreement will specify the period(s) of restriction, the number of shares of restricted Common Stock granted and such other provisions as the Committee shall determine, including a requirement that participants pay a stipulated purchase price for each share, restrictions based upon the achievement of specific performance goals, time-based restrictions or vesting following the attainment of the performance goals and/or restrictions under applicable federal or state securities laws. Although recipients may have the right to vote these shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of any other conditions imposed by the Committee in its sole discretion. Participants may be credited or paid dividends on their shares of restricted stock or the Committee, in its discretion, may apply any restrictions to the payment of dividends that the Committee deems appropriate.

Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain nonvested restricted stock following termination of the participant's employment or directorship with the Company. These provisions will be determined in the sole discretion of the Committee, need not be uniform among all shares of restricted stock issued pursuant to the Plan and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations connected with a change in control and terminations by reason of death or disability, the vesting of restricted stock, which qualifies for the Performance-Based Exception under Section 162(m) and which are held by "Covered Employees" under Section 162(m), shall occur at the time it otherwise would have, but for the employment termination.

•
Performance Units and Performance Shares. The Committee also has discretion to award performance units and performance shares under the Plan upon such terms and conditions as it shall establish. Each performance unit will have an initial value as determined by the Committee at the time of grant, while each performance share will have an initial value equal to the fair market value of one share of Common Stock on the date of grant. The payout on the number and value of the performance units and performance shares will be a function of the extent to which corresponding performance goals have been achieved. SCANA has not issued any shares of Common Stock in connection with performance shares and performance unit awards. Currently there are 598,952 performance shares and 212,669 performance units outstanding.

•
Performance Measures. The Committee may grant awards under the Plan subject to the attainment of certain specified performance measures. The performance measures with respect to Covered Employees which may be measured at the SCANA level, at a subsidiary level or at an operating unit level will be chosen from among earnings per share measures, return measures (including, but not limited to, return on assets, equity or sales), cash flow return on investments which equals net cash flow divided by owners' equity, earnings before or after taxes, gross revenues and share price (including, but not limited to, growth measures and total shareholder return). The Committee has the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward (the Committee has the discretion to adjust such awards downward).

•
Change of Control. Upon the occurrence of a Change in Control, any and all options and SARs granted under the Plan will become immediately exercisable and will remain exercisable throughout their entire term, and any restriction periods and restrictions imposed on restricted stock which are not performance-based shall lapse. The treatment of any other awards which are performance-based shall be addressed in the participant's related award agreement.

•
Adjustments and Amendments. The Plan provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards in the event of changes in outstanding Common Stock by reason of a merger, stock split or certain other events.

Subject to the terms of the Plan, the Committee may at any time, and from time to time, alter, amend, suspend or terminate the Plan in whole or in part for any purpose which the Committee deems appropriate; provided, however, no amendment shall without shareholder approval (i) increase the total number of shares of Common Stock that may be issued under the Plan or the maximum awards thereunder as set forth in Section 4.1 of the Plan, (ii) modify the requirements as to eligibility for benefits under the Plan or (iii) reduce the exercise price of an outstanding option, whether through direct amendment to the exercise price, through cancellation and replacement of the option, or otherwise, and further subject to Section 14.3 of the Plan, no such amendment shall adversely affect any outstanding awards without the affected holder's consent.

•
Nontransferability. Except as provided in the Plan or, in the case of certain types of awards, in the related award agreement, no award granted pursuant to, and no right to payment under, the Plan shall be assignable or transferable by a Plan participant, and any option or similar right shall be exercisable during a participant's lifetime only by the participant.

•
Duration of the Plan. The Plan will remain in effect until all options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the Plan, and all performance periods for performance-based awards granted thereunder have been completed. However, in no event will awards be granted under the Plan on or after December 31, 2009.

Federal Income Tax Consequences

        In connection with the Plan generally, and subject to Section 162(m), SCANA will receive an income tax deduction at the same time and in the same amount as any amount that is taxable to a participant as ordinary income. To the extent a participant realizes capital gains, SCANA will not be entitled to any deduction for federal income tax purposes.

•
Options. With respect to options which qualify as ISOs, a Plan participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (i) the fair market value of the shares on the date of option exercise, or (ii) the amount realized on disposition, exceeds the option price, and SCANA will be entitled to a corresponding deduction; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of the foregoing holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option price and SCANA will not be entitled to any deduction on account thereof. With respect to NQSOs, the participant will recognize no income upon grant of the option. Upon exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares, and SCANA will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition, and SCANA will not be entitled to any deduction on account thereof.

•
SARs. The recipient of a grant of SARs will not realize taxable income, and SCANA will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of a SAR, the recipient will realize ordinary income, and SCANA will be entitled to a corresponding deduction, equal to the amount of cash received.

•
Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares, and any cash received attributable to credited dividends, at the time of vesting over the purchase price thereof, if any, and SCANA will be entitled to a corresponding deduction for federal income tax purposes. Dividends paid to a participant on the shares of restricted stock during the restricted period, if any, will generally be ordinary income to the participant and deductible as such by SCANA.

•
Performance Units and Performance Shares. The recipient of a grant of performance units and/or performance shares will not realize taxable income and SCANA will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the payout of such award, the recipient will realize ordinary income, and SCANA will be entitled to a corresponding deduction, equal to the amount of cash and stock received.

Plan Benefits

        Future benefits under the Plan are not determinable at this time. The Long-Term Incentive Plan Awards in the table on page 18 shows the awards that were made in 2004 under the Plan to the executive officers included in the Summary Compensation Table on page 16. No awards under the Plan were made to directors in 2004. During 2004, 164,103 performance shares and 109,590 performance units were awarded to a total of 95 employees, of which 10 were executive officers and 20 were non-executive officers.

Equity Compensation Plan Information

        Equity securities issuable under SCANA's compensation plans at December 31, 2004 are summarized as follows:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Long-Term Equity Compensation Plan	730,447	27.49	3,212,896
Non-Employee Director Compensation Plan	n/a	n/a	154,565
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	730,447	27.49	3,367,461

PROPOSAL 3 — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The shares represented by your proxy will be voted (unless you indicate to the contrary) to approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit SCANA's 2005 financial statements. Deloitte & Touche LLP audited the financial statements included in this proxy statement.

        Representatives of Deloitte & Touche LLP are expected to be present and available at the Annual Meeting to make such statements as they may desire and to respond to appropriate questions from shareholders.

        SCANA's Audit Committee Charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm. Pursuant to a policy adopted by the Audit Committee, its chairman may pre-approve the rendering of services on behalf of the Audit Committee. Decisions to pre-approve the rendering of services by the chairman are presented to the Audit Committee at each of its scheduled meetings.

Independent Registered Public Accounting Firm's Fees

        The following table sets forth the aggregate fees billed to SCANA and its subsidiaries for the fiscal years ended December 31, 2004 and 2003 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	2004	2003
Audit Fees(1)	$2,219,405	$1,153,682
Audit Related Fees(2)	67,558	550,420
Tax Fees(3)	78,088	49,888
All Other Fees	0	0

Total Fees	$2,365,051	$1,753,990

(1)
Fees for Audit Services billed for 2004 and 2003 consisted of audits of annual financial statements, reviews of the quarterly financial statements, comfort letters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission filings, accounting research and for 2004 also included fees for audit of internal controls over financial reporting.

(2)
Fees for employee benefit plan audits for 2004 and 2003, and Sarbanes-Oxley Section 404 readiness assistance in 2003.

(3)
Fees for tax compliance and tax research services.

In 2004 and 2003, all of the Audit Fees, Audit Related Fees and Tax Fees were approved by the Audit Committee.

OTHER INFORMATION

Shareholder Communications with the Board of Directors, including Non-Management Directors

        Shareholders can communicate with the Board or with the non-management directors as a group or with any director by writing to them, c/o Lynn M. Williams, Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201 or by sending an E-mail to independentdirectors@scana.com (for correspondence to the non-management directors) or to lmwilliams@scana.com (for correspondence to a particular director). The Corporate Secretary may initially review communications with directors and transmit a summary to the directors, but has discretion to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints (although all communications are available to the directors at their request). The Corporate Secretary will forward to the directors any communications raising substantial issues.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that SCANA disclose late filings of reports of beneficial ownership and changes in beneficial ownership by its directors, executive officers and greater than 10% beneficial owners. To SCANA's knowledge, except as set forth below, based solely on a review of Forms 3, 4 and 5 and amendments to such forms and written representations made to SCANA, all filings on behalf of such persons were made on a timely basis in 2004. The following officer of SCANA filed a late Form 4: Paul V. Fant (1 report covering 1 transaction).

Shareholder Proposals and Nominations

        In order to be considered for inclusion in SCANA's proxy statement and proxy card for the 2006 Annual Meeting, a shareholder proposal must be received at the principal office of SCANA Corporation, c/o Corporate Secretary, 1426 Main Street, Columbia, South Carolina 29201, by November 17, 2005. Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

        Under SCANA's bylaws, any shareholder who intends to present a proposal, or nominate an individual to serve as a director, at the 2006 Annual Meeting, must notify SCANA no later than November 17, 2005 of his intention to present the proposal or make the nomination. The shareholder also must comply with the other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the office of the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201.

Expenses of Solicitation

        This solicitation of proxies is being made by SCANA. We pay the cost of preparing, assembling and mailing this proxy soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. SCANA has retained Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072, to assist in the solicitation of proxies for the Annual Meeting at a fee of $6,000 plus associated costs and expenses.

        In addition to the use of the mail, proxies may be solicited personally, by telephone or by SCANA officers and employees without additional compensation.

Tickets to the Annual Meeting

        An admission ticket to the meeting is enclosed. If you plan to attend the Annual Meeting, please so indicate when you vote.

        If your shares are owned jointly and you need an additional ticket, you should contact the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201, or call toll-free 1-866-217-9683.

        If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of business on March 10, 2005 and bring proof of identification. If you hold your shares through a stockbroker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 10, 2005.

Availability of Form 10-K

        SCANA has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. A copy of the Form 10-K, including the financial statements and financial schedules and a list of exhibits, will be provided without charge to each shareholder to whom this proxy statement is delivered upon the receipt by SCANA of a written request from such shareholder. The exhibits to the Form 10-K also will be provided upon request and payment of copying charges. Requests for the Form 10-K should be directed to:

  H. John Winn III
  Director-Investor Relations and
      Shareholder Services
  SCANA Corporation
  1426 Main Street, Mail Code 05-4
  Columbia, South Carolina 29201

SCANA CORPORATION

Lynn M. Williams
Secretary
March 17, 2005

EXHIBIT A

Long-Term Equity Compensation Plan

SCANA Corporation

January 1, 2000

(Amended and Restated as of January 1, 2005)

SCANA LONG-TERM EQUITY COMPENSATION PLAN

SCANA Corporation Long-Term Equity Compensation Plan

Article 1. Establishment, Objectives and Duration

        1.1    Establishment of the Plan.    SCANA Corporation, a South Carolina corporation (hereinafter referred to as "SCANA"), hereby establishes an incentive compensation plan to be known as the "SCANA Corporation Long-Term Equity Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units.

        The Plan became effective January 1, 2000 (the "Effective Date") and subject to approval by SCANA's shareholders at the 2005 Annual Meeting, is hereby amended and restated effective as of January 1, 2005 and shall remain in effect as provided in Section 1.3 hereof. Any Awards which are made under the Plan prior to its approval by SCANA's shareholders are expressly contingent upon such approval and shall become null and void in the event such approval is not obtained.

        1.2    Objectives of the Plan.    The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of SCANA's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

        The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3    Duration of the Plan.    The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan more than ten (10) years after the Effective Date of the Plan.

Article 2. Definitions

        Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1  "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

        2.2  "Award Agreement" means an agreement entered into by SCANA and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

        2.3  "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

        2.4  "Board" or "Board of Directors" means the Board of Directors of SCANA.

        2.5  "Change in Control" means a change in control of SCANA of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not SCANA is then subject to such reporting requirement;

provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

  (a)
  Any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of SCANA;

  (b)
  During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by SCANA's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

  (c)
  The issuance of an Order by the Securities and Exchange Commission (SEC), under Section 9(a)(2) of the Public Utility Holding Act of 1935 (the "1935 Act"), authorizing a third party to acquire more than five percent (5%) of SCANA's voting shares of capital stock;

  (d)
  The shareholders of SCANA approve a merger or consolidation of SCANA with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of SCANA outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of SCANA or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of SCANA approve a plan of complete liquidation of SCANA or an agreement for the sale or disposition by SCANA of all or substantially all of SCANA's assets; or

  (e)
  The shareholders of SCANA approve a plan of complete liquidation, or the sale or disposition of South Carolina Electric & Gas Company (hereinafter SCE&G), South Carolina Pipeline Corporation, or any subsidiary of SCANA designated by the Board of Directors as a "Material Subsidiary," but such event shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to SCE&G, South Carolina Pipeline Corporation, or the affected "Material Subsidiary".

        2.6  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.7  "Committee" means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of Directors who satisfy the "outside director" requirements of Code Section 162(m) and who are "Non-Employee Directors" as defined in Rule 16b-3 under the Exchange Act.

        2.8  "Company" means SCANA and all of its Subsidiaries.

        2.9  "Covered Employee" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

      2.10  "Director" means any individual who is a member of the Board of Directors of SCANA; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

      2.11  "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, by the Committee.

      2.12  "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

      2.13  "Employee" means any employee of the Company. Directors who are employed by the Company shall be considered Employees under this Plan.

      2.14  "Eligible Employee" means an Employee who is anticipated to be a significant contributor to the success of the Company as determined by the Committee upon or without the recommendation of officers of the Company.

      2.15  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      2.16  "Fair Market Value" shall be determined on the basis of the opening sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, except that as to the "cashless" exercise of Nonqualified Stock Options pursuant to Section 6.6 of the Plan, the "Fair Market Value" of Shares for determining the compensation amount recognized by the Participant shall be the actual trade price on the principal securities exchange of Shares sold to provide cash to Participants.

      2.17  "Freestanding SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.

      2.18  "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

      2.19  "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

      2.20  "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

      2.21  "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

      2.22  "Participant" means an Eligible Employee or a Director and who, in either case, has been selected to receive an Award or who has outstanding an Award granted under the Plan.

      2.23  "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

      2.24  "Performance Share" means an Award granted to a Participant, as described in Article 9 herein, that shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

      2.25  "Performance Unit" means an Award granted to a Participant, as described in Article 9 herein, that shall have an initial value that is established by the Committee on the date of grant.

      2.26  "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

      2.27  "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

      2.28  "Restricted Stock" means an Award granted to a Participant pursuant to Article 8 herein.

      2.29  "Retirement" shall have the meaning ascribed to such term in the SCANA Corporation Retirement Plan.

      2.30  "Shares" means the shares of common stock of SCANA.

      2.31  "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

      2.32  "Subsidiary" means any corporation, partnership, joint venture, or other entity in which SCANA has a majority voting interest.

      2.33  "Tandem SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration

        3.1    General.    The Plan shall be administered by the Committee. However, the full Board of Directors shall administer the Plan with respect to Awards granted to Directors and, in such cases, all applicable references to the Committee in the Plan shall be to the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company or Directors.

        3.2    Authority of the Committee.    Except as limited by law or by the Articles of Incorporation or Bylaws of SCANA, and subject to the provisions herein, the Committee shall have full power to select Eligible Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including SCANA, its stockholders, Directors, Eligible Employees, Participants and their estates and beneficiaries.

Article 4. Shares Subject to the Plan and Maximum Awards

        4.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be five million (5,000,000), no more than one million (1,000,000) of which may be granted in the form of Restricted Stock. The following rules shall apply to grants of Awards under the Plan:

  (a)
  Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be three hundred thousand (300,000) Shares.

  (b)
  SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single

    Participant shall be three hundred thousand (300,000) Shares.

  (c)
  Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be one hundred fifty thousand (150,000) Shares.

  (d)
  Performance Shares: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares granted in any one fiscal year to any one Participant shall be equal to the value of two hundred thousand (200,000) Shares.

  (e)
  Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Units granted in any one fiscal year to any one Participant shall be equal to the value of one million dollars ($1,000,000).

        4.2    Adjustments for Awards and Payouts.    Unless determined otherwise by the Committee, the following Awards and Payouts shall reduce, on a one-for-one basis, the number of Shares available for issuance under the Plan:

  (a)
  An Award of an Option;

  (b)
  An Award of an SAR (except a Tandem SAR);

  (c)
  An Award of Restricted Stock;

  (d)
  A payout of a Performance Share Award in Shares; and

  (e)
  A payout of a Performance Unit Award in Shares.

        Unless determined otherwise by the Committee, unless a Participant has received a benefit of ownership such as dividend or voting rights with respect to the Award, the following transactions shall restore, on a one-for-one basis, the number of Shares available for issuance under the Plan:

  (a)
  A payout of an SAR, Tandem SAR, or Restricted Stock Award in the form of cash; and

  (b)
  A cancellation, termination, expiration, forfeiture or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award payable in Shares.

        4.3    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of SCANA, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of SCANA, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5. Eligibility and Participation

        5.1    Eligibility.    Persons eligible to participate in this Plan include all Eligible Employees and Directors. In no event, however, shall any ISOs be granted to any person who owns more than 10% of the total combined voting power of all classes of stock of SCANA.

        5.2    Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select in its sole and broad discretion, upon or without the recommendation of officers of the Company, from all Eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Stock Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

        6.3    Option Price.    The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

        6.5    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

        6.6    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to SCANA, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

        The Option Price upon exercise of any Option shall be payable to SCANA in full either: (a) in cash or its equivalent, or (b) if permitted by the Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) if permitted by the Award Agreement, by a combination of (a) and (b).

        The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

        Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, SCANA shall deliver to the Participant, in the Participant's name, certificates evidencing the number of Shares purchased under the Option(s).

        6.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8    Termination of Employment/Directorship.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9    Nontransferability of Options.

  (a)
  Incentive Stock Options.    No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

  (b)
  Nonqualified Stock Options.    Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7. Stock Appreciation Rights

        7.1    Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SAR.

        The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

        The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

        7.2    Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

        Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

        7.3    Exercise of Freestanding SARs.    Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

        7.4    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

        7.5    Term of SARs.    The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

        7.6    Payment of SAR Amount.    Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

  (a)
  The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

  (b)
  The number of Shares with respect to which the SAR is exercised.

        At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

        7.7    Termination of Employment/Directorship.    Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

        7.8    Nontransferability of SARs.    Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 8. Restricted Stock

        8.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

        8.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

        8.3    Nontransferability.    Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant for the Period of Restriction.

        8.4    Other Restrictions.    Subject to Article 10 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

        The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

        Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

        8.5    Voting Rights.    Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

        8.6    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited or paid regular cash dividends with respect to such Shares or the Committee may apply any restrictions to the payment of dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

        8.7    Termination of Employment/Directorship.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive nonvested Restricted Stock following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination; provided, however that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Covered Employees shall occur at the time they otherwise would have, but for the termination.

Article 9. Performance Units and Performance Shares

        9.1    Grant of Performance Units/Shares.    Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

        9.2    Value of Performance Units/Shares.    Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a "Performance Period."

        9.3    Earning of Performance Units/Shares.    Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

        9.4    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

        At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Shares which have been earned, but not yet distributed to Participants.

        9.5    Termination of Employment/Directorship Due to Death, Disability or Retirement.    Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event the employment or directorship of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units/Shares which is prorated, as specified by the Committee in its discretion. Payment of earned Performance Units/Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement. Notwithstanding the foregoing, with respect to Covered Employees who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

        9.6    Termination of Employment/Directorship for Other Reasons.    In the event that a Participant's employment or directorship terminates for any reason other than those reasons set forth in Section 9.5 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement.

        9.7    Nontransferability.    Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan with respect to Performance Units/Shares shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Article 10. Performance Measures

        Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants may be measured at the SCANA level, at a subsidiary level, or at an operating unit level and shall be chosen from among:

  (a)
  Earnings per share measures;

  (b)
  Return measures (including, but not limited to, return on assets, equity, or sales);

  (c)
  Cash flow return on investments which equals net cash flow divided by owners equity;

  (d)
  Earnings before or after taxes;

  (e)
  Gross revenues; and

  (f)
  Share price (including, but not limited to, growth measures and total shareholder return).

        The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

        In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

        In the case of any Award which is granted subject to the condition that a specified performance measure be achieved, no payment under such Award shall be made prior to the time that the Committee certifies in writing that the performance measure has been satisfied. For this purpose, approved minutes of the Committee meeting at which the certification is made will be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

Article 11. Beneficiary Designation

        Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 12. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 13. Rights of Employees/Directors

        13.1    Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

        13.2    Participation.    No Eligible Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 14. Change in Control

        14.1    Outstanding Awards.    Upon the occurrence of a Change in Control, any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term; and any restriction periods and restrictions imposed on Restricted Stock which are not performance-based shall lapse. The treatment of any other Awards which are performance based shall be addressed in the Participant's Award Agreement.

        14.2    Termination, Amendment, and Modifications of Change-in-Control Provisions.    Notwithstanding any other

provision of this Plan (but subject to the limitations of Section 15.3 hereof) or any Award Agreement provision, the provisions of this Article 14 and the "change in control" provisions of any Award Agreement may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article 14 at any time and from time to time prior to the date of a Change in Control.

Article 15. Amendment, Modification, and Termination

        15.1    Amendment, Modification, and Termination.    Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part for any purpose which the Committee deems appropriate; provided, however, no amendment shall without shareholder approval (i) increase the total number of Shares that may be issued under the Plan or the maximum awards thereunder as set forth in Section 4.1, (ii) modify the requirements as to eligibility for benefits under the Plan or (iii) reduce the exercise price of an outstanding Option, whether through direct amendment to the exercise price, through cancellation and replacement of the Option, or otherwise.

        15.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Committee determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

        15.3    Awards Previously Granted.    Notwithstanding any other provision of the Plan to the contrary (but subject to Section 14.3 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

        15.4    Compliance with Code Section 162(m).    At all times when Code Section 162(m) is applicable, all Awards granted under this Plan to Covered Employees shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 15, make any adjustments it deems appropriate.

Article 16. Withholding

        16.1    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

        16.2    Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having SCANA withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 17. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by SCANA against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with SCANA's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give SCANA an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under SCANA's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that SCANA may have to indemnify them or hold them harmless.

Article 18. Successors

        All obligations of SCANA under the Plan with respect to Awards granted hereunder shall be binding on any successor to SCANA.

Article 19. Legal Construction

        19.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        19.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        19.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        19.4    Securities Law Compliance.    With respect to officers and directors of the Company subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

        19.5    Governing Law.    To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of South Carolina.

EXHIBIT B

SCANA AUDIT COMMITTEE CHARTER

Organization

SCANA Corporation ("SCANA") shall have a committee of the Board of Directors (the "Board") to be known as the Audit Committee (the "Committee"). The Committee shall be comprised of three or more directors as shall be determined yearly by resolution of the Board at its regularly scheduled meeting following the Annual Meeting of Shareholders. Committee members will be appointed on an annual basis at this meeting to serve until the next such meeting or their earlier demise, resignation or removal. Committee members shall serve at the pleasure of the Board and may be removed at any time. Each Committee member shall meet the requirements of the New York Stock Exchange (the "NYSE") and any additional legal requirements applicable to SCANA as shall from time to time be in effect. The Board shall, in the exercise of business judgment, determine the "independence" and "experience" of directors for this purpose.

The Board shall designate one of the appointees to serve as Chairman of the Committee.

Vacancies on the Committee shall be filled by a majority vote of the entire Board. A member of the Committee may be removed by a majority vote of the entire Board.

Purpose

The purposes of the Committee are:

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  to assist Board oversight of

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the integrity of SCANA's financial statements,

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SCANA's compliance with legal and regulatory requirements,

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the independent registered public accounting firm's ("external auditors") qualifications and independence,

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the performance of SCANA's internal audit function ("Audit Services") and external auditors, and

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SCANA's system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and

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to prepare the Committee report which the Securities and Exchange Commission (the "SEC") requires in SCANA's annual proxy statement; and to constitute the Qualified Legal Compliance Committee (the "QLCC"), as defined in SEC Final Rule: Implementation of Standards of Professional Conduct for Attorneys; 17 CFR Part 205.2(k) at www.sec.gov/rules/final/33-8185.htm

Duties, Responsibilities and Authority

In order to carry out the purpose for which it was formed, the Committee shall have the following duties, responsibilities and authority and such other duties as may from time to time be assigned to it by the Board:

General

The Committee will:

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  Require any officer or employee of SCANA, or any of its subsidiaries, SCANA's General Counsel, and SCANA's external auditors, or any of them, to attend any meeting of the Committee or to meet with members of, or consultants to, the Committee, when appropriate;

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  Obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate, to perform its duties and responsibilities and authorize appropriate compensation for such advisors;

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  Exercise all the authority and discharge all the duties of the QLCC;

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  Prepare the report of the Committee to be included in SCANA's annual proxy statement;

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  Review (a) major issues regarding accounting principles and financial statement preparation, any changes in SCANA's selection or application of accounting principles, any major issues as to the adequacy of SCANA's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the external auditors setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including the analysis of the use of alternate Generally Accepted Accounting Principles ("GAAP") methods and their effects on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; and (d) earnings press releases and the financial information used as the basis for earnings guidance and briefings to analysts and rating agencies;

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  Review with the external auditors and Audit Services the adequacy and effectiveness of SCANA's internal controls, and request recommendations for improvement;

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  Meet periodically and separately, with management, SCANA's General Counsel, Audit Services, the external auditors, the Corporate Compliance and Internal Auditing Officer and the Risk Management Officer for internal control purposes;

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  Meet with management to review and approve management's assessment of internal controls over financial reporting;

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  Report regularly to the Board on Committee actions fulfilling its responsibilities as stated in this Charter;

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  Review with the Board any issues that arise with respect to the quality or integrity of SCANA's financial statements, its compliance with legal or regulatory requirements, the performance and independence of its external auditors or the performance of Audit Services;

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  Meet four times a year or more frequently as circumstances, the NYSE or laws may require;

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  Delegate authority to individuals or subcommittees as appropriate;

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  Submit the minutes of all meetings of the Committee to the Board;

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  Provide annual written affirmation to the Board and the NYSE on the independence and financial expertise of Committee members, using NYSE guidelines. The Committee will disclose to the Board any changes in a member's status regarding independence. In the event of any such change, the Board will review and determine whether the director will continue to serve on the Committee;

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  Review and assess annually the adequacy of the Committee's Charter and of its own performance;

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  Recommend any proposed changes in the Charter to the Board for approval and disclose such changes in the proxy statement when they are approved;

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  Require publication of the Charter in the proxy statement every three years;

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  Review reports and disclosures of insider and affiliated party transactions;

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  Review with the General Counsel legal matters that may have a material impact on the financial statements or SCANA's compliance policies; and

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  Set SCANA's hiring policy regarding the employment of current or former employees of SCANA's external auditors.

With Respect to the External Auditors and Financial Statement Disclosures and Internal Control Over Financial Reporting

The Committee will:

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  Appoint or replace the external auditors subject to shareholder ratification;

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  Exercise oversight of the work of the external auditors (including resolution of disagreements between management and the external auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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  Set compensation of the external auditors who shall report directly to the Committee;

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  Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the external auditors;

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  Review with management and the external auditors the annual audited financial statements including the disclosures to be made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and recommend to the Board the inclusion of the audited financial statements in the Form 10-K, if appropriate;

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  Review with management and the external auditors the quarterly financial statements including disclosures to be made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the filing of each Form 10-Q, including the results of the external auditors' review of the quarterly financial statements;

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  Meet with management to review and approve management's assessment of internal controls over financial reporting;

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  Meet with the external auditors to review their opinion on management's assessment of the effectiveness of internal control over financial reporting and the external auditors' opinion on the effectiveness of the Company's internal control over financial reporting.

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  Meet with the external auditors to review and approve the plan and scope of each year's audit;

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  Meet with the external auditors to discuss the role and sufficiency of Audit Services;

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  Review with the external auditors the matters required by applicable professional and auditing standards relating to the conduct of the audit, including (a) the adoption of, or changes to, SCANA's auditing and accounting principles and practices as suggested by the external auditors, Audit Services or management, (b) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any disagreements with management, and (c) material written communications between the external auditors and management;

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  Review with management and the external auditors financial reporting issues and judgments made in connection with the preparation of SCANA's financial statements, including any changes in SCANA's selection or application of accounting principles, any major issues as to the adequacy of SCANA's internal controls, the development, selection and disclosures of critical accounting estimates and analyses of the effect of alternative assumptions, estimates or GAAP methods on SCANA's financial statements;

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  Review for adequacy management's response to areas needing attention for additional controls or procedures previously brought to management's attention by the external auditors;

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  Evaluate the external auditors' qualifications, performance and independence, including a review of the lead audit partner;

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  Review with the Board the independence and performance of the external auditors;

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  Review all reports required to be submitted by the external auditors to the Committee under Section 10A of the Securities Exchange Act of 1934, which requires that the external auditors inform the Committee of illegal acts that have been detected or otherwise come to the attention of the external auditors in the course of the audit;

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  Review the rotation of audit personnel and external auditors; and

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  Obtain and review an annual report by the external auditors describing the firm's internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the firm and all relationships between the external auditors and SCANA to assess the auditors' independence.

Relationship with SCANA's Audit Services

The Committee will:

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  Review the internal audit plan annually with the Corporate Compliance and Internal Auditing Officer and the General Auditor;

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  Review Audit Services' responsibilities, budget and staffing with the Corporate Compliance and Internal Auditing Officer and the General Auditor;

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  Require Audit Services to provide a summary of observations of completed internal audits and a progress report on the audit plan prior to each Committee meeting;

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  Require reports on follow-up from previous recommendations;

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  Review any scope restrictions placed on Audit Services by management; and

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  Review the appointment, replacement, reassignment, or dismissal of the General Auditor.

Relationship with Corporate Compliance

The Committee will:

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  Require reports from the Corporate Compliance and Internal Auditing Officer regarding SCANA's conformity with applicable legal requirements and its Code(s) of Conduct;

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  Establish procedures for the receipt, retention and treatment of complaints received by SCANA regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

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  Review annually SCANA's Code(s) of Conduct and make recommendations;

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  Require reports from the Corporate Compliance and Internal Auditing Officer concerning ongoing employee training and compliance; and

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  Review the appointment, replacement, reassignment, or dismissal of the Corporate Compliance and Internal Auditing Officer.

Relationship with Risk Management

The Committee will:

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  Review annually SCANA's Corporate Risk Management program, its scope and effectiveness;

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  Require regular reports measuring corporate risks; and

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  Review the appointment, replacement, reassignment, or dismissal of the Corporate Risk Management Officer.

Relationship with Management

The Committee will:

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  Review with management all matters related to financial disclosures, internal controls, legal compliance and business risks of SCANA.

FINANCIAL APPENDIX

SELECTED FINANCIAL AND OTHER STATISTICAL DATA

	(Millions of dollars, except statistics and per share amounts)
As of or for the Year Ended December 31,	2004	2003	2002	2001	2000
Statement of Operation Data
Operating Revenues	$3,885	$3,416	$2,954	$3,451	$3,433
Operating Income	596	551	514	528	554
Other Income (Expense)	(7)	75	(180)	550	44
Income Before Cumulative Effect of Accounting Change	257	282	88	539	221
Net Income (Loss)	257	282	(142)	539	250
Common Stock Data
Weighted Average Number of Common Shares Outstanding (Millions)	111.6	110.8	106.0	104.7	104.5
Basic and Diluted Earnings (Loss) Per Share	$2.30	$2.54	$(1.34)	$5.15	$2.40
Dividends Declared Per Share of Common Stock	$1.46	$1.38	$1.30	$1.20	$1.15
Balance Sheet Data
Utility Plant, Net	$6,762	$6,417	$5,474	$5,263	$4,949
Total Assets	8,996	8,458	8,074	7,822	7,427
Capitalization:
Common Equity	$2,451	$2,306	$2,177	$2,194	$2,032
Preferred Stock (Not subject to purchase or sinking funds)	106	106	106	106	106
Preferred Stock, net (Subject to purchase or sinking funds)	9	9	9	10	10
SCE&G — Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary Trust, SCE&G Trust I	—	—	50	50	50
Long-term Debt, net	3,186	3,225	2,834	2,646	2,850

Total Capitalization	$5,752	$5,646	$5,176	$5,006	$5,048

Other Statistics
Electric:
Customers (Year-End)	585,264	570,940	560,224	547,388	537,253
Total sales (Million KWh)	25,031	22,516	23,085	22,928	23,352
Generating capability — Net MW (Year-End)	5,817	4,880	4,866	4,520	4,544
Territorial peak demand — Net MW	4,574	4,474	4,404	4,196	4,211
Regulated Gas:
Customers (Year-End)	691,067	670,770	655,669	645,749	637,018
Sales, excluding transportation (Thousand Therms)	1,124,555	1,205,730	1,354,400	1,183,463	1,389,975
Retail Gas Marketing:
Retail customers (Year-End)	472,468	415,573	374,872	385,581	431,814
Firm customer deliveries (Thousand Therms)	379,712	356,256	337,858	359,602	431,115
Nonregulated interruptible customer deliveries (Thousand Therms)	917,875	735,902	852,608	1,119,719	1,506,057

        Significant events affecting historical earnings trends include the following:

        In 2004 SCANA Corporation (SCANA, and together with its consolidated subsidiaries, the Company) recognized losses and recorded impairment charges totaling $29.8 million or $.27 per share in connection with the valuation and sale of substantially all of the Company's holdings in ITC^DeltaCom, Inc. (ITC^DeltaCom) and Knology, Inc. (Knology). All of the Company's significant telecommunications investments have now been monetized. Also, SCANA recorded a charge of $11.1 million or $.10 per share related to pending litigation associated with the 1999 sale of the Company's propane assets.

        In 2003 SCANA recognized a gain of $39 million or $.35 per share in connection with the sale of ITC Holding Company, Inc. (ITC Holding). In addition, SCANA recorded impairment charges of $35 million or $.31 per share on its investment in Knology.

        In 2002 SCANA recorded impairment losses on its investments in Duetsche Telekom AG (DTAG) of $182 million or $1.72 per share and ITC^DeltaCom of $7 million or $.07 per share. Also, SCANA recorded as the cumulative effect of an accounting change an impairment of

$230 million or $2.17 per share related to the Public Service Company of North Carolina, Incorporated (PSNC Energy) acquisition adjustment. In addition, SCANA recognized gains of $9 million or $.09 per share from the sale of a radio service network and $15 million or $.15 per share in connection with its sale of DTAG.

        In 2001 SCANA exchanged its shares of Powertel, Inc. (Powertel), for shares of DTAG and recognized a gain of $354 million or $3.38 per share. SCANA also sold its home security business and recognized a gain of $4.6 million or $.04 per share. Also in 2001, SCANA recognized impairment losses on telecommunications and other investments of $44 million or $.42 per share.

SCANA'S BUSINESS

        SCANA is a public utility holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA). SCANA, through its subsidiaries, is engaged in the functionally distinct operations described below. SCANA also has an investment in one limited liability company (LLC) which owns and operates a cogeneration facility in Charleston, South Carolina. In addition, SCANA owns two other energy-related companies that are insignificant and one company that is in liquidation.

Regulated Utilities

        South Carolina Electric & Gas Company (SCE&G) is a public utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale, primarily at retail, of natural gas. SCE&G's business is subject to seasonal fluctuations. Generally, sales of electricity are higher during the summer and winter months because of air conditioning and heating requirements, and sales of natural gas are higher in the winter months due to heating requirements. SCE&G's electric service area extends into 24 counties covering more than 15,000 square miles in the central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 34 of the 46 counties in South Carolina and covers more than 22,000 square miles. The total population of the counties representing the combined service area is more than 2.8 million. Resale customers include municipalities, electric cooperatives, investor-owned utilities and federal and state electric agencies. Predominant industries in the areas served by SCE&G include synthetic fibers, chemicals, fiberglass, paper and wood, metal fabrication, stone, clay and sand mining and processing and textile manufacturing.

        South Carolina Generating Company, Inc. (GENCO) owns and operates the A. M. Williams Generating Station (Williams Station) and sells electricity solely to SCE&G.

        South Carolina Fuel Company (Fuel Company) acquires, owns and provides financing for SCE&G's nuclear fuel, fossil fuel and sulfur dioxide emission allowance requirements.

        PSNC Energy is a public utility engaged primarily in purchasing, selling and transporting natural gas to approximately 409,000 residential, commercial and industrial customers (as of December 31, 2004). PSNC Energy provides service to its 28 franchised counties covering approximately 12,000 square miles in North Carolina. The industrial customers of PSNC Energy include manufacturers or processors of textiles, chemicals, ceramics and clay products, glass, automotive products, minerals, pharmaceuticals, plastics, metals, electronic equipment, furniture and a variety of food and tobacco products.

        South Carolina Pipeline Corporation (SCPC) is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies (including SCE&G) and industrial customers throughout most of South Carolina. SCPC owns liquefied natural gas (LNG) liquefaction and storage facilities. It also supplies the natural gas for SCE&G's gas distribution system. Other resale customers include municipalities and county gas authorities and gas utilities. The industrial customers of SCPC are primarily engaged in the manufacturing or processing of ceramics, paper, metal, food and textiles.

        SCG Pipeline, Inc. (SCG Pipeline) provides interstate transportation services for natural gas to southeastern Georgia and South Carolina. SCG Pipeline transports natural gas from interconnections with Southern Natural Gas Company at Port Wentworth, Georgia, and from an import terminal owned by Southern LNG, Inc.

at Elba Island, near Savannah, Georgia. The endpoint of the pipeline is at the site of SCE&G's Jasper County Electric Generating Station. In 2005, SCANA expects to merge SCPC with SCG Pipeline subject to Federal Energy Regulatory Commission (FERC) approval.

Nonregulated Businesses

        SCANA Energy Marketing, Inc. (SEMI) markets natural gas primarily in the southeast and provides energy-related risk management services to producers and customers. In addition, SCANA Energy, a division of SEMI, markets natural gas to over 470,000 customers (as of December 31, 2004) in Georgia's natural gas market. The Georgia Public Service Commission (GPSC) regulates the gas rates charged to approximately 60,000 of these customers who are served by SCANA Energy as the regulated provider. This group includes low-income and high credit risk customers. In March 2004 SCANA Energy acquired approximately 47,000 retail natural gas customers formerly served by another gas marketer in Georgia. With this transaction, SCANA Energy's total customer base represents about a 30 percent share of the approximately 1.5 million customers in Georgia's deregulated natural gas market. SCANA Energy remains the second largest natural gas marketer in the state.

        SCANA Communications, Inc. (SCI) owns and operates a 500-mile fiber optic telecommunications network and data center facilities in South Carolina and, through its joint venture with FRC, LLC, has an interest in an additional 693 miles of fiber in South Carolina, North Carolina and Georgia. SCI also provides ethernet services in South Carolina, as well as tower site construction, management and rental services in South Carolina and North Carolina

        ServiceCare, Inc. is engaged primarily in providing homeowners with service contracts on their home appliances and heating and air conditioning units.

        Primesouth, Inc. is engaged primarily in power plant management and maintenance services. Primesouth is also involved in the operation of a synthetic fuel production facility owned by non-affiliates, and it receives management fees, royalties and expense reimbursements related to those activities.

Service Company

        SCANA Services, Inc. provides administrative, management and other services to the subsidiaries and business units within the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Language Concerning Forward-Looking Statements

        Statements included in this discussion and analysis (or elsewhere herein) which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and nonutility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by subsidiaries of SCANA, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for SCANA's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in the Company's accounting policies, (9) weather conditions, especially in areas served by SCANA's subsidiaries, (10) performance of SCANA's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in SCANA's periodic reports filed with the Securities and Exchange Commission (SEC). The Company disclaims any obligation to update any forward-looking statements.

OVERVIEW

        SCANA is a registered holding company under PUHCA. Through its wholly owned regulated subsidiaries, SCANA is primarily engaged in the generation, transmission and distribution of electricity in parts of South Carolina and the purchase, transmission and sale of natural gas in portions of North Carolina and South Carolina. Through a wholly owned nonregulated subsidiary, SCANA markets natural gas to retail customers in Georgia and to wholesale customers primarily in the southeast. Other wholly owned nonregulated subsidiaries perform power plant management and maintenance services and provide service contracts to homeowners on certain home appliances and heating and air conditioning units. Additionally, a service company subsidiary of SCANA provides administrative, management and other services to the other subsidiaries.

        Following are percentages of the Company's revenues and net income earned by regulated and nonregulated businesses and the percentage of total assets held by them.

% of Revenues	2004	2003	2002
Regulated	71%	73%	75%
Nonregulated	29%	27%	25%
% of Net Income (Loss)	2004(1)	2003	2002(2)
Regulated	106%	92%	10%
Nonregulated	(6)%	8%	(110)%
% of Assets	2004	2003	2002
Regulated	95%	93%	91%
Nonregulated	5%	7%	9%
(1)
In 2004, net income for regulated businesses totaled $272.0 million and net loss for nonregulated businesses totaled $14.9 million. Net loss for nonregulated businesses included impairments and losses recognized on the sale of certain of the Company's telecommunications investments ($29.8 million, net of tax) and a charge related to pending litigation associated with the Company's 1999 sale of its propane assets ($11.1 million, net of taxes). See Results of Operations for more information.

(2)
In 2002, net income for regulated businesses totaled $13.6 million and net loss for nonregulated businesses totaled $155.3 million. Net income for regulated subsidiaries included an impairment charge related to the acquisition adjustment associated with PSNC Energy ($230 million, net of tax). Net loss for nonregulated businesses included impairment charges for the Company's telecommunications investments ($189.2 million, net of tax), which were partially offset by gains the Company recognized from the sale of a radio service network ($9.4 million, net of tax) and the sale of DTAG shares ($15.3 million, net of tax). See Results of Operations for more information.

Electric Operations

        The electric operations segment is comprised of the electric operations of SCE&G, GENCO and Fuel Company, and is primarily engaged in the generation, transmission and distribution of electricity in South Carolina. At December 31, 2004 SCE&G provided electricity to over 580,000 customers in an area of approximately 15,000 square miles. GENCO owns and operates a coal-fired generation station and sells electricity solely to SCE&G. Fuel Company acquires, owns and provides financing for SCE&G's nuclear fuel, fossil fuel and sulfur dioxide emission allowance requirements.

        Operating results for electric operations are primarily driven by customer demand for electricity, the ability to control costs and rates allowed to be charged to customers. Embedded in the rates charged to customers is an allowed regulatory return on equity. The allowed return on equity for SCE&G was 12.45% in 2004. In January 2005, as a result of an electric rate case, the allowed return on equity was lowered to a range of 10.4% to 11.4%, with rates to be set at 10.7%. See further discussion at Liquidity and Capital Resources. Demand for electricity is primarily affected by weather, customer growth and the economy.

        Legislative and regulatory initiatives also could significantly impact the results of operations and cash flows for the electric operations segment. In South Carolina the state legislature is not actively pursuing electric restructuring. However, both houses of the U.S. Congress introduced energy legislation in the 2003-2004 legislative sessions, but failed to reach a compromise on certain key issues unrelated to utilities. Energy legislation is expected to be reintroduced in 2005. It is anticipated that such legislation would include provisions that would repeal PUHCA and transfer additional regulatory authority to FERC. Provisions in the legislation would likely impose reliability standards for high-voltage transmission systems. New legislation may also impose stringent requirements on power plants to reduce emissions of sulfur dioxide, nitrogen oxides (NOx) and mercury. It is also possible that new initiatives will be introduced to reduce carbon dioxide emissions. The Company cannot predict whether such legislation will be enacted, and if it is, the conditions it would impose on utilities.

        In April 2004 the joint U.S.-Canada Power System Outage Task Force issued its "Final Report on the August 14, 2003 Blackout in the United States and Canada: Causes and Recommendations" (Blackout Report). The Blackout Report contains 46 recommendations that, if implemented, the Task Force believes would improve reliability of North America's interconnected bulk power system (the grid). Full implementation of the Blackout Report's recommendations would require a number of actions by legislative, regulatory and industry participants. However, the Blackout Report asserts as its single most important recommendation that the U.S. Congress should enact tougher reliability standards. It is anticipated that any reliability legislation, if passed, would make reliability standards mandatory and enforceable with penalties for non-compliance and would strengthen the role of FERC.

        Regardless of the outcome of any legislative activity, FERC is expected to proceed with regulatory initiatives that, if enacted, could significantly change the country's existing regulatory framework governing transmission, open access and energy markets and would attempt, in large measure, to standardize the national energy market and attempt to disaggregate the remaining vertically integrated utilities. In July 2002 FERC issued a Notice of Proposed Rulemaking on Standard Market Design (SMD) which FERC supplemented with the issuance of a "white paper" in April 2003. If implemented, the proposed rule could have a significant impact on SCE&G's access to or cost of power for its native load customers and on SCE&G's marketing of power outside its service territory. The Company is currently evaluating FERC's action to determine potential effects on SCE&G's operations. Additional directives from FERC are expected.

        The North American Electric Reliability Council (NERC) also is expected to continue its initiatives to develop, establish and enforce additional standards for the grid. To that end, NERC is working closely with FERC to implement stronger reliability standards among NERC's voluntary membership. SCE&G, along with other NERC members, is also working closely with NERC in these efforts. Such initiatives could be significantly influenced by any reliability legislation enacted by Congress. The Company cannot predict whether Congress will enact reliability legislation or the extent to which the other recommendations contained in the Blackout Report will be implemented. Any action by Congress or initiatives by FERC or NERC could significantly impact SCE&G's access to or cost of power for its native load customers and SCE&G's marketing of power outside its service territory.

Gas Distribution

        The gas distribution segment is comprised of the distribution operations of SCE&G and PSNC Energy, and is primarily engaged in the purchase, transmission and sale of natural gas in portions of North Carolina and South Carolina. At December 31, 2004 this segment provided natural gas to more than 690,000 customers in an area of approximately 34,000 square miles.

        Operating results for gas distribution are primarily influenced by customer demand for natural gas, the ability to control costs and allowed rates to be charged to customers. Embedded in the rates charged to customers is an allowed regulatory return on equity, which in 2004 was 12.25% for SCE&G and 11.4% for PSNC Energy. Demand for natural gas is primarily affected by weather, customer growth, the economy and, for commercial and industrial customers, the availability and price of alternate fuels. Natural gas competes with electricity, propane and heating oil to serve the heating and, to a lesser extent, other household energy needs of residential and small commercial customers. This competition is generally based on price and convenience. Large commercial and industrial customers often have the ability to switch from natural gas to an alternate fuel, such as propane or fuel oil. Natural gas competes with these alternate fuels based on price. As a result, any significant disparity between supply and demand, either of natural gas or of alternate fuels, and due either to production or delivery disruptions or other factors, will affect price and impact the Company's ability to retain large commercial and industrial customers.

Gas Transmission

        For 2004 the gas transmission segment was comprised of SCPC, which owns and operates an intrastate pipeline engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies (including SCE&G) and industrial customers throughout most of South Carolina. Operating results for 2004 were primarily influenced by customer demand for natural gas, the ability to control costs and allowed rates to be charged to customers. Embedded in these rates is an allowed regulatory return on equity, which in 2004 was 12.5% to 16.5%. Demand for natural gas is primarily affected by the price of alternate fuels and customer growth. SCPC supplies natural gas to SCE&G for its resale to gas distribution customers and for certain electric generation needs. SCPC also sells natural gas to large commercial and industrial customers in South Carolina and faces the same competitive pressures as the gas distribution segment for these classes of customers.

        In 2005, SCANA expects to merge SCPC with another subsidiary, SCG Pipeline, which owns and operates an interstate pipeline that transports natural gas from southeast Georgia to South Carolina and delivers natural gas to SCE&G's Jasper County Electric Generating Station. The merger is subject to customary closing conditions and FERC approval. Assuming the merger is completed, the new company will operate as an interstate pipeline engaged in the transmission of natural gas in southeast Georgia and South Carolina. The new company's rates for transmission services, including an allowed return on equity, would be set and regulated by FERC.

Retail Gas Marketing

        SCANA Energy, a division of SEMI, comprises the retail gas marketing segment. This segment markets natural gas to over 470,000 customers (as of December 31, 2004) throughout Georgia. SCANA Energy's total customer base represents about a 30 percent share of the approximately 1.5 million customers in Georgia's deregulated natural gas market. SCANA Energy remains the second largest natural gas marketer in the state. SCANA Energy's competitors include affiliates of other large energy companies with experience in Georgia's energy market as well as several electric membership cooperatives. SCANA Energy's ability to maintain its market share depends on the prices it charges customers relative to the prices charged by its competitors, its ability to continue to provide high levels of customer service and other factors. In addition, the pipeline capacity available for SCANA Energy to serve industrial and other customers is tied to the market share held by SCANA Energy in the retail market.

        As Georgia's regulated provider, SCANA Energy serves low-income customers at rates approved by the GPSC and receives funding from the Universal Service Fund for bad debts. At December 31, 2004 SCANA Energy's regulated division served approximately 60,000 customers. In 2004 the GPSC extended SCANA Energy's term as the regulated provider through August 2005. In 2005, using a request for proposal process, the GPSC will select a regulated provider for the two-year period beginning September 1, 2005. SCANA Energy intends to submit a bid during this process.

        SCANA Energy and SCANA's other natural gas distribution, transmission and marketing segments maintain gas inventory and also utilize forward contracts and financial instruments, including futures contracts and options, to manage their exposure to fluctuating commodity natural gas prices. See Note 9 to the consolidated financial statements. As a part of this risk management process, at any given time, a portion of SCANA's projected natural gas needs has been purchased or otherwise placed under contract. Since SCANA Energy operates in a competitive market, it may be unable to sustain its current levels of customers and/or pricing, thereby reducing expected margins and profitability.

Energy Marketing

        The divisions of SEMI, excluding SCANA Energy, comprise the energy marketing segment. This segment markets natural gas primarily in the southeast and provides energy-related risk management services to producers and customers.

        The operating results for energy marketing are primarily influenced by customer demand for natural gas and the ability to control costs. Demand for natural gas is primarily affected by the price of alternate fuels and customer growth.

RESULTS OF OPERATIONS

        The Company's reported earnings (loss) are prepared in accordance with GAAP. Management believes that, in addition to reported earnings (loss) under GAAP, the Company's GAAP-adjusted net earnings from operations provides a meaningful representation of its fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company's primary businesses. This measure is also a basis for management's provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings (loss) per share to GAAP-adjusted net earnings from operations per share, as well as cash dividend information, is provided in the table below:

	2004	2003	2002
Reported (GAAP) earnings (loss) per share	$2.30	$2.54	$(1.34)
Less realized gains from sales of telecommunications investments and assets	—	(.35)	(.24)
Plus realized losses from sales of telecommunications investments and assets	.14	—	—
Plus telecommunications investment impairments	.13	.31	1.79
Plus charge related to pending litigation	.10	—	—
Plus cumulative effect of accounting change	—	—	2.17

GAAP-adjusted net earnings from operations per share	$2.67	$2.50	$2.38

Cash dividends declared (per share)	$1.46	$1.38	$1.30

Discussion of adjustments:

        Realized gains (losses) on telecommunications investments of $(.14), $.35 and $.24 were recognized in 2004, 2003 and 2002, respectively, and arose as a result of the Company's previously announced plans to monetize these telecommunications investments. All significant telecommunications investments have now been monetized.

        The after-tax loss of $.14 per share in 2004 relates to the sale of substantially all of the Company's holdings in ITC^DeltaCom and Knology in December of 2004. Proceeds from these sales in the amount of approximately $63 million, and the cash refund resulting from tax loss carrybacks to be received in 2005 (estimated to be $58 million) are expected to be used for debt reduction. The gain of $.35 per share in 2003 arose from the sale of the Company's interest in ITC Holding and the receipt of a minority investment interest in a newly formed entity, Magnolia Holding Company, LLC (Magnolia Holding). In 2002, the Company recognized after-tax gains of $.09 per share and $.15 per share related to the sale of a radio service network and shares of DTAG, respectively. The DTAG investment had been received in exchange for a previously held investment interest in Powertel.

        Telecommunications investment impairments were recorded as follows:

	2004	2003	2002
DTAG	—	—	$(1.72)
ITC^DeltaCom	—	—	(.07)
Knology	$(.13)	$(.31)	—

        As noted above, the Company exchanged a previous investment in Powertel for DTAG shares, resulting in the recording of a $3.38 per share gain in 2001. The DTAG shares experienced a significant decline in market value after that exchange but prior to their sale in 2002. The Company's ITC^DeltaCom shares experienced a significant impairment upon ITC^DeltaCom's filing for bankruptcy in 2002, while the Company's Knology holdings experienced other-than-temporary impairments in 2003 and 2004. As noted previously, the Company's investments in Knology and ITC^DeltaCom were monetized in December 2004.

        Upon adoption of Statement of Financial Accounting Standard (SFAS) No. 142 in 2002, the Company recorded an impairment charge related to the goodwill recorded upon the acquisition of PSNC Energy. Annual evaluations of the carrying value of goodwill in subsequent periods have not resulted in similar charges.

        In 2004, a jury issued its verdict in a case in which an unsuccessful bidder for the purchase of certain of SCANA's propane gas assets in 1999 alleged breach of contract and related claims. Based on this verdict, the Company recorded a charge of $.10 per share, its best estimate of the minimum award to be granted if the court's final judgment is consistent with the jury verdict and the Company's understanding of applicable law. It is expected that the final judgment will be rendered in 2005 but that appeals may continue for a longer period. See also Note 10 to the consolidated financial statements.

        Management believes that all of the above adjustments are appropriate in determining the non-GAAP financial performance measure. Management utilizes such measure itself in exerting budgetary control, managing business operations and determining eligibility for incentive compensation payments. Such non-GAAP measure is based on management's decision that the telecommunications assets are not a part of the Company's core businesses and will not be available to provide earnings on a long-term basis. The non-GAAP measure also provides a consistent basis upon which to measure performance by properly excluding the effects on per share earnings of transactions involving the Company's telecommunications investments, the cumulative effect of adopting a new accounting standard and a litigation charge related to the sale of a prior business.

Pension Income

        Pension income was recorded on the Company's financial statements as follows:

Millions of dollars	2004	2003	2002
Income Statement Impact:
(Component of) reduction in employee benefit costs	$2.9	$(2.3)	$10.9
Other income	10.8	7.9	11.1
Balance Sheet Impact:
(Component of) reduction in capital expenditures	1.0	(0.5)	3.1
Component of (reduction in) amount due to Summer Station co-owner	0.4	(0.1)	0.7

Total Pension Income	$15.1	$5.0	$25.8

        For the last several years, the market value of the Company's retirement plan (pension) assets has exceeded the total actuarial present value of accumulated plan benefits. Pension income's sharp decline in 2003 and its increase in 2004 are consistent with overall investment market results. See also the discussion of pension accounting in Critical Accounting Policies and Estimates.

Allowance for Funds Used During Construction (AFC)

        AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. The Company includes an equity portion of AFC in nonoperating income and a debt portion of AFC in interest charges (credits) as noncash items, both of which have the effect of increasing reported net income. AFC represented approximately 6.6% of income before income taxes in 2004, 7.2% in 2003 and 25.8% in 2002. The ratio in 2002 was significantly higher than historical norms due to the inclusion in income before income taxes of $291 million of impairments related to the other than temporary decline in market value of the Company's investment in DTAG and ITC^DeltaCom.

        In addition to the effect of impairments, the decrease in AFC for 2004 vs 2003 is partially due to completion of the Jasper County Electric Generating Station in May 2004. The decrease in AFC for 2003 vs 2002 is partially due to the completion of the Urquhart Station repowering project in June 2002. Also, in January 2003 the Public Service Commission of South Carolina (SCPSC) issued an order allowing SCE&G to include all Jasper County generating project expenditures as of December 31, 2002 and other construction work in progress expenditures as of June 30, 2002 in its electric rate base. At the time the expenditures were included in the rate base, AFC was no longer calculated on those amounts. These decreases were partially offset by increased AFC from subsequent construction expenditures related to the Jasper County generating and Lake Murray Dam projects.

Electric Operations

        Electric Operations is comprised of the electric operations of SCE&G, GENCO and Fuel Company. Electric operations sales margins were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Operating revenues	$1,687.7	15.1%	$1,466.5	6.3%	$1,379.5
Less: Fuel used in generation	466.9	39.7%	334.1	1.4%	329.6
Purchased power	50.7	(20.8)%	64.0	52.0%	42.1

Margin	$1,170.1	9.5%	$1,068.4	6.0%	$1,007.8

•	2004 vs 2003
Margin increased primarily due to increased off-system sales of $47.2 million, increased customer growth and consumption of $22.9 million, $22.3 million due to favorable weather and $7.1 million due to the increase in retail electric base rates effective February 2003. Fuel used in generation increased approximately $103.0 million due to increased availability of generation facilities and approximately $30.0 million due to increased cost of coal. Purchased power decreased due to greater availability of generation facilities.
•	2003 vs 2002
Margin increased primarily due to the increase in retail electric base rates effective February 2003 totaling $63.6 million and customer growth and increased consumption of $24.3 million, partially offset by $27.3 million due to less favorable weather. Fuel used in generation increased by $9.3 million due to the increased cost of natural gas and fuel oil for the Urquhart combined cycle gas turbines and by $1.1 million due to the increased cost of nuclear fuel, partially offset by $5.5 million due to planned plant outages throughout the year. Purchased power increased due to planned plant outages throughout the year.

        Megawatt hour (MWh) sales volumes by classes, related to the electric margin above, were as follows:

Classification (in thousands)	2004	% Change	2003	% Change	2002
Residential	7,460	6.6%	6,998	(3.2)%	7,230
Commercial	6,900	4.4%	6,607	(0.8)%	6,658
Industrial	6,775	3.5%	6,548	0.7%	6,505
Sales for resale (excluding interchange)	2,472	71.9%	1,438	(0.7)%	1,448
Other	526	5.2%	500	(6.5)%	535

Total territorial	24,133	9.2%	22,091	(1.3)%	22,376
NMST	898	*	425	(40.1)%	709

Total	25,031	11.2%	22,516	(2.5)%	23,085

* Greater than 100%

•	2004 vs 2003	Territorial sales volumes increased primarily due to more favorable weather, customer growth and consumption and increased off-system sales. Negotiated Market Sales Tariff (NMST) volumes increased primarily due to increased availability of generating plants that increased volumes available for resale.
•	2003 vs 2002	Territorial sales volume decreased primarily due to less favorable weather. NMST volumes decreased primarily due to planned outages at generation plants that reduced volumes available for resale.

Gas Distribution

        Gas Distribution is comprised of the local distribution operations of SCE&G and PSNC Energy. Gas distribution sales margins (including transactions with affiliates) were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Operating revenues	$913.9	5.2%	$869.0	32.9%	$653.9
Less: Gas purchased for resale	655.1	9.3%	599.3	49.5%	401.0

Margin	$258.8	(4.0)%	$269.7	6.6%	$252.9

•	2004 vs 2003
Margin decreased primarily due to a decrease in SCE&G's billing surcharge for the recovery of environmental remediation expenses of $5.0 million, lower residential and commercial sales volumes of $2.5 million and $5.1 million due to milder weather. This was partially offset by customer growth at PSNC Energy of $4.0 million.
•	2003 vs 2002
Margin increased primarily due to customer growth and increased consumption totaling $20.9 million, partially offset by a decrease in industrial usage of $4.1 million primarily due to an unfavorable competitive position of natural gas relative to alternate fuels.

        Dekatherm (DT) sales volumes by classes, including transportation gas, were as follows:

Classification (in thousands)	2004	% Change	2003	% Change	2002
Residential	37,231	(3.4)%	38,542	8.0%	35,674
Commercial	27,271	(1.6)%	27,715	11.2%	24,927
Industrial	19,320	(3.9)%	20,109	(5.4)%	21,247
Transportation gas	28,216	11.1%	25,387	(15.8)%	30,166
Sales for resale	1	—	1	—	1

Total	112,039	0.3%	111,754	(0.2)%	112,015

•	2004 vs 2003
Residential and commercial sales volumes decreased primarily due to unfavorable consumption patterns. Transportation volumes increased in 2004 primarily as a result of interruptible customers using gas instead of alternative fuels.
•	2003 vs 2002
Residential and commercial sales volumes increased primarily due to more favorable weather. Industrial and transportation volumes decreased in 2003 primarily as a result of interruptible customers using their alternate fuel sources during the year.

Gas Transmission

        Gas Transmission is comprised of the operations of SCPC. Gas transmission sales margins (including transactions with affiliates) were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Operating revenues	$550.9	6.0%	$519.8	8.5%	$479.1
Less: Gas purchased for resale	496.9	5.2%	472.2	6.7%	442.4

Margin	$54.0	13.4%	$47.6	29.7%	$36.7

•	2004 vs 2003	Margin increased primarily due to higher transportation and reservation revenue as a result of new firm transportation contracts.
•	2003 vs 2002
Margin increased primarily due to the favorable competitive position of natural gas relative to alternate fuels in the first quarter of $13.6 million, partially offset by the unfavorable competitive position of natural gas relative to alternate fuels in the second, third and fourth quarters of $1.5 million.

        DT sales volumes by classes including transportation were as follows:

Classification (in thousands)	2004	% Change	2003	% Change	2002
Commercial	113	5.6%	107	(9.3)%	118
Industrial	28,625	(8.9)%	31,436	(32.5)%	46,578
Transportation	25,252	*	12,262	*	3,757
Sales for resale	42,946	(9.4)%	47,391	(16.7)%	56,906

Total	96,936	6.3%	91,196	(15.1)%	107,359

* Greater than 100%

•	2004 vs 2003
Industrial volumes decreased approximately 2.8 million DTs primarily due to decreased electric generation. Transportation volumes increased approximately 7.5 million DTs due to a new contract with a firm transportation customer and approximately 4.9 million DTs due to new transportation contracts with resale customers. Sales for resale volumes decreased approximately 4.4 million DTs primarily due to the new transportation contracts with resale customers stated above.

•	2003 vs 2002
Industrial volumes decreased approximately 6.0 million DTs due to decreased electric generation and approximately 8.8 million DTs due to competitiveness with alternate fuels. Transportation volumes increased approximately 9.1 million DTs and sales for resale volumes decreased approximately 9.4 million DTs primarily as a result of new transportation contracts with resale customers in 2003.

Retail Gas Marketing

        Retail Gas Marketing is comprised of SCANA Energy, which operates in Georgia's natural gas market. Retail Gas Marketing revenues and net income were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Operating revenues	$552.0	23.1%	$448.3	18.1%	$379.5
Net income	29.0	44.3%	20.1	40.6%	14.3
•	2004 vs 2003	Operating revenues increased primarily as a result of increased volumes and higher average retail prices. Net income increased primarily due to higher margins of $16.7 million, partially offset by increased bad debt of $2.9 million, increased depreciation expense of $0.7 million and higher customer service expenses of $2.0 million.
•	2003 vs 2002
Operating revenues increased primarily as a result of higher average retail prices and increased volumes. Net income increased primarily due to increased margins of $10.8 million, partially offset by increased bad debt expense of $3.2 million, increased interest expense of $0.5 million and higher operating expenses of $0.3 million.

        Delivered volumes for 2004, 2003 and 2002 totaled approximately 37.9 million, 35.6 million and 33.8 million DT, respectively.

Energy Marketing

        Energy Marketing is comprised of the Company's non-regulated marketing operations, excluding SCANA Energy. Energy Marketing operating revenues and net loss were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Operating revenues	$596.5	43.5%	$415.7	31.2%	$316.8
Net loss	(2.0)	(81.8)%	(1.1)	(37.5)%	(0.8)
•	2004 vs 2003
Operating revenues increased $180.8 million due to higher market prices and higher sales volumes. Net loss increased primarily due to higher operating expenses of $2.0 million partially offset by higher margins of $0.8 million.
•	2003 vs 2002
Operating revenues increased $98.9 million which reflects a $146.0 million increase due to higher natural gas prices and a $45.9 million decrease due to lower volumes. Net loss increased primarily due to lower margins of $2.5 million partially offset by lower operating expenses of $2.3 million.

        Delivered volumes for 2004, 2003 and 2002 totaled approximately 91.8 million, 73.6 million and 86.2 million DT, respectively. Delivered volumes increased in 2004 compared to 2003 primarily as a result of service to the Jasper County Electric Generating Station in 2004, which created 11.2 million DT of additional volume. Such intercompany sales are not eliminated, in accordance with SFAS 71 (see Note 1 to the consolidated financial statements). Delivered volumes decreased in 2003 compared to 2002 by approximately 2.7 million DT due to decreased industrial usage and by approximately 9.8 million DT due to fewer customers caused by a sluggish economy and related customer credit constraints.

Other Operating Expenses

        Other operating expenses were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Other operation and maintenance	$607.5	8.8%	$558.3	6.9%	$522.2
Depreciation and amortization	265.1	11.2%	238.3	8.3%	220.0
Other taxes	145.6	4.6%	139.2	9.7%	126.9

Total	$1,018.2	8.8%	$935.8	7.7%	$869.1

•	2004 vs 2003
Other operation and maintenance expenses increased primarily due to increased labor and benefit expense of $26.3 million, higher bad debt expense of $5.8 million, increased expenses at the generation plants of $11.0 million, winter storm expense of $2.5 million and increased gas marketing and customer billing costs of $4.2 million, partially offset by increased pension income of $5.2 million. Depreciation and amortization increased by $13.4 million due to completion of the Jasper County Electric Generating Station and $11.1 million as a result of normal net property additions. Other taxes increased primarily due to increased property taxes.
•	2003 vs 2002
Other operation and maintenance expenses increased primarily due to lower pension income of $13.2 million, increased labor and benefit costs of $8.3 million, increased bad debt expense of $6.5 million, increased nuclear operating expenses of $4.5 million and increased other operating expenses of $3.6 million. Depreciation and amortization increased by $11.4 million due to normal net property additions, $4.2 million due to the completion of the Urquhart Station repowering project in June 2002 and $2.7 million due to amortization of franchise fees. Other taxes increased primarily due to increased property taxes.

Other Income (Expense)

        Components of other income (expense), excluding the equity component of AFC, were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Gain (loss) on sale of investments	$(21.0)	*	$59.8	*	$23.6
Gain on sale of assets	0.7	(41.7)%	1.2	(92.7)%	16.4
Impairment of investments	(26.9)	(49.3)%	(53.1)	(81.7)%	(290.7)
Other income	24.2	(49.5)%	47.9	(0.8)%	48.3

Total	$(23.0)	*	$55.8	*	$(202.4)

* Greater than 100%

        In 2004 the Company recognized a $21 million loss on the sale of investments in Knology and ITC^DeltaCom. In 2003 a $59.8 million gain on sale of investments was recognized in connection with the sale of ITC Holding and the receipt of an investment interest in a newly formed entity (Magnolia Holding). In 2002 $23.6 million was recognized upon the sale of the Company's DTAG stock. Gain on sale of assets in 2002 included the sale of the Company's radio system to Motorola. Impairments recorded in 2002 included those related to DTAG and ITC^DeltaCom, while impairments in 2003 related solely to the investment in Knology. In 2004 impairments of $26.9 million were recorded on Knology, ITC Holding and Magnolia Holding. Other Income decreased primarily due to an $18 million charge related to pending litigation associated with the 1999 sale of the Company's propane assets.

Interest Expense

        Components of interest expense, excluding the debt component of AFC, were as follows:

Millions of dollars	2004	% Change	2003	% Change	2002
Interest on long-term debt, net	$208.1	1.4%	$205.2	0.1%	$205.0
Other interest expense	4.3	(25.9)%	5.8	(4.9)%	6.1

Total	$212.4	0.7%	$211.0	(0.1)%	$211.1

•	2004 vs 2003	Interest expense increased $1.4 million, primarily due to slightly higher levels of borrowing outstanding during 2004 until the payment of maturing debt late in the year.
•	2003 vs 2002
Interest expense remained almost flat due to an $8.5 million decrease as a result of lower interest rates (including the effect of swaps) which was partially offset by an $8.3 million increase due to additional borrowings.

Income Taxes

        Income taxes decreased in 2004 compared to 2003 by $12.4 million and increased approximately $98.9 million in 2003 compared to 2002. Changes in income taxes are primarily due to changes in Other Income described above. The Company's effective tax rate for 2004, 2003 and 2002 was approximately 31.7%, 31.7% and 26.7%, respectively. The Company's effective tax rate has been favorably impacted in recent years by the flow-through of state investment tax credits and the recovery of the equity portion of AFC.

LIQUIDITY AND CAPITAL RESOURCES

        Cash requirements for SCANA's regulated subsidiaries arise primarily from their operational needs, funding their construction programs and payment of dividends to SCANA. The ability of the regulated subsidiaries to replace existing plant investment, as well as to expand to meet future demand for electricity and gas, will depend on their ability to attract the necessary financial capital on reasonable terms. Regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and these subsidiaries continue their ongoing construction programs, rate increases will be sought. The future financial position and results of operations of the regulated subsidiaries will be affected by their ability to obtain adequate and timely rate and other regulatory relief, if requested.

        In a January 2005 order the SCPSC granted SCE&G a composite increase in retail electric rates of approximately 2.89%, designed to produce additional annual revenues of approximately $41.4 million based on a test year calculation. The SCPSC lowered SCE&G's return on common equity from 12.45% to a range of between 10.4% and 11.4%, with rates to be set at 10.7%. The new rates became effective in January 2005. As part of its order, the SCPSC approved SCE&G's recovery of construction and operating costs for SCE&G's new Jasper County Electric Generating Station, recovery of costs of mandatory environmental upgrades primarily related to Federal Clean Air Act regulations and the application of current and anticipated net synthetic fuel tax credits to offset the cost of constructing the back-up dam at Lake Murray. The SCPSC also approved recovery over a five-year period of SCE&G's approximately $14 million of costs incurred in the formation of the GridSouth Regional Transmission Organization and recovery through base rates over three years of approximately $25.6 million of purchased power costs that were previously deferred. As a part of its order, the SCPSC extended through 2010 its approval of the accelerated capital recovery plan for SCE&G's Cope Generating Station. Under the plan, based on the level of revenues and operating expenses, SCE&G may increase depreciation of its Cope Generating Station in excess of amounts that would be recorded based upon currently approved depreciation rates, not to exceed $36 million annually, without additional approval of the SCPSC. Any unused portion of the $36 million in any given year may be carried forward for possible use in the following year.

        The Company's leverage ratio of debt to capital was 58% at December 31, 2004. The Company's goal is to reduce this leverage ratio to between 50% and 52%. If the agencies rating the Company's credit determine that the Company will not be able to achieve sufficient improvement in the leverage ratio, among other measures, these rating agencies may downgrade the Company's debt. Such a downgrade would adversely affect the interest rate the Company is able to obtain when issuing debt, would increase the rates applicable to the Company's short-term commercial paper programs and long-term debt and would limit the Company's access to capital markets. In order to bring the leverage ratio in line with rating agency expectations, the Company may apply cash flows from operations, sell equity securities, or a combination of the two.

        In December 2004 SCANA Communications Holdings, Inc. (SCH) sold its investments in two telecommunications companies. The transactions resulted in a loss of $13.9 million after taxes, but will generate after-tax cash proceeds of approximately $121.2 million (including cash related to certain tax benefits) which will be used to pay down debt.

        The Company's current estimates of its cash requirements for construction and nuclear fuel expenditures for 2005-2007, which are subject to continuing review and adjustment, are as follows:

Estimated Cash Requirements

Millions of dollars	2005	2006	2007
SCE&G:
Electric Plant:
Generation (including GENCO)	$86	$145	$101
Transmission	44	51	27
Distribution	115	110	107
Other	15	16	17
Nuclear Fuel	23	26	25
Gas	30	30	28
Common	31	13	12
Other	4	1	—

Total SCE&G	348	392	317
PSNC Energy	57	62	63
Other Companies Combined	40	33	54

Total	$445	$487	$434

        The Company's contractual cash obligations as of December 31, 2004 are summarized as follows:

Contractual Cash Obligations

December 31, 2004 (Millions of dollars)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term and short-term debt (including interest and preferred stock)	$6,303	$637	$1,068	$447	$4,151
Capital leases	2	1	1	—	—
Operating leases	56	15	33	8	—
Purchase obligations	166	95	63	6	2
Other commercial commitments	6,850	1,162	1,817	814	3,057

Total	$13,377	$1,910	$2,982	$1,275	$7,210

        Included in other commercial commitments are estimated obligations under forward contracts for natural gas purchases. Many of these forward contracts include customary "make-whole" or default provisions, but are not considered to be "take-or-pay" contracts. Certain of these contracts relate to regulated businesses; therefore, the effects of such contracts on fuel costs are reflected in electric or gas rates. Also included in other commercial commitments is a 15-year "take-and-pay" contract for natural gas, estimated obligations for coal and nuclear fuel purchases and certain obligations related to the Lake Murray Dam reinforcement project. See Note 10 to the consolidated financial statements.

        Included in purchase obligations are customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such obligations without penalty.

        In addition to the contractual cash obligations above, the Company sponsors a noncontributory defined benefit pension plan and an unfunded health care and life insurance benefit plan for retirees. The pension plan is adequately funded, and no further contributions are anticipated until after 2009. Cash payments under the health care and life insurance benefit plan were approximately $11.5 million in 2004, and such payments are expected to increase to the $13-$14 million range in the future.

        In addition, the Company is party to certain New York Mercantile Exchange (NYMEX) futures contracts for which any unfavorable market movements are funded in cash. These derivatives are accounted for as cash flow hedges under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and their effects are reflected within other comprehensive income until the anticipated sales transactions occur.

        The Company also has a legal obligation associated with the decommissioning and dismantling of V. C. Summer Nuclear Station (Summer Station) that is not listed in the contractual cash obligations table above. See Note 1 to the consolidated financial statements.

        The Company anticipates that its contractual cash obligations will be met through internally generated funds, issuance of equity under dividend reinvestment and employee stock ownership plans, the incurrence of additional short-term and long-term indebtedness and other sales of equity securities. The Company expects that it has or can obtain adequate sources of financing to meet its projected cash requirements for the foreseeable future.

        Cash outlays for 2005 (estimated) and 2004 (actual) for certain expenditures are as follows:

Millions of dollars	2005	2004
Property additions and construction expenditures, net of AFC	$422	$499
Nuclear fuel expenditures	23	22
Investments	18	19

Total	$463	$540

        Included in cash outlays are the following specific projects:

•
FERC mandated that SCE&G's Lake Murray Dam be reinforced to comply with new federal safety standards. Construction for the project and related activities is expected to be complete in 2005 at a cost of approximately $275 million (excluding AFC), of which approximately $240 million had been incurred through December 31, 2004.

•
SCE&G completed construction of its 880 MW generation plant in Jasper County, South Carolina in May 2004. The plant includes three natural gas combustion-turbine generators and one steam-turbine generator. The total cost of the project was approximately $506 million, which includes the original construction costs for the plant itself, as well as AFC and other project-related costs. All such costs have been approved for recovery in rate base.

•
Construction of SCPC's South System Loop was completed in 2004 at a cost of approximately $21 million. This natural gas pipeline stretches 38.3 miles from SCG Pipeline's connection with SCE&G's Jasper County Electric Generating Station to Yemassee in Hampton County, South Carolina, providing a new gas supply source to SCPC's current system.

Financing Limits and Related Matters

        The Company's issuance of various securities, including long-term and short-term debt, is subject to customary approval or authorization by state and federal regulatory bodies including state public service commissions and the SEC. The following describes the financing programs currently utilized by the Company.

        At December 31, 2004 SCANA, SCE&G (including Fuel Company) and PSNC Energy had available the following lines of credit and short-term borrowings outstanding:

Millions of dollars	SCANA		SCE&G		PSNC Energy
Lines of credit (total and unused):
Committed
Short-term	$100		—		—
Long-term (expires June 2009)	—		$525		$125
Uncommitted	113	(1)	113	(1)	—
Short-term borrowings outstanding:
Commercial paper (270 or fewer days)	—		$152.9		$57.8
Weighted average interest rate	—		2.40%		2.47%
(1)
Lines of credit that either SCANA or SCE&G may use.

  SCANA Corporation

        SCANA has in effect a medium-term note program for the issuance from time to time of unsecured medium-term debt securities. While issuance of these securities requires customary approvals discussed above, the Indenture under which they are issued contains no specific limit on the amount which may be issued.

  South Carolina Electric & Gas Company

        SCE&G's First and Refunding Mortgage Bond Indenture, dated January 1, 1945 (Old Mortgage) and covering substantially all of its properties, prohibits the issuance of additional bonds (Class A Bonds) unless net earnings (as therein defined) for 12 consecutive months out of the 18 months prior to the month of issuance are at least twice the annual interest requirements on all Class A Bonds to be outstanding (Bond Ratio). For the year ended December 31, 2004 the Bond Ratio was 5.72. The Old Mortgage allows the issuance of Class A Bonds up to an additional principal amount equal to (i) 70% of unfunded net property additions (which unfunded net property additions totaled approximately $1,401.2 million at December 31, 2004), (ii) retirements of Class A Bonds (which retirement credits totaled $121.4 million at December 31, 2004), and (iii) cash on deposit with the Trustee.

        SCE&G is also subject to a bond indenture dated April 1, 1993 (New Mortgage) covering substantially all of its electric properties under which its future mortgage-backed debt (New Bonds) will be issued. New Bonds are issued under the New Mortgage on the basis of a like principal amount of Class A Bonds issued under the Old Mortgage which have been deposited with the Trustee of the New Mortgage. At December 31, 2004 approximately $1.0 billion Class A Bonds were on deposit with the Trustee of the New Mortgage and are available to support the issuance of additional New Bonds. New Bonds will be issuable under the New Mortgage only if adjusted net earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice the annual interest requirements on all outstanding bonds (including Class A Bonds) and New Bonds to be outstanding (New Bond Ratio). For the year ended December 31, 2004 the New Bond Ratio was 5.57.

        SCE&G's Restated Articles of Incorporation (the Articles) prohibit issuance of additional shares of preferred stock without the consent of the preferred shareholders unless net earnings (as defined therein) for the 12 consecutive months immediately preceding the month of issuance are at least one and one-half times the aggregate of all interest charges and preferred stock dividend requirements on all shares of preferred stock outstanding immediately after the proposed issue (Preferred Stock Ratio). For the year ended December 31, 2004 the Preferred Stock Ratio was 1.71.

        The Articles also require the consent of a majority of the total voting power of SCE&G's preferred stock before SCE&G may issue or assume any unsecured indebtedness if, after such issue or assumption, the total principal amount of all such unsecured indebtedness would exceed ten percent of the aggregate principal amount of all of SCE&G's secured indebtedness and capital and surplus (the ten percent test). No such consent is required to enter into agreements for payment of principal, interest and premium for securities issued for pollution control purposes. At December 31, 2004 the ten percent test would have limited issuances of unsecured indebtedness to approximately $415.3 million. Unsecured indebtedness at December 31, 2004 totaled approximately $154.1 million, and was comprised of short-term borrowings and the interest-free borrowing discussed below.

        In 2004 SCE&G borrowed $35.4 million under an agreement with the South Carolina Transportation Infrastructure Bank (the Bank) and the South Carolina Department of Transportation (SCDOT) that allows SCE&G to borrow funds from the Bank to construct a roadbed for SCDOT in connection with the Lake Murray Dam remediation project. The loan agreement provides for interest-free borrowings of up to $59 million with such borrowings being repaid over ten years from the initial borrowing. At December 31, 2004 SCE&G had $32.5 million outstanding under the agreement.

  Public Service Company of North Carolina, Incorporated

        PSNC Energy has in effect a medium-term note program for the issuance from time to time of unsecured medium-term debt securities. While issuance of these securities requires regulatory approval, the Indenture under which they would be issued contains no specific limit on the amount which may be issued.

Financing Cash Flows

        During 2004 the Company experienced net cash outflows related to financing activities of approximately $124 million primarily due to the reduction of long- and short-term debt and payment of dividends. SCE&G also experienced net cash outflows related to financing activities of approximately $110 million primarily due to the payment of dividends.

        The Company uses interest rate swap agreements to manage interest rate risk. These swap agreements provide for the Company to pay variable and receive fixed rate interest payments and are designated as fair value hedges of certain debt instruments. The Company may terminate a swap agreement and may replace it with a new swap also designated as a fair value hedge. Payments received upon termination of such swaps are recorded as basis adjustments to long-term debt and are amortized as reductions to interest expense over the term of the underlying debt. At December 31, 2004 the estimated fair value of the Company's swaps totaled $4.2 million (gain) related to combined notional amounts of $275.6 million.

        In anticipation of the issuance of debt, the Company may use interest rate locks or similar agreements to manage interest rate risk. Payments received or made upon termination of such agreements are recorded within other deferred debits or credits on the balance sheet and are amortized to interest expense over the term of the underlying debt.

        For additional information on significant financing transactions, see Note 4 to the consolidated financial statements.

        On February 17, 2005 SCANA increased the quarterly cash dividend rate on SCANA common stock to $.39 per share, an increase of 6.8%. The new dividend is payable April 1, 2005 to stockholders of record on March 10, 2005.

ENVIRONMENTAL MATTERS

Capital Expenditures

        In the years 2002 through 2004, the Company's capital expenditures for environmental control totaled approximately $270.4 million. These expenditures were in addition to expenditures included in "Other operation and maintenance" expenses, which were approximately $21.5 million, $29.2 million, and $29.9 million during 2004, 2003 and 2002, respectively. It is not possible to estimate all future costs related to environmental matters, but forecasts for capitalized environmental expenditures for the Company are $31.7 million for 2005 and $360.4 million for the four-year period 2006 through 2009. These expenditures are included in the Company's construction program, discussed in Liquidity and Capital Resources, and include the matters discussed below.

Electric Operations

        The Clean Air Act, as amended (CAA) required electric utilities to substantially reduce emissions of sulfur dioxide and NOx by the year 2000. The Company remains in compliance with these requirements. In 1998 the Environmental Protection Agency (EPA) required the State of South Carolina, among other states, to modify its state implementation plan (SIP) to address the issue of NOx pollution. South Carolina's SIP requires additional emissions reductions in 2004 and beyond. Further, the EPA had indicated that it would finalize regulations by March 2005 for stricter limits on mercury generated by coal-fired plants. Further reductions in sulfur dioxide and NOx are expected to be proposed in 2005. New legislation may also impose stringent requirements on power plants to reduce emissions of sulfur dioxide, NOx and mercury. It is also possible that new initiatives will be introduced to reduce carbon dioxide emissions. The Company cannot predict whether such legislation will be enacted, and if it is, the conditions the legislation would impose on utilities.

        The EPA has undertaken an aggressive enforcement initiative against the utilities industry, and the United States Department of Justice (DOJ) has brought suit against a number of utilities in federal court alleging violations of the CAA. At least two of these suits have either been tried or have had substantive motions decided—one favorable to the industry and one not. Neither is binding as precedent on the Company. Prior to the suits, those utilities had received requests for information under Section 114 of the CAA and were issued Notices of Violation. The basis for these suits is the assertion by the EPA, under a stringent rule known as New Source Review (NSR), that maintenance activities undertaken by the utilities over the past 20 or more years constitute "major modifications" which would have required the installation of costly Best Available Control Technology (BACT). SCE&G and GENCO have received and responded to Section 114 requests for information related to Canadys, Wateree and Williams Stations. The regulations under the CAA provide certain exemptions to the definition of "major modifications," including an exemption for routine repair, replacement or maintenance. On October 27, 2003 EPA published a final revised NSR rule in the Federal Register with an effective date of December 26, 2003. The new rule represents an industry-favorable departure from certain positions advanced by the federal government in the NSR enforcement initiative. However, on motion of several Northeastern states, the United States Circuit Court of Appeals for the District of Columbia stayed the effect of the final rule. The ultimate application of the final rule to the Company is uncertain. The Company has analyzed each of the activities covered by the EPA's requests and believes each of these activities is covered by the exemption for routine repair, replacement and maintenance under what it believes is a fair reading of both the prior regulation and the contested revised regulation. The regulations also provide an exemption for an increase in emissions resulting from increased hours of operation or production rate and from demand growth. The current state of continued DOJ enforcement actions is the subject of industry-wide speculation, but it is possible that the EPA will commence enforcement actions against SCE&G and GENCO, and the EPA has the authority to seek penalties at the rate of up to $27,500 per day for each violation. The EPA also could seek installation of BACT (or equivalent) at the three plants. The Company believes that any enforcement actions relative to the Company's, SCE&G's or GENCO's compliance with the CAA would be without merit. However, if successful, such actions could have a material adverse effect on the Company's financial condition, cash flows and results of operations. To comply with current and anticipated state and federal regulations, SCE&G and GENCO expect to incur capital expenditures totaling approximately $193.3 million over the 2005-2008 period to retrofit existing facilities, with increased operation and maintenance costs of approximately $2.4 million per year. SCE&G and GENCO expect to have increased operation and maintenance costs of approximately $9.6 million in 2009. To meet compliance requirements for the years 2010 through 2014, the Company anticipates additional capital expenditures totaling approximately $160.1 million.

        The Clean Water Act, as amended, provides for the imposition of effluent limitations that require treatment for wastewater discharges. Under this Act, compliance with applicable limitations is achieved under a national permit program. Discharge permits have been issued for all, and renewed for nearly all, of SCE&G's and GENCO's generating units. Concurrent with renewal of these permits, the permitting agency has implemented a more rigorous program of monitoring and controlling thermal discharges, has modified the requirements for cooling water intake structures, and has required strategies for toxicity reduction in wastewater streams. The Company is developing compliance plans for these initiatives. Congress is expected to consider further amendments to the Clean Water Act. Such legislation may include limitations to mixing zones and toxicity-based standards. These provisions, if passed, could have a material impact on the financial condition, results of operations and cash flows of the Company, SCE&G and GENCO.

Nuclear Fuel Disposal

        The Nuclear Waste Policy Act of 1982 required that the United States government, by January 31, 1998, accept and permanently dispose of high-level radioactive waste and spent nuclear fuel and imposes a fee of 1.0 mil per kilowatt-hour (KWh) of net nuclear generation after April 7, 1983. The Act also imposes on utilities the primary responsibility for storage of their spent nuclear fuel until the repository is available. SCE&G entered into a Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste (Standard Contract) with the United States Department of Energy (DOE) in 1983 providing for permanent disposal of its spent nuclear fuel in exchange for agreed payments at particular amounts. On January 28, 2004 SCE&G and the South Carolina Public Service Authority (Santee Cooper) (one-third owner of Summer Station) filed suit in the Court of Federal Claims against the DOE for breach of the Standard Contract, because as of the date of filing, the federal government has accepted no spent fuel from Summer Station or any other utility for transport and disposal, and has indicated that it does not anticipate doing so until 2010, at the earliest. As a consequence of the federal government's breach of contract, the plaintiffs have incurred and will continue to incur substantial costs. There are two additional causes of action alleged as well — damages for breach of the implied covenant of good faith and fair dealing and a takings claim demanding just compensation for the taking of the plaintiffs' real property through the cost of storage. SCE&G has on-site spent nuclear fuel storage capability until at least 2018 and expects to be able to expand its storage capacity to accommodate the spent nuclear fuel output for the life of the plant through dry cask storage or other technology as it becomes available.

Gas Distribution

        The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental cleanup. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures may differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate solely to regulated operations and are recorded in deferred debits and amortized with recovery provided through rates.

        Deferred amounts for SCE&G, net of amounts previously recovered through rates and insurance settlements, totaled $10.5 million and $10.9 million at December 31, 2004 and 2003, respectively. The deferral includes the estimated costs associated with the following matters.

•
SCE&G owns a decommissioned manufactured gas plant (MGP) site in the Calhoun Park area of Charleston, South Carolina. The site is currently being remediated for contamination. SCE&G anticipates that the remaining remediation activities will be completed by the end of 2005, with certain monitoring and other activities continuing until 2010. As of December 31, 2004, SCE&G has spent approximately $20.5 million to remediate the Calhoun Park site, and expects to spend an additional $1.3 million. In addition, SCE&G is party to certain claims for costs and damages from this site, for which claims the National Park Service of the Department of the Interior made an initial demand for payment of approximately $9 million. Any costs arising from these matters are expected to be recoverable through rates under South Carolina regulatory processes.

•
SCE&G owns three other decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. One of the sites has been remediated and will undergo routine monitoring until released by the South Carolina Department of Environmental Control (DHEC). The other two sites are currently being investigated under work plans approved by DHEC. SCE&G anticipates that major remediation activities for the three sites will be completed in 2010. As of December 31, 2004, SCE&G has spent approximately $4 million related to these three sites, and expects to spend an additional $4 million.

        PSNC Energy is responsible for environmental cleanup at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy's actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other potentially responsible parties. PSNC Energy has recorded a liability and associated regulatory asset of approximately $6.5 million, which reflects the estimated remaining liability at December 31, 2004. Amounts incurred and deferred to date, net of insurance settlements, that are not currently being recovered through gas rates are approximately $1.4 million. Management believes that all MGP cleanup costs incurred will be recoverable through gas rates.

REGULATORY MATTERS

        Material retail rate proceedings are described in more detail in Note 2 to the consolidated financial statements.

South Carolina Electric & Gas Company

        SCE&G is subject to the jurisdiction of the SCPSC as to retail electric and gas rates, service, accounting, issuance of securities (other than short-term borrowings) and other matters.

        In a January 2005 order the SCPSC granted SCE&G a composite increase in retail electric rates of approximately 2.89%, designed to produce additional annual revenues of approximately $41.4 million based on a test year calculation. The SCPSC lowered SCE&G's return on common equity from 12.45% to a range of between 10.4% and 11.4%, with rates to be set at 10.7%. The new rates became effective in January 2005. As part of its order, the SCPSC approved SCE&G's recovery of construction and operating costs for SCE&G's new Jasper County Electric Generating Station, recovery of costs of mandatory environmental upgrades primarily related to Federal Clean Air Act regulations and the application of current and anticipated net synthetic fuel tax credits to offset the cost of constructing the back-up dam at Lake Murray. The SCPSC also approved recovery over a five-year period of SCE&G's approximately $14 million of costs incurred in the formation of the GridSouth Regional Transmission Organization and recovery through base rates over three years of approximately $25.6 million of purchased power costs that were previously deferred. As a part of its order, the SCPSC extended through 2010 its approval of the accelerated capital recovery plan for SCE&G's Cope Generating Station. Under the plan, based on the level of revenues and operating expenses, SCE&G may increase depreciation of its Cope Generating Station in excess of amounts that would be recorded based upon currently approved depreciation rates, not to exceed $36 million annually, without additional approval of the SCPSC. Any unused portion of the $36 million in any given year may be carried forward for possible use in the following year.

  Synthetic Fuel Investments

        SCE&G holds two equity-method investments in partnerships involved in converting coal to non-conventional fuel, the use of which fuel qualifies for federal income tax credits. The aggregate investment in these partnerships as of December 31, 2004 is approximately $3.4 million, and through December 31, 2004, they have generated and passed through to SCE&G approximately $140.5 million in such tax credits. At December 31, 2004 SCE&G has recorded on its balance sheet $96.7 million net deferred synthetic fuel tax benefits, which includes the effects of partnership losses. In addition, Primesouth, a non-regulated subsidiary of SCANA, operates a synthetic fuel facility for a third party and receives management fees, royalties and expense reimbursements related to these services. Primesouth does not benefit from any synthetic fuel tax credits.

        Under a plan approved by the SCPSC, any tax credits generated by the partnerships and ultimately passed through to SCE&G from synthetic fuel produced for and consumed by SCE&G, net of partnership losses and other expenses, have been and will be deferred and will be applied to offset the capital costs of constructing the back-up dam at Lake Murray. See Note 2 to the consolidated financial statements.

        In March 2004, one of the partnerships, S.C. Coaltech No. l L.P., received a "No Change" letter from the Internal Revenue Service (IRS) related to its synthetic fuel operations for the tax year 2000. After review of testing procedures and supporting documentation and conducting an independent investigation, the IRS found that the partnership produces a qualifying fuel under section 29 of the Internal Revenue Code (IRC) and found no reason to challenge the first placed-in-service status of the facility. This letter supports SCANA's position that the synthetic fuel tax credits have been properly claimed.

        In order to earn these tax credits, SCANA must be subject to a regular federal income tax liability in an amount at least equal to the credits generated in any tax year. This tax liability could be insufficient if the Company's consolidated taxable income were to be significantly reduced as the result of realizing lower income or large deductions in any tax year.

        Section 29 of the IRC provides for the reduction of synthetic fuel tax credits for any calendar year in which the average annual wellhead price of oil exceeds an inflation-adjusted base price per barrel (as defined in the IRC, and currently estimated to be approximately $52), up to a maximum price spread (as defined in the IRC, and currently estimated to be in the range of $12-$13), at which point the credits would be completely phased-out. The Company cannot predict what impact, if any, the price of oil may have on the Company's ability to earn synthetic fuel tax credits in the future.

        The availability of these synthetic fuel tax credits is also subject to coal availability and other operational risks related to the generating plants.

  Nuclear License Extension

        In April 2004 the Nuclear Regulatory Commission (NRC) approved SCE&G's application for a 20-year license extension for its Summer Station. The extension allows the plant to operate through August 6, 2042.

Public Service Company of North Carolina, Incorporated

        PSNC Energy is subject to the jurisdiction of the North Carolina Utilities Commission (NCUC) as to gas rates, issuance of securities (other than notes with a maturity of two years or less or renewals of notes with a maturity of six years or less), accounting and other matters. As a condition to obtaining the NCUC's approval of SCANA's acquisition of PSNC Energy, PSNC Energy agreed to a moratorium on general rate increases until after August 2005. General rate relief can be obtained to recover costs associated with materially adverse governmental actions and force majeure events.

        The U. S. Congress passed the Pipeline Safety Improvement Act of 2002 (the Pipeline Safety Act), directing the U. S. Department of Transportation (DOT) to establish a pipeline integrity management rule for operations of natural gas systems with transmission pipelines located near moderate to high density populations. Of PSNC Energy's approximately 720 miles of transmission pipeline subject to the Pipeline Safety Act, approximately 110 miles are located within these areas. Fifty percent of these miles of pipeline must be assessed by December 2007, and the remainder by December 2012. Depending on the assessment method used, PSNC Energy will be required to reinspect these same miles of pipeline every five to seven years. Though cost estimates for this project were developed using various assumptions, each of which are subject to imprecision, PSNC Energy currently estimates the total cost to be $10 million for the initial assessments and any subsequent remediation required through December 2012. On January 21, 2005 the NCUC authorized the Company to defer for subsequent rate consideration certain expenses incurred to comply with DOT's pipeline integrity management requirements. This accounting treatment was effective November 1, 2004.

South Carolina Pipeline Corporation

        SCPC has approximately 70 miles of transmission line that are covered by the Pipeline Safety Act. Total costs for compliance with the Pipeline Safety Act have not been determined.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Following are descriptions of the Company's accounting policies and estimates which are most critical in terms of reporting financial condition or results of operations.

Utility Regulation

        SCANA's regulated utilities are subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which require them to record certain assets and liabilities that defer the recognition of expenses and revenues to future periods as a result of being rate-regulated. In the future, as a result of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria for continued application of SFAS 71 and could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the results of operations of the Company's Electric Distribution and Gas Distribution segments in the period the write-off would be recorded. It is not expected that cash flows or financial position would be materially affected. See Note 1 to the consolidated financial statements for a description of the Company's regulatory assets and liabilities, including those associated with the Company's environmental assessment program.

        The Company's generation assets would be exposed to considerable financial risks in a deregulated electric market. If market prices for electric generation do not produce adequate revenue streams and the enabling legislation or regulatory actions do not provide for recovery of the resulting stranded costs, the Company could be required to write down its investment in those assets. The Company cannot predict whether any write-downs will be necessary and, if they are, the extent to which they would adversely affect the Company's results of operations in the period in which they would be recorded. As of December 31, 2004 the Company's net investments in fossil/hydro and nuclear generation assets were approximately $2.5 billion and $556 million, respectively.

Revenue Recognition and Unbilled Revenues

        Revenues related to the sale of energy are recorded when service is rendered or when energy is delivered to customers. Because customers of the Company's utilities and retail gas operations are billed on cycles which vary based on the timing of the actual reading of their electric and gas meters, the Company records estimates for unbilled revenues at the end of each reporting period. Such unbilled revenue amounts reflect estimates of the amount of energy delivered to each customer since the date of the last reading of their respective meters. Such unbilled revenues reflect consideration of estimated usage by customer class, the effects of different rate schedules, changes in weather and, where applicable, the impact of weather normalization provisions of rate structures. The accrual of unbilled revenues in this manner properly matches revenues and related costs. As of December 31, 2004 and 2003, accounts receivable included unbilled revenues of $180.5 million and $134.5 million, respectively, compared to total revenues for 2004 and 2003 of $3.9 billion and $3.4 billion, respectively.

Provisions for Bad Debts and Allowances for Doubtful Accounts

        As of each balance sheet date, the Company evaluates the collectibility of accounts receivable and records allowances for doubtful accounts based on estimates of the level of expected write-offs. These estimates are based on, among other things, comparisons of the relative age of accounts, assigned credit ratings for commercial and industrial accounts, and consideration of actual write-off history. The distribution segments of the Company's regulated utilities have established write-off histories and regulated service areas that enable the utilities to reliably estimate their respective provisions for bad debts. The Company's Retail Gas Marketing segment operates in Georgia's deregulated natural gas market. As such, estimation of the provision for bad debts related to this segment is subject to greater imprecision.

Nuclear Decommissioning

        Accounting for decommissioning costs for nuclear power plants involves significant estimates related to costs to be incurred many years in the future. Among the factors that could change SCE&G's accounting estimates related to decommissioning costs are changes in technology, changes in regulatory and environmental remediation requirements, and changes in financial assumptions such as discount rates and timing of cash flows. Changes in any of these estimates could significantly impact the Company's financial position and cash flows (although changes in such estimates should be earnings-neutral, because these costs are expected to be collected from ratepayers).

        SCE&G's share of estimated site-specific nuclear decommissioning costs for Summer Station, including the cost of decommissioning plant components not subject to radioactive contamination, totals approximately $357 million, stated in 1999 dollars. This estimate is based on a decommissioning study completed in 2000 and has not been updated to incorporate the 20-year license extension for Summer Station received in 2004. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in the station. The cost estimate is based on a decommissioning methodology acceptable to the NRC under which the site would be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that permits release for unrestricted use.

        Under SCE&G's method of funding decommissioning costs, funds collected through rates are invested in insurance policies on the lives of certain Company personnel. SCE&G is the beneficiary of these policies. Through these insurance contracts, SCE&G is able to take advantage of income tax benefits and accrue earnings on a tax-deferred basis. Amounts for decommissioning collected through electric rates, insurance proceeds, and interest on proceeds, less expenses, are transferred by SCE&G to an external trust fund. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis.

Accounting for Pensions and Other Postretirement Benefits

        SCANA follows SFAS 87, "Employers' Accounting for Pensions," in accounting for its defined benefit pension plan. SCANA's plan is fully funded and as such, net pension income is reflected in the financial statements (see Results of Operations). SFAS 87 requires the use of several assumptions, the selection of which may have a large impact on the resulting benefit recorded. Among the more sensitive assumptions are those surrounding discount rates and returns on assets. Net pension income of $15.1 million recorded in 2004 reflects the use of a 6.0% discount rate and an assumed 9.25% long-term rate of return on plan assets. SCANA believes that these assumptions were, and that the resulting pension income amount was, reasonable. For purposes of comparison, using a discount rate of 5.75% in 2004 would have increased SCANA's pension income by approximately $0.3 million. Had the assumed long-term rate of return on assets been reduced to 9.0% in 2004, SCANA's pension income would have been reduced by approximately $1.9 million.

        In determining the appropriate discount rate, the Company considers the market indices of high-quality long-term fixed income securities. As such, the Company selected the beginning of year discount rate of 6.0% as being within a reasonable range of interest rates for obligations rated Aa by Moody's as of January 1, 2004. This same discount rate was also selected for determination of other postemployment benefits costs discussed below.

        The following information with respect to pension assets (and returns thereon) should also be noted:

        The Company determines the fair value of substantially all of its pension assets utilizing market quotes rather than utilizing any calculated values, "market related" values or other modeling techniques. In developing the expected long-term rate of return assumptions, the Company evaluated input from actuaries and from pension fund investment advisors, including such advisors' review of the plan's historical 10, 15, 20 and 25 year cumulative actual returns of 12.1%, 11.3%, 12.5% and 12.7%, respectively, all of which have been in excess of related broad indices. The Company anticipates that the investment managers will continue to generate long-term returns of at least 9.25%.

        The expected long-term rate of return of 9.25% is based on a target asset allocation of 70% with equity managers and 30% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio to the targeted allocation when considered appropriate.

        While investment performance in 2000-2002 and lower discount rates have significantly reduced pension income from previous or historical levels, the pension trust has been and remains adequately funded, and no contributions have been required since 1997. As such, these occurrences have had no impact on the Company's cash flows. Based on stress testing performed by the Company's actuaries, management does not anticipate the need to make pension contributions until after 2009.

        Similar to its pension accounting, SCANA follows SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in accounting for its postretirement medical and life insurance benefits. This plan is unfunded, so no assumptions related to rate of return on assets impact the net expense recorded; however, the selection of discount rates can significantly impact the actuarial determination of net expense. SCANA used a discount rate of 6.0% and recorded a net SFAS 106 cost of $18.8 million for 2004. Had the selected discount rate been 5.75%, the expense for 2004 would have been approximately $0.2 million higher.

Asset Retirement Obligations

        SFAS 143 provides guidance for recording and disclosing liabilities related to future legally enforceable obligations to retire assets (ARO). SFAS 143 applies to the legal obligation associated with the retirement of long-lived tangible assets that result from their acquisition, construction, development and normal operation. Because such obligation relates solely to the Company's regulated electric utility, adoption of SFAS 143 had no impact on results of operations. As of January 1, 2003, the Company had recorded an ARO of approximately $111 million, which exceeded the previously recorded reserve for nuclear plant decommissioning of approximately $87 million. At December 31, 2004 such ARO totaled approximately $124 million.

        The Company believes that there is legal uncertainty as to the existence of environmental obligations associated with certain of its electric transmission and distribution properties. The Company believes that any ARO related to this type of property would be insignificant and, due to the indeterminate life of the related assets, an ARO could not be reasonably estimated.

OTHER MATTERS

Unconsolidated Special Purpose Entities

        Although SCANA invests in securities and business ventures, it does not hold investments in unconsolidated special purpose entities such as those described in SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," or as described in Financial Accounting Standards Board Interpretation 46, "Consolidation of Variable Interest Entities." SCANA does not engage in off-balance sheet financing or similar transactions other than incidental operating leases in the normal course of business, generally for office space, furniture and equipment.

Claims and Litigation

        For a description of claims and litigation see Note 10 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All financial instruments held by the Company described below are held for purposes other than trading.

        Interest rate risk — The tables below provide information about long-term debt issued by the Company and other financial instruments that are sensitive to changes in interest rates. For debt obligations the tables present principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the figures shown reflect notional amounts and related maturities. Fair values for debt and swaps represent quoted market prices.

	Expected Maturity Date
December 31, 2004 Millions of dollars Liabilities	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	193.6	174.4	68.6	158.6	143.6	2,532.8	3,271.6	3,404.5
Average Fixed Interest Rate (%)	7.39	8.50	6.96	8.12	8.21	6.24	6.62
Variable Rate ($)		200.0					200.0	200.0
Average Variable Interest Rate (%)		2.73					2.73
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	3.20	3.20	28.2	118.2	3.20	119.6	275.6	4.2
Average Pay Interest Rate (%)	5.74	5.74	6.04	4.73	5.74	4.46	4.78
Average Receive Interest Rate (%)	8.75	8.75	7.11	5.89	8.75	6.45	6.36
	Expected Maturity Date
December 31, 2003 Millions of dollars Liabilities	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	197.9	193.6	174.4	68.6	158.6	2,540.9	3,334.0	3,384.1
Average Fixed Interest Rate (%)	7.53	7.39	8.50	6.96	8.12	6.27	6.63
Variable Rate ($)			200.0				200.0	200.0
Average Variable Interest Rate (%)			1.62				1.62
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	57.5	3.20	3.20	28.2	118.2	126.0	336.3	6.33
Average Pay Interest Rate (%)	5.99	4.36	4.36	4.48	3.04	3.01	3.68
Average Receive Interest Rate (%)	7.70	8.75	8.75	7.11	5.89	6.57	6.61

        While a decrease in interest rates would increase the fair value of debt, it is unlikely that events which would result in a realized loss will occur.

        The above table excludes approximately $94 million and $65 million in long-term debt as of December 31, 2004 and 2003, respectively, which amounts do not have a stated interest rate associated with them.

        Commodity price risk — The following tables provide information about the Company's financial instruments that are sensitive to changes in natural gas prices. Weighted average settlement prices are per 10,000 mmbtu. Fair values represent quoted market prices.

	Expected Maturity in 2005			Expected Maturity in 2006
As of December 31, 2004 Millions of dollars, except weighted average settlement price and strike price Natural Gas Derivatives:	Settlement Price(a)	Contract Amount	Fair Value	Settlement Price(a)	Contract Amount	Fair Value
Futures Contracts:
Long($)	6.18	43.9	40.4	7.03	0.7	1.0
Short($)	6.16	2.6	2.2	—	—	—
	Strike Price(a)	Contract Amount
Options:
Purchased call (long)($)	7.07	65.0
	Expected Maturity in 2004			Expected Maturity in 2005			Expected Maturity in 2006
As of December 31, 2003 Millions of dollars, except weighted average settlement price and strike price Natural Gas Derivatives:	Settlement Price(a)	Contract Amount	Fair Value	Settlement Price(a)	Contract Amount	Fair Value	Settlement Price(a)	Contract Amount	Fair Value
Futures Contracts:
Long($)	5.74	41.6	46.9	5.05	3.5	4.0	5.12	0.5	0.6
Short($)	6.09	0.7	0.7
	Strike Price(a)	Contract Amount
Options:
Purchased call (long)($)	5.55	43.4
(a)
weighted average

        The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. See Note 9 to the consolidated financial statements.

        The NYMEX futures information above includes those financial positions of Energy Marketing, SCPC and PSNC Energy. Certain derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its weighted average cost of gas calculation. SCPC's tariffs include a purchased gas adjustment (PGA) clause that provides for the recovery of actual gas costs incurred. The offset to the change in fair value of these derivatives is recorded as a current asset or liability. In an October 2004 order, in connection with SCPC's 2004 annual prudency review, the SCPSC determined that SCPC's gas costs, including all hedging activities, were reasonable and prudently incurred during the 12-month review period ended December 31, 2003.

        PSNC Energy utilizes NYMEX futures and options to hedge gas purchasing activities. PSNC Energy's tariffs also include a provision for the recovery of actual gas costs incurred. PSNC Energy records transaction fees and any realized gains or losses from derivatives acquired as part of its hedging program in deferred accounts as a regulatory asset or liability for the over or under recovery of gas costs. In a September 2004 order, in connection with PSNC Energy's 2004 annual prudency review, the NCUC determined that PSNC Energy's gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12-month review period ended March 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SCANA Corporation:

        We have audited the accompanying Consolidated Balance Sheets of SCANA Corporation and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related Consolidated Statements of Operations, Changes in Common Equity and Comprehensive Income (Loss) and of Cash Flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SCANA Corporation and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2005, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

        As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

Columbia, South Carolina
February 28, 2005

SCANA Corporation
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(Millions of dollars)
Assets
Utility Plant In Service	$8,373	$7,438
Accumulated Depreciation and Amortization	(2,315)	(2,280)

	6,058	5,158
Construction Work in Progress	432	987
Nuclear Fuel, Net of Accumulated Amortization	42	42
Acquisition Adjustments	230	230

Utility Plant, Net	6,762	6,417

Nonutility Property and Investments:
Nonutility property, net of accumulated depreciation of $50 and $39	104	96
Assets held in trust, net — nuclear decommissioning	49	44
Investments	63	178

Nonutility Property and Investments, Net	216	318

Current Assets:
Cash and cash equivalents	120	117
Receivables, net of allowance for uncollectible accounts of $16 and $16	687	503
Receivables — affiliated companies	19	13
Inventories (at average cost):
Fuel	191	147
Materials and supplies	70	60
Emission allowances	9	6
Prepayments	49	47
Other	4	—

Total Current Assets	1,149	893

Deferred Debits:
Environmental	18	20
Pension asset, net	285	270
Other regulatory assets	402	348
Other	164	192

Total Deferred Debits	869	830

Total	$8,996	$8,458

	December 31,
	2004	2003
	(Millions of dollars)
Capitalization and Liabilities
Shareholders' Investment:
Common equity	$2,451	$2,306
Preferred stock (Not subject to purchase or sinking funds)	106	106

Total Shareholders' Investment	2,557	2,412
Preferred Stock, Net (Subject to purchase or sinking funds)	9	9
Long-Term Debt, Net	3,186	3,225

Total Capitalization	5,752	5,646

Current Liabilities:
Short-term borrowings	211	195
Current portion of long-term debt	204	202
Accounts payable	381	288
Accounts payable — affiliated companies	18	12
Customer deposits	50	43
Taxes accrued	132	109
Interest accrued	51	55
Dividends declared	43	41
Other	100	78

Total Current Liabilities	1,190	1,023

Deferred Credits:
Deferred income taxes, net	879	790
Deferred investment tax credits	121	117
Asset retirement obligation — nuclear plant	124	118
Other asset retirement obligations	450	346
Postretirement benefits	142	135
Other regulatory liabilities	199	173
Other	139	110

Total Deferred Credits	2,054	1,789

Commitments and Contingencies (Note 10)	—	—

Total	$8,996	$8,458

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2004	2003	2002
	(Millions of dollars, except per share amounts)
Operating Revenues:
Electric	$1,688	$1,466	$1,380
Gas — regulated	1,126	1,086	878
Gas — nonregulated	1,071	864	696

Total Operating Revenues	3,885	3,416	2,954

Operating Expenses:
Fuel used in electric generation	467	334	330
Purchased power	51	64	42
Gas purchased for resale	1,753	1,532	1,199
Other operation and maintenance	608	558	522
Depreciation and amortization	265	238	220
Other taxes	145	139	127

Total Operating Expenses	3,289	2,865	2,440

Operating Income	596	551	514

Other Income (Expense):
Other income, including allowance for equity funds used during construction of $16, $19 and $23	40	67	71
Gain (loss) on sale of investments and assets	(20)	61	40
Impairment of investments	(27)	(53)	(291)

Total Other Income (Expense)	(7)	75	(180)

Income Before Interest Charges, Income Taxes, Preferred Stock Dividends and Cumulative Effect of Accounting Change	589	626	334
Interest Charges, Net of Allowance for Borrowed Funds Used During Construction of $10, $11 and $12	202	200	199

Income Before Income Taxes, Preferred Stock Dividends and Cumulative Effect of Accounting Change	387	426	135
Income Taxes	123	135	36

Income Before Preferred Stock Dividends and Cumulative Effect of Accounting Change	264	291	99
Dividend Requirement of SCE&G — Obligated Mandatorily Redeemable Preferred Securities	—	2	4

Income Before Cash Dividends on Preferred Stock of Subsidiary and Cumulative Effect of Accounting Change	264	289	95
Cash Dividends on Preferred Stock of Subsidiary (At stated rates)	7	7	7

Income Before Cumulative Effect of Accounting Change	257	282	88
Cumulative Effect of Accounting Change, Net of Taxes	—	—	(230)

Net Income (Loss)	$257	$282	$(142)

Basic and Diluted Earnings (Loss) Per Share of Common Stock:
Before cumulative effect of accounting change	$2.30	$2.54	$0.83
Cumulative effect of accounting change, net of taxes	—	—	(2.17)

Basic and Diluted Earnings (Loss) Per Share	$2.30	$2.54	$(1.34)

Weighted Average Common Shares Outstanding (Millions)	111.6	110.8	106.0

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2004	2003	2002
	(Millions of dollars)
Cash Flows From Operating Activities:
Net Income (Loss)	$257	$282	$(142)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided From Operating Activities:
Cumulative effect of accounting change, net of taxes	—	—	230
Depreciation and amortization	274	249	233
Amortization of nuclear fuel	22	21	20
(Gain) loss on sale of investments	20	(61)	(40)
Impairment of investments	27	53	291
Hedging activities	11	4	42
Allowance for funds used during construction	(26)	(30)	(35)
Changes in certain assets and liabilities:
(Increase) decrease in receivables	(193)	(27)	(64)
(Increase) decrease in inventories	(57)	24	(1)
(Increase) decrease in prepayments	(2)	4	(19)
(Increase) decrease in pension asset	(15)	(5)	(26)
(Increase) decrease in other regulatory assets	(51)	(38)	3
Increase (decrease) in deferred income taxes, net	74	38	(185)
Increase (decrease) in other regulatory liabilities	45	49	39
Increase (decrease) in postretirement benefits obligations	7	4	9
Increase (decrease) in accounts payable	99	7	61
Increase (decrease) in taxes accrued	23	6	(4)
Increase (decrease) in interest accrued	(4)	3	7
Changes in fuel adjustment clauses	(3)	23	(15)
Changes in other assets	16	(33)	8
Changes in other liabilities	75	37	52

Net Cash Provided From Operating Activities	599	610	464

Cash Flows From Investing Activities:
Utility property additions and construction expenditures, net of AFC	(498)	(738)	(675)
Proceeds on sale of investments and assets	68	74	568
Nonutility property additions	(23)	(12)	(19)
Investments in affiliates	(19)	(17)	(62)

Net Cash Used For Investing Activities	(472)	(693)	(188)

Cash Flows From Financing Activities:
Proceeds:
Issuance of common stock	65	6	149
Issuance of First Mortgage Bonds	—	743	295
Issuance of Pollution Control and Industrial Revenue Bonds	—	36	87
Issuance of notes and loans	136	199	497
Swap settlement	—	—	29
Repayments:
Mortgage bonds	(100)	(350)	(104)
Notes and loans	(69)	(434)	(915)
Pollution Control Bonds	—	(47)	(62)
Payments of deferred financing costs	—	(25)	—
Retirement of preferred stock and trust preferred securities	—	(50)	(1)
Repurchase of common stock	(4)	(11)	—
Dividends and distributions:
Common stock	(161)	(151)	(133)
Preferred stock	(7)	(7)	(7)
Short-term borrowings, net	16	(14)	44

Net Cash Used For Financing Activities	(124)	(105)	(121)

Net Increase (Decrease) in Cash and Cash Equivalents	3	(188)	155
Cash and Cash Equivalents, January 1	117	305	150

Cash and Cash Equivalents, December 31	$120	$117	$305

Supplemental Cash Flow Information:
Cash paid for — Interest (net of capitalized interest of $10, $11 and $12)	$206	$197	$192
— Income taxes	24	77	190
Noncash Investing and Financing Activities:
Unrealized gain (loss) on securities available for sale, net of tax	(2)	2	87
Columbia Franchise Agreement	—	—	30

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Retained Earnings
	Shares	Amount			Total
	(Millions)
Balance at December 31, 2001	105	$1,043	$1,264	$(113)	$2,194
Comprehensive Income (Loss):
Net loss			(142)		(142)
Unrealized gains on securities, net of taxes $47				87	87
Unrealized gains on hedging activities, net of taxes $15				27	27

Total Comprehensive Income (Loss)			(142)	114	(28)
Issuance of Common Stock	6	149			149
Dividends Declared on Common Stock			(138)		(138)

Balance as of December 31, 2002	111	1,192	984	1	2,177
Comprehensive Income:
Net Income			282		282
Unrealized gains on securities, net of taxes $1				2	2
Unrealized gains on hedging activities, net of taxes $2				3	3

Total Comprehensive Income			282	5	287
Issuance of Common Stock		6			6
Repurchase of Common Stock		(11)			(11)
Dividends Declared on Common Stock			(153)		(153)

Balance as of December 31, 2003	111	1,187	1,113	6	2,306
Comprehensive Income (Loss):
Net Income			257		257
Unrealized loss on securities, net of taxes $(1)				(2)	(2)
Unrealized loss on hedging activities, net of taxes $(4)				(8)	(8)

Total Comprehensive Income (Loss)			257	(10)	247
Issuance of Common Stock	2	65			65
Repurchase of Common Stock		(4)			(4)
Dividends Declared on Common Stock			(163)		(163)

Balance as of December 31, 2004	113	$1,248	$1,207	$(4)	$2,451

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Organization and Principles of Consolidation

        SCANA Corporation (SCANA, and together with its consolidated subsidiaries, the Company), a South Carolina corporation, is a registered public utility holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended (PUHCA). The Company, through wholly owned subsidiaries, is engaged predominantly in the generation and sale of electricity to wholesale and retail customers in South Carolina and in the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina, North Carolina and Georgia. The Company is also engaged in other energy-related businesses and provides fiber optic communications in South Carolina.

        The accompanying Consolidated Financial Statements reflect the accounts of SCANA, the following wholly owned subsidiaries, and one other wholly owned subsidiary in liquidation.

Regulated businesses

South Carolina Electric & Gas Company (SCE&G)
South Carolina Fuel Company, Inc. (Fuel Company)
South Carolina Generating Company, Inc. (GENCO)
Public Service Company of North Carolina, Incorporated (PSNC Energy)
South Carolina Pipeline Corporation (SCPC)
SCG Pipeline, Inc.

Nonregulated businesses
SCANA Energy Marketing, Inc.
SCANA Communications, Inc. (SCI)
ServiceCare, Inc.
Primesouth, Inc.
SCANA Resources, Inc.
SCANA Services, Inc.
SCANA Corporate Security Services, Inc.

        Certain investments are reported using the cost or equity method of accounting, as appropriate. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation," which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the rate-making process is probable.

B. Basis of Accounting

        The Company accounts for its regulated utility operations, assets and liabilities in accordance with the provisions of SFAS 71, which requires cost-based rate-regulated utilities to recognize in their financial statements certain revenues and expenses in different time periods than do enterprises that are not rate-regulated. As a result, the Company has recorded as of December 31, 2004, approximately $420 million and $649 million of regulatory assets (including environmental) and liabilities (including other asset retirement obligations), respectively, as shown below.

	December 31,
Millions of dollars	2004	2003
Accumulated deferred income taxes, net	$126	$110
Under- (over-) collections — electric fuel and gas cost adjustment clauses, net	41	12
Deferred purchased power costs	26	26
Deferred environmental remediation costs	18	20
Asset retirement obligation — nuclear decommissioning	49	48
Other asset retirement obligations	(450)	(346)
Deferred non-conventional fuel tax benefits, net	(97)	(67)
Storm damage reserve	(33)	(37)
Franchise agreements	58	62
Deferred regional transmission organization costs	14	—
Other	19	21

Total	$(229)	$(151)

        Accumulated deferred income tax liabilities arising from utility operations that have not been included in customer rates are recorded as a regulatory asset. Accumulated deferred income tax assets arising from deferred investment tax credits are recorded as a regulatory liability.

        Under- (over-) collections—electric fuel and gas adjustment clauses, net represent amounts under-collected from customers pursuant to the fuel adjustment clause (electric customers) or gas cost adjustment clause (gas customers) as approved by the Public Service Commission of South Carolina (SCPSC) or North Carolina Utilities Commission (NCUC) during annual hearings. See Note 1F.

        Deferred purchased power costs represent costs that were necessitated by outages at two of SCE&G's base load generating plants in winter 2000-2001. The SCPSC approved recovery of these costs in base rates over a three year period beginning January 2005. See Note 2.

        Deferred environmental remediation costs represent costs associated with the assessment and clean-up of manufactured gas plant (MGP) sites currently or formerly owned by the Company. Costs incurred at sites owned by SCE&G are being recovered through rates. Such costs, totaling approximately $10.5 million, are expected to be fully recovered by the end of 2009. A portion of the costs incurred at sites owned by PSNC Energy is also being recovered through rates, and management believes the remaining costs of approximately $6.5 million will be recoverable. Amounts incurred and deferred to date, net of insurance settlements, that are not currently being recovered through gas rates at PSNC Energy are approximately $1.4 million. See Note 2.

        Asset retirement obligation (ARO) — nuclear decommissioning represents the regulatory asset associated with the legal obligation to decommission and dismantle V. C. Summer Nuclear Station (Summer Station) as required in SFAS 143, "Accounting for Asset Retirement Obligations."

        Other asset retirement obligations represent net collections through depreciation rates of estimated costs to be incurred for the future retirement of assets for which no legal retirement obligation exists.

        Deferred non-conventional fuel tax benefits represent the deferral of partnership losses and other expenses of approximately $58.7 million, offset by the tax benefits of those losses and expenses and accumulated synthetic fuel tax credits of approximately $155.4 million, associated with SCE&G's two partnerships involved in converting coal to synthetic fuel. Under a plan approved by the SCPSC, any tax credits generated from non-conventional fuel produced by the partnerships and consumed by SCE&G and ultimately passed through to SCE&G, net of partnership losses and other expenses, have been and will be deferred and will be applied to offset the capital costs of constructing the back-up dam at Lake Murray. See Note 2.

        The storm damage reserve represents an SCPSC approved reserve account for SCE&G capped at $50 million to be collected through rates. The accumulated storm damage reserve can be applied to offset actual incremental storm damage costs in excess of $2.5 million in a calendar year. During the year ended December 31, 2004, approximately $10.9 million was drawn from this reserve account.

        Franchise agreements represent costs associated with the 30-year electric and gas franchise agreements with the cities of Charleston and Columbia, South Carolina. These amounts are not earning a return, but are being amortized through cost of service over approximately 15 years.

        Deferred regional transmission organization costs represent costs incurred by SCE&G in the United States Federal Energy Regulatory Commission (FERC)-mandated formation of GridSouth. The project was suspended in 2002. These amounts are not earning a return; however, in its January 2005 order the SCPSC approved SCE&G's request to amortize these costs over a five-year period. See Note 2.

        The SCPSC and the NCUC (collectively, state commissions) have reviewed and approved through specific orders most of the items shown as regulatory assets. Other items represent costs which are not yet approved for recovery by a state commission. In recording these costs as regulatory assets, management believes the costs will be allowable under existing rate-making concepts that are embodied in rate orders received by the Company. However, ultimate recovery is subject to state commission approval. In the future, as a result of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria for continued application of SFAS 71 and could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the Company's results of operations, liquidity or financial position in the period the write-off were to be recorded.

C. System of Accounts

        The accounting records of the Company's regulated subsidiaries are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and as adopted by state commissions.

D. Utility Plant and Major Maintenance

        Utility plant is stated substantially at original cost. The costs of additions, renewals and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and an allowance for funds used during construction, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged to accumulated depreciation. The costs of repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the asset's life or functionality are charged to maintenance expense.

        SCE&G, operator of Summer Station, and the South Carolina Public Service Authority (Santee Cooper) are joint owners of Summer Station in the proportions of two-thirds and one-third, respectively. The parties share the operating costs and energy output of the plant in these proportions. Each party, however, provides its own financing. Plant-in-service related to SCE&G's portion of Summer Station was approximately $1.0 billion as of December 31, 2004 and 2003 (including amounts related to ARO). Accumulated depreciation associated with SCE&G's share of Summer Station was approximately $463.7 million and $449.5 million as of December 31, 2004 and 2003, respectively (including amounts related to ARO). SCE&G's share of the direct expenses associated with operating Summer Station is included in "Other operation and maintenance" expenses and totaled approximately $74.4 million, $74.7 million and $76.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Planned major maintenance other than that related to nuclear outages is expensed when incurred. The only major maintenance that is accrued in advance of the time the costs are actually incurred is that related to nuclear refueling outages for which such accounting treatment and rate recovery of expenses accrued thereunder has been approved by the

SCPSC. Nuclear outages are scheduled 18 months apart, and SCE&G begins accruing for each successive outage upon completion of the preceding outage. SCE&G is accruing approximately $0.8 million per month from January 2004 through June 2005 for its portion of the outage scheduled to begin in April 2005. Total costs for the 2005 planned outage are estimated to be approximately $22.2 million, of which SCE&G will be responsible for approximately $14.8 million. As of December 31, 2004 and 2003, SCE&G had accrued approximately $9.9 million and $7.5 million, respectively.

E. Allowance for Funds Used During Construction (AFC)

        AFC is a noncash item that reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion of, as a component of construction cost, the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company's regulated subsidiaries calculated AFC using composite rates of 6.8%, 8.1% and 8.3% for 2004, 2003 and 2002, respectively. These rates do not exceed the maximum allowable rate as calculated under FERC Order No. 561. Interest on nuclear fuel in process is capitalized at the actual interest amount incurred.

F. Revenue Recognition

        Revenues are recorded during the accounting period in which services are provided to customers and include estimated amounts for electricity and natural gas delivered, but not yet billed. Unbilled revenues totaled approximately $180.5 million and $134.5 million as of December 31, 2004 and 2003, respectively.

        Fuel costs for electric generation are collected through the fuel cost component in retail electric rates. The fuel cost component contained in electric rates is established by the SCPSC during annual fuel cost hearings. Any difference between actual fuel costs and amounts contained in the fuel cost component is deferred and included when determining the fuel cost component during the next annual fuel cost hearing. SCE&G had undercollected through the electric fuel cost component approximately $19.6 million and $1.1 million at December 31, 2004 and 2003, respectively, which amounts are included in other regulatory assets.

        Customers subject to the gas cost adjustment clause are billed based on a fixed cost of gas determined by the state commission during annual gas cost recovery hearings. Any difference between actual gas costs and amounts contained in rates is deferred and included when establishing gas costs during the next annual gas cost recovery hearing. At December 31, 2004 and 2003 SCE&G had undercollected approximately $11.1 million and $11.9 million, respectively, which amounts are also included in other regulatory assets. At December 31, 2004 PSNC Energy had undercollected approximately $10 million, which also is included in other regulatory assets. At December 31, 2003 PSNC Energy had overcollected approximately $1.0 million, which is included in other regulatory liabilities.

        SCE&G's and PSNC Energy's gas rate schedules for residential, small commercial and small industrial customers include a weather normalization adjustment which minimizes fluctuations in gas revenues due to abnormal weather conditions.

G. Depreciation and Amortization

        Provisions for depreciation and amortization are recorded using the straight-line method and are based on the estimated service lives of the various classes of property.

        The composite weighted average depreciation rates for utility plant assets were as follows:

	2004	2003	2002
SCE&G	2.99%	3.02%	2.93%
GENCO	2.66%	2.66%	2.66%
SCPC	2.04%	2.13%	2.14%
PSNC Energy	3.87%	4.05%	4.29%
Aggregate of Above	3.04%	3.10%	3.06%

        Nuclear fuel amortization, which is included in "Fuel used in electric generation" and recovered through the fuel cost component of SCE&G's rates, is recorded using the units-of-production method. Provisions for amortization of nuclear fuel include amounts necessary to satisfy obligations to the Department of Energy (DOE) under a contract for disposal of spent nuclear fuel. See Note 1H.

        The Company considers amounts categorized by FERC as "acquisition adjustments" to be goodwill as defined in SFAS 142, "Goodwill and Other Intangible Assets," and has ceased amortization of such amounts. These amounts are related to acquisition adjustments of approximately $466 million recorded on the books of PSNC Energy (Gas Distribution segment) and approximately $40 million recorded on the books of SCPC (Gas Transmission segment). The Company has no other intangible assets.

        In connection with implementation of SFAS 142, effective January 1, 2002, the Company performed a valuation analysis of its investment in SCPC using a discounted cash flows analysis and of PSNC Energy using an independent appraisal. The analysis of the investment in PSNC Energy indicated that the carrying amount of PSNC Energy's acquisition adjustment exceeded its fair value by approximately $230 million or $2.17 per share. The resulting impairment charge is reflected on the statement of operations as the cumulative effect of an accounting change. SFAS 142 requires that an impairment evaluation be performed annually and at the same time each year. Subsequent annual calculations required by SFAS 142 have indicated no need for further write-downs. Should a further write-down be required in the future, such a charge would be treated as an operating expense.

H. Nuclear Decommissioning

        SCE&G's two-thirds share of estimated site-specific nuclear decommissioning costs for Summer Station, including the cost of decommissioning plant components not subject to radioactive contamination, totals approximately $357.3 million, stated in 1999 dollars, based on a decommissioning study completed in 2000. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Summer Station. The cost estimate is based on a decommissioning methodology acceptable to the Nuclear Regulatory Commission (NRC) under which the site would be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that permits release for unrestricted use. SCE&G records its liability for decommissioning cost in deferred credits.

        Under SCE&G's method of funding decommissioning costs, amounts collected through rates ($3.2 million in each of 2004, 2003 and 2002) are invested in insurance policies on the lives of certain Company personnel. SCE&G is the beneficiary of these policies. Through these insurance contracts, SCE&G is able to take advantage of income tax benefits and accrue earnings on a tax-deferred basis. Amounts collected through electric rates, insurance proceeds, and interest on proceeds, less expenses, are transferred by SCE&G to an external trust fund. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis.

        In addition to the above, pursuant to the 1992 National Energy Policy Act and the requirements of the DOE, SCE&G has recorded a liability for its estimated share of the DOE's decontamination and decommissioning obligation. The liability, approximately $1.1 million and $1.5 million at December 31, 2004 and 2003, respectively, has been included in "Long-Term Debt, net." SCE&G is recovering the cost associated with this liability through the fuel cost component of its rates; accordingly, this amount is included in other regulatory assets.

I. Income and Other Taxes

        The Company files a consolidated federal income tax return. Under a joint consolidated income tax allocation agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of the Company's regulated subsidiaries; otherwise, they are charged or credited to income tax expense.

        The Company records excise taxes billed and collected, as well as local franchise and similar taxes, as liabilities until they are remitted to the respective taxing authority. As such, no excise taxes are included in revenues or expenses in the statements of operations.

J. Debt Premium, Discount and Expense, Unamortized Loss on Reacquired Debt

        Long-term debt premium and discount are recorded in long-term debt and are amortized as components of Interest Charges over the terms of the respective debt issues. Other issuance expense and gains or losses on reacquired debt that is refinanced are recorded in other deferred debits or credits and amortized over the term of the replacement debt.

K. Environmental

        The Company maintains an environmental assessment program to identify and evaluate current and former sites that could require environmental cleanup. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate solely to regulated operations. Such amounts are recorded in deferred debits and are amortized with recovery provided through rates.

L. Cash and Cash Equivalents

        The Company considers temporary cash investments having original maturities of three months or less at time of purchase to be cash equivalents. These cash equivalents are generally in the form of commercial paper, certificates of deposit, repurchase agreements, treasury bills and notes.

M. Commodity Derivatives

        The Company records derivatives contracts at their fair value in accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and adjusts fair value each reporting period. The Company determines fair value of most of the energy-related derivatives contracts using quotations from markets where they are actively traded. For other derivatives contracts the Company uses published market surveys and, in certain cases, independent parties to obtain quotes concerning fair value. Market quotes tend to be more plentiful for those derivatives contracts maturing in two years or less. The Company's derivatives contracts do not extend beyond two years. See Note 9.

        SCPC's tariffs include a purchased gas adjustment (PGA) clause that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCPC's hedging activities are to be included in the PGA. As such, costs of related derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its weighted average cost of gas calculation. The offset to the change in fair value of these derivatives is recorded as a current asset or liability. PSNC Energy's tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy records transaction fees and any realized gains or losses from derivatives acquired as part of its hedging program in deferred accounts as a regulatory asset or liability for the over or under recovery of gas costs.

N. New Accounting Standards

        SFAS 123 (revised 2004), "Share-Based Payment," was issued in December 2004 and will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123, "Accounting for Stock-Based Compensation" and supersedes APB 25, "Accounting for Stock Issued to Employees." The Company will adopt SFAS 123(R) in the third quarter of 2005. The Company does not expect that the initial adoption of SFAS 123(R) will have a material impact on the Company's results of operations, cash flows or financial position.

        SFAS 153, "Exchanges of Nonmonetary Assets," was issued in December 2004 and amends APB 29, "Accounting for Nonmonetary Transactions." SFAS 153 makes a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 applies prospectively to nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that the initial adoption of SFAS 153 will have a material impact on the Company's results of operations, cash flows or financial position.

        At the June 30—July 1, 2004 meeting of the Emerging Issues Task Force (EITF), the EITF reached a consensus on Issue No. 02-14, "Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock." The EITF determined that an investor should apply the equity method of accounting when it has an investment in common stock or an investment that is in-substance common stock, as defined, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. This consensus must be applied in reporting periods beginning after September 15, 2004. The Company's initial adoption of the guidance in the fourth quarter of 2004 had no impact on the Company's results of operations, cash flows or financial position.

        At the March 2004 and November 2003 EITF meetings, the EITF reached consensus on certain matters related to Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue No. 03-01 requires that certain disclosures be made related to investments that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Guidance for evaluating whether an investment is other-than-temporarily impaired is also provided in the consensus. The impairment guidance applies to reporting periods beginning after June 15, 2004. The disclosure guidance is effective for annual financial statements for fiscal years ending after December 15, 2003. The Company's initial adoption of the impairment guidance on July 1, 2004 had no impact on the Company's results of operations, cash flows or financial position.

O. Equity Compensation Plan

        Under the SCANA Corporation Long-Term Equity Compensation Plan (the Plan), certain employees and non-employee directors may receive incentive and nonqualified stock options and other forms of equity compensation. The Company accounts for this equity-based compensation using the intrinsic value method under APB 25, "Accounting for Stock Issued to Employees, " and related interpretations. In addition, the Company has adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation," and SFAS 148 "Accounting for Stock-Based Compensation—Transition and Disclosure." As discussed in Note 1N, the Company will adopt SFAS 123(R) in the third quarter of 2005.

        All options have been granted with exercise prices equal to the fair market value of the Company's stock on the respective grant dates since the Plan's inception; therefore, no compensation expense has been recognized in connection with such grants. If the Company had determined compensation expense for the issuance of options based on the fair value method described in SFAS 123, pro forma net income (loss) and earnings (loss) per share would have been as presented below:

	2004	2003	2002
Net income (loss) — as reported (millions)	$257.1	$282.0	$(141.7)
Net income (loss) — pro forma (millions)	256.0	280.3	(143.3)
Basic and diluted earnings (loss) per share — as reported	2.30	2.54	(1.34)
Basic and diluted earnings (loss) per share — pro forma	2.29	2.52	(1.35)

        The Company also grants other forms of equity based compensation to certain employees. The value of such awards is recognized as compensation expense under APB 25.

P. Earnings Per Share

        Earnings (loss) per share amounts have been computed in accordance with SFAS 128, "Earnings Per Share." Under SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period after giving effect to securities considered to be dilutive potential common stock. The Company uses the treasury stock method in determining total dilutive potential common stock. The Company has no securities that would have an antidilutive effect on earnings per share.

Q. Affiliated Transactions

        SCE&G holds two equity-method investments in partnerships involved in converting coal to non-conventional fuel.

SCE&G had recorded as receivables from these affiliated companies approximately $18.6 million and $13.4 million at December 31, 2004 and 2003, respectively. SCE&G had recorded as payables to these affiliated companies approximately $17.8 million and $12.2 million at December 31, 2004 and 2003, respectively. SCE&G purchased approximately $190.6 million, $145.8 million and $117.2 million of synthetic fuel from these affiliated companies in 2004, 2003 and 2002, respectively.

R. Reclassifications

        Certain amounts from prior periods have been reclassified to conform with the presentation adopted for 2004.

S. Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RATE AND OTHER REGULATORY MATTERS

South Carolina Electric & Gas Company

  Electric

        In a January 2005 order the SCPSC granted SCE&G a composite increase in retail electric rates of approximately 2.89%, designed to produce additional annual revenues of approximately $41.4 million based on a test year calculation. The SCPSC lowered SCE&G's return on common equity from 12.45% to a range of between 10.4% and 11.4%, with rates to be set at 10.7%. The new rates became effective in January 2005. As part of its order, the SCPSC approved SCE&G's recovery of construction and operating costs for SCE&G's new Jasper County Electric Generating Station, recovery of costs of mandatory environmental upgrades primarily related to Federal Clean Air Act regulations and the application of current and anticipated net synthetic fuel tax credits to offset the cost of constructing the back-up dam at Lake Murray. The SCPSC also approved recovery over a five-year period of SCE&G's approximately $14 million of costs incurred in the formation of the GridSouth Regional Transmission Organization and recovery through base rates over three years of approximately $25.6 million of purchased power costs that were previously deferred. As a part of its order, the SCPSC extended through 2010 its approval of the accelerated capital recovery plan for SCE&G's Cope Generating Station. Under the plan, based on the level of revenues and operating expenses, SCE&G may increase depreciation of its Cope Generating Station in excess of amounts that would be recorded based upon currently approved depreciation rates, not to exceed $36 million annually, without additional approval of the SCPSC. Any unused portion of the $36 million in any given year may be carried forward for possible use in the following year.

        In January 2003 the SCPSC granted SCE&G a composite increase in retail electric rates of approximately 5.8% designed to produce additional annual revenues of approximately $70.7 million based on a test year calculation. The SCPSC authorized a return on common equity of 12.45%. The rates and authorized return were effective for service rendered on and after February 1, 2003 until January 2005.

        SCE&G's rates are established using a cost of fuel component approved by the SCPSC which may be modified periodically to reflect changes in the price of fuel purchased by SCE&G. SCE&G's cost of fuel component in effect during 2004 and 2003 was as follows:

Rate Per KWh	Effective Date
$1.722	January 2003
$1.678	February 2003-April 2004
$1.821	May-December 2004

  Gas

        SCE&G's rates are established using a cost of gas component approved by the SCPSC which may be modified periodically to reflect changes in the price of natural gas purchased by SCE&G. SCE&G's cost of gas component in effect during 2004 and 2003 was as follows:

Rate Per Therm	Effective Date
$.728	January-February 2003
$.928	March-October 2003
$.877	November 2003-October 2004
$.903	November-December 2004

        The SCPSC allows SCE&G to recover through a billing surcharge to its gas customers the costs of environmental cleanup at the sites of former MGPs. The billing surcharge is subject to annual review and provides for the recovery of substantially all actual and projected site assessment and cleanup costs and environmental claims settlements for SCE&G's gas operations that had previously been recorded in deferred debits. In October 2003, as a result of the annual review, the SCPSC approved SCE&G's request to reduce the billing surcharge from 3.0 cents per therm to 0.8 cents per therm, which is intended to provide for the recovery, prior to the end of the year 2009, of the balance remaining at December 31, 2004 of $10.5 million.

Public Service Company of North Carolina, Incorporated

        PSNC Energy's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas. PSNC Energy revises its tariffs with the NCUC as necessary to track these changes and accounts for any over- or under- collections of the delivered cost of gas in its deferred accounts for subsequent rate consideration. The NCUC reviews PSNC Energy's gas purchasing practices annually.

        PSNC Energy's benchmark cost of gas in effect during 2004 and 2003 was as follows:

Rate Per Therm	Effective Date
$.460	January-February 2003
$.595	March 2003
$.725	April-November 2003
$.600	December 2003-September 2004
$.675	October-November 2004
$.825	December 2004

        On February 3, 2005 the NCUC approved PSNC Energy's request to decrease the benchmark cost of gas from $.825 per therm to $.725 per therm for service rendered on and after February 1, 2005.

        On January 21, 2005 the NCUC authorized PSNC Energy to defer for subsequent rate consideration certain expenses incurred to comply with the U. S. Department of Transportation's Pipeline Integrity Management requirements. This accounting treatment is effective November 1, 2004.

        In September 2004, in connection with PSNC Energy's 2004 Annual Prudence Review, the NCUC determined that PSNC Energy's gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12-month review period ended March 31, 2004. The NCUC also authorized new rate decrements to refund over-collections of certain gas costs included in PSNC Energy's deferred accounts, effective March 1, 2004.

        A state expansion fund, established by the North Carolina General Assembly and funded by refunds from PSNC Energy's interstate pipeline transporters, provides financing for expansion into areas that otherwise would not be economically feasible to serve. In June 2000 the NCUC approved PSNC Energy's requests for disbursement of up to $28.4 million from PSNC Energy's expansion fund to extend natural gas service to Madison, Jackson and Swain Counties in western North Carolina. The final phase of this project was completed and placed in service in April 2004 at a total cost of approximately $30.3 million.

        In December 1999 the NCUC issued an order approving SCANA's acquisition of PSNC Energy. As specified in the order, PSNC Energy agreed to a moratorium on general rate increases until after August 2005. General rate relief can be obtained during this period to recover costs associated with materially adverse governmental actions and force majeure events.

South Carolina Pipeline Corporation

        SCPC's purchased gas adjustment for cost recovery and gas purchasing policies are reviewed annually by the SCPSC. In an October 2004 order, the SCPSC found that for the period January through December 2003 SCPC's gas purchasing policies and practices were prudent and SCPC properly adhered to the gas cost recovery provisions of its gas tariff.

3. EMPLOYEE BENEFIT PLANS AND EQUITY COMPENSATION PLAN

Pension and Other Postretirement Benefit Plans

        The Company sponsors a noncontributory defined benefit pension plan, covering substantially all permanent employees. The Company's policy has been to fund the plan to the extent permitted by applicable federal income tax regulations as determined by an independent actuary.

        Effective July 1, 2000 the Company's pension plan was amended to provide a cash balance formula. With certain exceptions employees were allowed to either remain under the final average pay formula or elect the cash balance formula. Under the final average pay formula, benefits are based on years of credited service and the employee's average annual base earnings received during the last three years of employment. For employees electing the cash balance formula, the monthly benefit earned under the final average pay formula at July 1, 2000 was converted to a lump sum amount and increased by transition credits for eligible employees. This opening balance increases going forward as a result of compensation credits and interest credits.

        In addition to pension benefits, the Company provides certain unfunded postretirement health care and life insurance benefits to active and retired employees. Retirees share in a portion of their medical care cost. The Company provides life insurance benefits to retirees at no charge. The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for these benefits.

        The measurement date used to determine pension and other postretirement benefit obligations is December 31. Information regarding the benefit obligations and the funding thereof is presented below.

Changes in Benefit Obligation

        Data related to the changes in the projected benefit obligation for retirement benefits and the accumulated benefit obligation for other postretirement benefits are presented below.

	Retirement Benefits		Other Postretirement Benefits
Millions of dollars	2004	2003	2004	2003
Benefit obligation, January 1	$619.9	$595.6	$188.4	$183.4
Service cost	11.1	9.5	3.3	2.7
Interest cost	37.4	36.7	11.4	11.4
Plan participants' contributions	—	—	1.1	0.8
Plan amendments	8.0	—	4.7	—
Actuarial loss	24.1	7.6	1.2	4.3
Benefits paid	(31.0)	(29.5)	(12.6)	(14.2)

Benefit obligation, December 31	$669.5	$619.9	$197.5	$188.4

        The accumulated benefit obligation for retirement benefits at the end of 2004 and 2003 was $635.8 million and $589.8 million, respectively. These accumulated retirement benefit obligations differ from the projected retirement benefit obligations above in that they reflect no assumptions about future compensation levels.

        Significant assumptions used to determine the above benefit obligations are as follows:

	2004	2003
Annual discount rate used to determine benefit obligations	5.75%	6.00%
Assumed annual rate of future salary increases for projected benefit obligation	4.00%	4.00%

        A 9.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.0% for 2011 and to remain at that level thereafter. The effects of a one percentage point increase or decrease on accumulated other postretirement benefit obligation for health care benefits are as follows:

Millions of dollars	1% Increase	1% Decrease
Effect on postretirement benefit obligation	$4.0	$(3.5)

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act established a prescription drug benefit under Medicare, known as "Medicare Part D," and a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. The Company anticipates that benefits provided to some groups of plan participants will be actuarially equivalent to Medicare Part D and therefore will entitle the Company to a federal subsidy.

        In May 2004, the Financial Accounting Standards Board (FASB) issued Staff Position 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act" ("FSP 106-2"). FSP 106-2 provides definitive guidance on the recognition of the effects of the Act and related disclosure requirements for employers that sponsor prescription drug benefit plans for retirees. In the quarter beginning July 1, 2004 the Company adopted FSP 106-2. The expected subsidy reduced the accumulated postretirement benefit obligation (APBO) as of July 1, 2004 by $3.7 million, and net periodic cost for 2004 by $0.2 million, as compared to the amount calculated without considering the effects of the subsidy.

Changes in Plan Assets

	Retirement Benefits
Millions of dollars	2004	2003
Fair value of plan assets, January 1	$787.7	$666.9
Actual return on plan assets	90.0	150.3
Benefits paid	(31.0)	(29.5)

Fair value of plan assets, December 31	$846.7	$787.7

        At the end of 2004 and 2003, the fair value of plan assets for the pension plan exceeded both the projected benefit obligation and the accumulated benefit obligation discussed above. Since the accumulated benefit obligation is less than the fair value of plan assets, there is no adjustment to other comprehensive income.

Funded Status of Plans

	Retirement Benefits		Other Postretirement Benefits
Millions of dollars	2004	2003	2004	2003
Funded status, December 31	$177.2	$167.8	$(197.5)	$(188.4)
Unrecognized actuarial loss	28.2	23.1	44.2	45.0
Unrecognized prior service cost	78.3	76.8	6.4	2.9
Unrecognized net transition obligation	1.4	2.3	5.0	5.9

Net asset (liability) recognized in consolidated balance sheet	$285.1	$270.0	$(141.9)	$(134.6)

        In connection with the joint ownership of Summer Station, as of December 31, 2004 and 2003 the Company recorded within deferred credits a $9.7 million and $9.3 million obligation, respectively, to Santee Cooper, representing an estimate of the net pension asset attributable to the Company's contributions to the pension plan that were recovered through billings to Santee Cooper for its one-third portion of shared costs. As of December 31, 2004 and 2003, the Company also recorded a $6.8 million and $6.5 million receivable, respectively, from Santee Cooper, representing an estimate of its portion of the unfunded net postretirement benefit obligation.

Expected Cash Flows

        The total benefits expected to be paid from the pension plan or from the Company's assets for the pension and other postretirement benefits plans, respectively, are as follows:

Expected Benefit Payments Millions of dollars	Pension Benefits	Other Postretirement Benefits*
2005	$41.8	$13.4
2006	44.2	13.9
2007	44.7	14.0
2008	49.2	13.9
2009	49.9	14.0
2010-2014	287.0	73.9

*Net of participant contributions

Net Periodic Cost

        As allowed by SFAS 87 and SFAS 106, the Company records net periodic benefit cost (income) utilizing beginning of the year assumptions. Disclosures required for these plans under SFAS 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," are set forth in the following tables:

Components of Net Periodic Benefit Cost (Income)

	Retirement Benefits			Other Postretirement Benefits
Millions of dollars	2004	2003	2002	2004	2003	2002
Service cost	$11.1	$9.5	$9.0	$3.3	$2.7	$3.1
Interest cost	37.4	36.7	39.8	11.4	11.4	12.4
Expected return on assets	(71.0)	(59.9)	(77.6)	n/a	n/a	n/a
Prior service cost amortization	6.6	6.3	6.3	1.4	0.9	0.9
Amortization of actuarial (gain) loss	—	1.6	(4.1)	1.9	1.5	1.1
Transition amount amortization	0.8	0.8	0.8	0.8	0.8	0.8

Net periodic benefit (income) cost	$(15.1)	$(5.0)	$(25.8)	$18.8	$17.3	$18.3

Significant Assumptions Used in Determining Net Periodic Benefit Cost (Income)

	Retirement Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002
Discount rate	6.00%	6.50%	7.50%	6.00%	6.50%	7.50%
Expected return on plan assets	9.25%	9.25%	9.50%	n/a	n/a	n/a
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Health care cost trend rate	n/a	n/a	n/a	9.50%	10.00%	8.50%
Ultimate health care cost trend rate	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year achieved	n/a	n/a	n/a	2011	2011	2009
Measurement date	Jan 1	Jan 1	Jan 1	Jan 1	Jan 1	Jan 1

        The effect of a one-percentage-point increase or decrease in the assumed health care cost trend rate on total service and interest cost is less than $250,000.

Pension Plan Contributions

        While the investment performance over the 2000-2002 period and the recent decline in discount rates have significantly reduced the level of pension income from prior levels, the pension trust has been and remains adequately funded. No contributions have been required since 1997, and the Company does not anticipate making contributions to the funded pension plan in 2005. As such, these declines in pension income have had no impact on the Company's cash flows.

Pension Plan Asset Allocations

        The Company's pension plan asset allocation at December 31, 2004 and 2003 and the target allocation for 2005 are as follows:

Asset Category	Target Allocation	Percentage of Plan Assets At December 31
	2005	2004	2003
Equity Securities	70%	72%	71%
Debt Securities	30%	28%	29%

        The assets of the pension plan are invested in accordance with the objectives of (1) fully funding the actuarial accrued liability for the pension plan, (2) maximizing return within reasonable and prudent levels of risk in order to minimize contributions, and (3) maintaining sufficient liquidity to meet benefit payment obligations on a timely basis. These objectives have been based on a ten-year investment horizon; therefore, interim fluctuations should be viewed with appropriate perspective. The pension plan operates with several risk and control procedures, including ongoing reviews of liabilities, investment objectives, investment managers and performance expectations. Transactions involving certain types of investments are prohibited. Equity securities held by the pension plan during the above periods did not include SCANA common stock.

        In developing the expected long-term rate of return assumptions, management continually evaluates the pension plan's historical cumulative actual returns over several periods, all of which returns have been in excess of related broad indices. Management anticipates that the pension plan's investment managers will continue to generate long-term returns of at least 9.25%. The expected long-term rate of return of 9.25% assumes an asset allocation of 70% with equity managers and 30% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio to the targeted allocation when considered appropriate.

Long-Term Equity Compensation Plan

        The Long-Term Equity Compensation Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units to certain key employees and non-employee directors. The plan currently authorizes the issuance of up to five million shares of the Company's common stock, no more than one million of which may be granted in the form of restricted stock.

        A summary of activity related to grants of nonqualified stock options follows:

	Number of Options	Weighted Average Exercise Price
Outstanding — December 31, 2001	802,281	$27.11
Granted	1,116,638	27.56
Exercised	(103,677)	27.12
Forfeited	(97,332)	27.38

Outstanding — December 31, 2002	1,717,910	27.39
Granted	—	n/a
Exercised	(203,052)	27.41
Forfeited	(21,173)	27.50

Outstanding — December 31, 2003	1,493,685	27.39
Granted	—	n/a
Exercised	(751,997)	26.28
Forfeited	(11,241)	27.52

Outstanding — December 31, 2004	730,447	27.49

        One-third of the options vest on each anniversary of the date of grant until full vesting occurs. The options expire ten years after the grant date. Information about outstanding and exercisable options as of December 31, 2004 follows:

	Options Outstanding
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$25.50 - $29.60	730,447	6.5	$27.49
	Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
$25.50 - $29.60	388,487	$27.42

        At December 31, 2003 and 2002 exercisable options totaled 648,392 at a weighted average exercise price of $27.19 and 274,306 at a weighted average exercise price of $26.91, respectively.

        For purposes of the pro forma information presented in Note 10, the weighted average fair value at grant date (the value at grant date of the right to purchase stock at a fixed price for an extended time period) for options granted in 2002 was $4.67. This fair value was estimated using the Black-Scholes option pricing model and weighted average assumptions for expected life of options (7 years), risk free interest rate (4.64%), volatility of underlying stock (21%) and dividend yield of underlying stock (4.4%). No options have been granted since 2002.

        The Company also grants other forms of equity based compensation to certain employees. These awards consist of hypothetical share grants which vest and become payable upon the attainment of specified performance metrics, and compensation is recorded under APB 25. These awards may be settled in shares of Company stock or in cash at the Company's determination. Total expense recorded for these awards was approximately $13.2 million, $9.4 million and $1.5 million in 2004, 2003 and 2002, respectively.

4. LONG-TERM DEBT

        Long-term debt by type with related weighted average interest rates and maturities is as follows:

	Weighted- Average Rate		December 31,
Millions of dollars		Year Due	2004	2003
Medium-Term Notes (unsecured)(a)	5.77%	2005-2012	$1,040	$1,090
First Mortgage Bonds (secured)	6.25%	2005-2033	1,700	1,800
First & Refunding Mortgage Bonds (secured)	9.00%	2006	131	131
GENCO Notes (secured)	6.02%	2011-2024	130	34
Industrial and Pollution Control Bonds	5.24%	2012-2032	156	156
Senior Debentures(b)	7.53%	2005-2026	126	133
Fair value of interest rate swaps(c)			32	38
Other		2005-2013	94	65

Total debt			3,409	3,447
Current maturities of long-term debt			(204)	(202)
Unamortized Discount			(19)	(20)

Total long-term debt, net			$3,186	$3,225

(a)
Includes $200.0 million of variable interest debt and $250.0 million of fixed rate debt hedged by variable interest rate swaps.

(b)
Includes $25.6 million of fixed rate debt hedged by variable interest rate swaps.

(c)
Includes $4.2 million related to the fair market value of current swaps and $27.9 million representing unamortized payments received to terminate previous swaps. See discussion at Note 9.

        The annual amounts of long-term debt maturities and sinking fund requirements for the years 2005 through 2009 are summarized as follows:

Year	Amount
(Millions of dollars)
2005	$200
2006	380
2007	75
2008	165
2009	150

        Approximately $35.5 million of the long-term debt maturing in 2005 relates to a sinking fund requirement, which may be satisfied by either deposit and cancellation of bonds issued upon the basis of property additions or bond retirement credits, or by deposit of cash with the Trustee.

        In 2004 SCE&G borrowed $35.4 million under an agreement with the South Carolina Transportation Infrastructure Bank (the Bank) and the South Carolina Department of Transportation (SCDOT) that allows SCE&G to borrow funds from the Bank to construct a roadbed for SCDOT in connection with the Lake Murray Dam remediation project. The loan agreement provides for interest-free borrowings of up to $59 million with such borrowings being repaid over ten years from the initial borrowing. At December 31, 2004 SCE&G had $32.5 million outstanding under the agreement.

        Substantially all of SCE&G's and GENCO's utility plant is pledged as collateral in connection with long-term debt. The Company is in compliance with all debt covenants.

5. LINES OF CREDIT AND SHORT-TERM BORROWINGS

        Details of lines of credit and short-term borrowings at December 31, 2004 and 2003, are as follows:

Millions of dollars	2004	2003
Lines of credit (total and unused)
Committed
Short-term	$100	$625
Long-term	650	75
Uncommitted	113 (1)	113 (1)
Commercial paper outstanding (270 or fewer days):
SCE&G	$122	$94
Weighted average interest rate	2.39%	1.15%
Fuel Company	$31	$46
Weighted average interest rate	2.44%	1.15%
PSNC Energy	$58	$55
Weighted average interest rate	2.47%	1.17%
Total	$211	$195
Weighted average interest rate	2.42%	1.16%

(1)
Lines of credit that either SCANA or SCE&G may use.

        The Company pays fees to banks as compensation for maintaining committed lines of credit.

        Nuclear and fossil fuel inventories and sulfur dioxide emission allowances are financed through the issuance by Fuel Company of short-term commercial paper. All commercial paper borrowings are supported by five-year revolving credit facilities which expire on June 15, 2009. The committed credit facilities provide for a maximum of $750 million to be outstanding at any time.

6. COMMON EQUITY

        The Company's Restated Articles of Incorporation do not limit the dividends that may be paid on its common stock. However, the Restated Articles of Incorporation of SCE&G contain provisions that, under certain circumstances, which the Company considers to be remote, could limit the payment of cash dividends on its common stock. In addition, with respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2004 approximately $48 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G's common stock.

        Cash dividends on common stock were declared during 2004, 2003 and 2002 at an annual rate per share of $1.46, $1.38 and $1.30, respectively.

        The accumulated balances related to each component of other comprehensive income (loss) were as follows:

Millions of dollars	Unrealized gains (losses) on securities	Cash flow hedging activities	Accumulated Other Comprehensive Income (loss)
Balance, December 31, 2001	$(87)	$(26)	$(113)
Other comprehensive income	87	27	114

Balance, December 31, 2002	—	1	1
Other comprehensive income	2	3	5

Balance, December 31, 2003	2	4	6
Other comprehensive income (loss)	(2)	(8)	(10)

Balance, December 31, 2004	$—	$(4)	$(4)

        During 2004, $0.7 million was reclassified from unrealized gains and $12.5 million was reclassified from unrealized losses on securities into net income (loss) as a result of the sale of the Company's investments in ITC^DeltaCom, Inc. (ITC^DeltaCom) and the impairment and subsequent sale of the Company's investment in Knology, Inc. (Knology). See Note 9. The Company also recognized a gain of $6.4 million, net of taxes, as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2004.

        During 2003, no unrealized gains (losses) on securities were reclassified into net income (loss). The Company recognized a gain of $3.9 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2003.

        During 2002, $87 million was reclassified from unrealized gains (losses) on securities into net income (loss) as a result of the recording of an impairment in the value of the Deutsche Telekom AG (DTAG) investment. The Company also recognized a loss of approximately $20.6 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2002.

7. PREFERRED STOCK

        Retirements under sinking fund requirements are at par values. The aggregate of the annual amounts of purchase or sinking fund requirements for preferred stock for the years 2005 through 2009 is $2.7 million. The call premium of the respective series of preferred stock in no case exceeds the amount of the annual dividend. At December 31, 2004 SCE&G had shares of preferred stock authorized and available for issuance as follows:

Par Value	Authorized	Available for Issuance
$100	1,000,000	—
$ 50	609,688	300,000
$ 25	2,000,000	2,000,000

  Preferred Stock (Not subject to purchase or sinking funds)

        For each of the three years ended December 31, 2004 SCE&G had outstanding 1,000,000 shares of 6.52% $100 par and 125,209 shares of 5.00% $50 par Cumulative Preferred Stock (not subject to purchase or sinking funds).

  Preferred Stock (Subject to purchase or sinking funds)

        Changes in "Total Preferred Stock (Subject to purchase or sinking funds)" during 2004, 2003 and 2002 are summarized as follows:

	Series
	4.50%, 4.60%(A) & 5.125%	4.60%(B) & 6.00%
			Total Shares
Redemption Price	$51.00	$50.50		Millions of Dollars
Balance at December 31, 2001	88,449	121,035	209,484	$10.5
Shares Redeemed — $50 par value	(4,600)	(4,911)	(9,511)	(0.5)

Balance at December 31, 2002	83,849	116,124	199,973	10.0
Shares Redeemed — $50 par value	(2,815)	(3,563)	(6,378)	(0.3)

Balance at December 31, 2003	81,034	112,561	193,595	9.7
Shares Redeemed — $50 par value	(2,516)	(6,600)	(9,116)	(0.5)

Balance at December 31, 2004	78,518	105,961	184,479	$9.2

        In 1997 SCE&G Trust I (the "Trust"), a wholly owned subsidiary of SCE&G, issued $50 million of 7.55% Trust Preferred Securities, Series A. In 2003 SCE&G effected the redemption of those securities.

8. INCOME TAXES

        Total income tax expense attributable to income (before the cumulative effect of an accounting change) for 2004, 2003 and 2002 is as follows:

Millions of dollars	2004	2003	2002
Current taxes:
Federal	$(6.4)	$63.1	$174.6
State	(5.2)	12.2	9.0
Foreign	—	—	1.0

Total current taxes	$(11.6)	$75.3	$184.6

Deferred taxes, net:
Federal	84.5	24.6	(178.5)
State	5.4	0.3	0.8

Total deferred taxes	89.9	24.9	(177.7)

Investment tax credits:
Deferred — State	10.0	5.0	5.0
Amortization of amounts deferred — State	(2.1)	(1.8)	(1.7)
Amortization of amounts deferred — Federal	(4.0)	(4.0)	(4.0)

Total investment tax credits	3.9	(0.8)	(0.7)

Non-conventional fuel tax credits:
Deferred — Federal	40.5	35.7	29.8

Total income tax expense	$122.7	$135.1	$36.0

        The difference between actual income tax expense and that amount calculated from the application of the statutory federal income tax rate (35% for 2004, 2003 and 2002) to pre-tax income (before the cumulative effect of an accounting change) is reconciled as follows:

Millions of dollars	2004	2003	2002
Income before cumulative effect of accounting change	$257.1	$282.0	$87.9
Income tax expense	122.7	135.1	36.0
Preferred stock dividends	7.3	9.1	11.2

Total pre-tax income	$387.1	$426.2	$135.1

Income taxes on above at statutory federal income tax rate	$135.5	$149.2	$47.3
Increases (decreases) attributed to:
State income taxes (less federal income tax effect)	5.3	10.2	8.5
Allowance for equity funds used during construction	(5.5)	(6.7)	(7.9)
Deductible dividends — Stock Purchase Savings Plan	(5.5)	(4.9)	(4.5)
Amortization of federal investment tax credits	(4.0)	(4.0)	(4.0)
Other differences, net	(3.1)	(8.7)	(3.4)

Total income tax expense	$122.7	$135.1	$36.0

        The tax effects of significant temporary differences comprising the Company's net deferred tax liability of $884.5 million at December 31, 2004 and $790.9 million at December 31, 2003 (see Note 1I) are as follows:

Millions of dollars	2004	2003
Deferred tax assets:
Nondeductible reserves	$84.5	$70.6
Unamortized investment tax credits	60.8	59.9
Deferred compensation	24.0	22.3
Federal alternative minimum tax credit carryforward	12.3	—
Investments in equity securities	1.1	43.3
Other	34.3	40.5

Total deferred tax assets	217.0	236.6

Deferred tax liabilities:
Property, plant and equipment	937.9	889.2
Pension plan benefit income	101.4	94.5
Deferred fuel costs	20.3	13.6
Other	41.9	30.2

Total deferred tax liabilities	1,101.5	1,027.5

Net deferred tax liability	$884.5	$790.9

        The Internal Revenue Service has completed and closed examinations of the Company's consolidated federal income tax returns through the 2000 tax year. The IRS has also closed the examination of S. C. Coaltech No. 1 L.P., a synthetic fuel partnership in which the Company has an interest, for the 2000 tax year, resulting in that return being accepted as filed. The Company continues to believe that all of its synthetic fuel tax credits have been properly claimed.

9. FINANCIAL INSTRUMENTS

        The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2004 and 2003 are as follows:

	2004		2003
Millions of dollars	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$120.0	$120.0	$116.8	$116.8
Investments	63.1	63.1	177.2	178.1
Liabilities:
Short-term borrowings	210.7	210.7	195.3	195.3
Long-term debt	3,389.5	3,699.9	3,427.4	3,654.8
Preferred stock (subject to purchase or sinking funds)	9.2	8.5	9.7	8.8

        The following methods and assumptions were used to estimate the fair value of financial instruments:

  •
  Cash and cash equivalents, which may include commercial paper, certificates of deposit, repurchase agreements, treasury bills and notes, are valued at their carrying amount.

  •
  Fair values of investments and long-term debt are based on quoted market prices of the instruments or similar instruments. For debt instruments for which no quoted market prices are available, fair values are based on net present value calculations. For investments for which the fair value is not readily determinable, fair value is considered to approximate carrying value. Carrying values reflect the fair values of interest rate swaps based on settlement values obtained from counterparties. Early settlement of long-term debt may not be possible or may not be considered prudent.

  •
  Short-term borrowings are valued at their carrying amount.

  •
  The fair value of preferred stock (subject to purchase or sinking funds) is estimated using market prices.

  •
  Potential taxes and other expenses that would be incurred in an actual sale or settlement have not been considered.

Investments

        Certain of SCANA's subsidiaries hold investments in marketable securities, some of which are subject to SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," mark-to-market accounting and some of which are considered cost basis investments for which determination of fair value historically has been considered impracticable. Equity holdings subject to SFAS 115 are categorized as "available for sale" and are carried at quoted market prices, with any unrealized gains and losses credited or charged to other comprehensive income (loss) within common equity on the Company's balance sheet. When indicated, and in accordance with its stated accounting policy, the Company performs periodic assessments of whether any decline in the value of these securities to amounts below the Company's cost basis is other than temporary. When other than temporary declines occur, write-downs are recorded through operations, and new (lower) cost bases are established. The Company also holds investments in several partnerships and joint ventures which are accounted for using the equity method.

Telecommunications Investments

        At December 31, 2004 SCANA Communications Holdings, Inc. (SCH), a wholly owned, indirect subsidiary of the Company, held 6.2 million non-voting common shares of Magnolia Holding Company LLC (Magnolia Holding), a Company that holds ownership interests in several southeastern communications companies and other investments. SCH's investment at December 31, 2004 totaled $1.3 million.

        In December 2004 SCH sold its investments in ITC^DeltaCom and Knology resulting in losses of $13.9 million, net of taxes. In the third quarter 2004, SCH recorded an impairment of its investment in Knology totaling $15.0 million, net of taxes.

        In August 2003, Magnolia Holding distributed its holdings in Knology preferred stock to Magnolia Holding's members. As a result, SCH's basis in Magnolia Holding was reduced by, and SCH's basis in Knology was increased by, approximately $6.2 million. During 2003, SCH recorded impairment losses associated with its Knology investment totaling $34.6 million, net of taxes.

        In May 2003 the Company's investment in ITC Holding Company, Inc. was sold. The transaction resulted in the receipt of net after-tax cash proceeds of approximately $48 million and the receipt of the above investment interest in a newly formed entity, Magnolia Holding. A book gain, net of tax, of approximately $39 million was realized upon this transaction.

Derivatives

        SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, requires the Company to recognize all derivative instruments as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. SFAS 133 further provides that changes in the fair value of derivative instruments are either recognized in earnings or reported as a component of other comprehensive income (loss), depending upon the intended use of the derivative and the resulting designation. The fair value of derivative instruments is determined by reference to quoted market prices of listed contracts, published quotations or quotations from independent parties.

        Policies and procedures and risk limits are established to control the level of market, credit, liquidity and operational and administrative risks assumed by the Company. SCANA's Board of Directors has delegated to a Risk Management Committee the authority to set risk limits, establish policies and procedures for risk management and measurement, and oversee and review the risk management process and infrastructure. The Risk Management Committee, which is comprised of certain officers, including the Company's Risk Management Officer and senior officers, apprises the Board of Directors with regard to the management of risk and brings to the Board's attention any areas of concern. Written policies define the physical and financial transactions that are approved, as well as the authorization requirements and limits for transactions.

Commodities

        The Company uses derivative instruments to hedge forward purchases of natural gas, which create market risks of different types. Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile market and risks associated with price differentials at different delivery locations. The basic types of financial instruments utilized are exchange-traded instruments, such as New York Mercantile

Exchange (NYMEX) futures contracts or options, and over-the-counter instruments such as swaps, which are typically offered by energy and financial institutions.

        The Company recognized gains (losses) of approximately $6.4 million, $3.9 million and $(20.6) million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the years ended December 31, 2004, 2003 and 2002, respectively. These amounts were recorded in cost of gas. The Company estimates that most of the December 31, 2004 unrealized loss balance of $3.4 million, net of tax, will be reclassified from accumulated other comprehensive income (loss) to earnings in 2005 as an increase to gas cost if market prices remain at current levels. As of December 31, 2004, all of the Company's cash flow hedges will settle by their terms before the end of 2006.

        PSNC Energy hedges gas purchasing activities using NYMEX futures and options. PSNC Energy's tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy records transaction fees and any realized gains or losses from derivatives acquired as part of its hedging program in deferred accounts as a regulatory asset or liability for the over or under recovery of gas costs.

        SCPC's tariffs include a purchased gas adjustment (PGA) clause that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCPC's hedging activities are to be included in the PGA. As such, costs of related derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its weighted average cost of gas calculation. The offset to the change in fair value of these derivatives is recorded as a current asset or liability.

Interest Rates

        The Company uses interest rate swap agreements to manage interest rate risk. These swaps provide for the Company to pay variable and receive fixed rate interest payments and are designated as fair value hedges of certain debt instruments. The Company may terminate a swap and may replace it with a new swap also designated as a fair value hedge.

        Payments received upon termination of a swap are recorded as basis adjustments to long-term debt and are amortized as reductions to interest expense over the term of the underlying debt. The fair value of the swaps is recorded within other deferred debits on the balance sheet. The resulting credits serve to reflect the hedged long-term debt at its fair value. Periodic receipts or payments related to the swaps are credited or charged to interest expense as incurred.

        The Company received a payment to terminate a swap totaling $29.3 million in 2002. This amount is being amortized over the ten-year term of the underlying debt it formerly hedged. At December 31, 2004 the estimated fair value of the Company's swaps totaled $4.2 million related to combined notional amounts of $275.6 million.

        In anticipation of the issuance of debt, the Company uses interest rate lock or similar agreements to manage interest rate risk. Payments received or made upon termination of such agreements are recorded within other deferred debits on the balance sheet and are amortized to interest expense over the term of the underlying debt. In connection with the issuance of First Mortgage Bonds in May 2003, the Company paid approximately $11.9 million upon the termination of a treasury lock agreement. In connection with the issuance of First Mortgage Bonds in December 2003, the Company paid approximately $3.5 million upon the termination of a forward starting interest rate swap.

10. COMMITMENTS AND CONTINGENCIES

A. Lake Murray Dam Reinforcement

        In 2001 SCE&G began construction to reinforce its Lake Murray Dam in order to comply with new federal safety standards mandated by FERC. Construction for the project and related activities is expected to cost approximately $275 million (excluding AFC) and be completed in 2005. Costs incurred through December 31, 2004 totaled approximately $240 million.

B. Nuclear Insurance

        The Price-Anderson Indemnification Act (the Act) deals with public liability for a nuclear incident. Though the Act expired in 2003, existing licensees, such as the Company, are "grandfathered" under the Act until such time as it is renewed. The Act establishes the liability limit for third-party claims associated with any nuclear incident at $10.5 billion. Each reactor licensee is currently liable for up to $100.6 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $10 million of the liability per reactor would be assessed per year. SCE&G's maximum assessment, based on its two-thirds ownership of Summer Station, would be approximately $67.1 million per incident, but not more than $6.7 million per year.

        SCE&G currently maintains policies (for itself and on behalf of Santee Cooper) with Nuclear Electric Insurance Limited. The policies, covering the nuclear facility for property damage, excess property damage and outage costs, permit retrospective assessments under certain conditions to cover insurer's losses. Based on the current annual premium, SCE&G's portion of the retrospective premium assessment would not exceed $15.8 million.

        To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from a nuclear incident at Summer Station exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G's rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear incident at Summer Station. If such an incident were to occur, it would have a material adverse impact on the Company's results of operations, cash flows and financial position.

C. Environmental

  South Carolina Electric & Gas Company

        At SCE&G, site assessment and cleanup costs are deferred and amortized with recovery provided through rates. Deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $10.5 million at December 31, 2004. The deferral includes the estimated costs associated with the following matters.

        SCE&G owns a decommissioned MGP site in the Calhoun Park area of Charleston, South Carolina. The site is currently being remediated for contamination. SCE&G anticipates that the remaining remediation activities will be completed by the end of 2005, with certain monitoring and other activities continuing until 2010. As of December 31, 2004, SCE&G has spent approximately $20.5 million to remediate the Calhoun Park site, and expects to spend an additional $1.3 million. In addition, SCE&G is party to certain claims for cost and damages from this site, for which claims the National Park Service of the Department of the Interior made an initial demand for payment of approximately $9 million. Any costs arising from these matters are expected to be recoverable through rates under South Carolina regulatory processes.

        SCE&G owns three other decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. One of the sites has been remediated and will undergo routine monitoring until released by DHEC. The other two sites are currently being investigated under work plans approved by DHEC. SCE&G anticipates that major remediation activities for the three sites will be completed in 2010. As of December 31, 2004, SCE&G has spent approximately $4 million related to these three sites, and expects to spend an additional $4 million.

  Public Service Company of North Carolina, Incorporated

        PSNC Energy is responsible for environmental cleanup at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy's actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other potentially responsible parties. PSNC Energy has recorded a liability and associated regulatory asset of approximately $6.5 million, which reflects the estimated remaining liability at December 31, 2004. Amounts incurred and deferred to date, net of insurance settlements, that are not currently being recovered through gas rates are approximately $1.4 million. Management believes that all MGP cleanup costs incurred will be recoverable through gas rates.

D. Franchise Agreements

        See Note 1B for a discussion of the electric and gas franchise agreements between SCE&G and the cities of Columbia and Charleston.

E. Claims and Litigation

        In 1999 an unsuccessful bidder for the purchase of certain of SCANA's propane gas assets filed suit against SCANA in Circuit Court, seeking unspecified damages. The suit alleged the existence of a contract for the sale of assets to the plaintiff and various causes of action associated with that contract. On October 21, 2004, the jury issued an adverse verdict on this matter against SCANA for four causes of action for damages totaling $48 million. Post-verdict motions were heard in November 2004 and January 2005. It is SCANA's interpretation that the damages awarded with respect to certain causes of action are overlapping. Therefore, it is SCANA's belief that a reasonably possible estimate of the total damages based on the amounts awarded by the jury will be in the range of $18-$36 million. However, SCANA believes that the verdict was inconsistent with the facts presented and applicable law and intends to appeal any adverse judgment by the Circuit Court. Based on the current status of this matter, and in accordance with generally accepted accounting principles, SCANA recorded a pre-tax charge to earnings in the third quarter of 2004 of $18 million, $11 million after-tax, or 10 cents per share, which is SCANA's reasonable estimate of the minimum loss that is probable if the final judgment is consistent with the jury verdict. The charge and associated liability are reported in Other Income (Expense) and Current Liabilities — Other in the financial statements. It is expected that the final judgment will be rendered in 2005 but that appeals may continue for a longer period. The Company is also defending another claim for $2.7 million for reimbursement of legal fees and expenses under an indemnification and hold harmless agreement in the contract of sale. A bench trial on the indemnification was held on January 14, 2005, and a ruling is expected in March.

        On August 21, 2003, SCE&G was served as a co-defendant in a purported class action lawsuit styled as Collins v. Duke Energy Corporation, Progress Energy Services Company, and SCE&G, in South Carolina's Circuit Court of Common Pleas for the Fifth Judicial Circuit. The plaintiffs are seeking damages for the alleged improper use of electric transmission and distribution easements but have not asserted a dollar amount for their claims. Specifically, the plaintiffs contend that the licensing of attachments on electric utility poles, towers and other facilities to non-utility third parties or telecommunication companies for other than the electric utilities' internal use along the electric transmission line right-of-way constitutes a trespass. The Company is confident of the propriety of SCE&G's actions and intends to mount a vigorous defense. The Company further believes that the resolution of these claims will not have a material adverse impact on its results of operations, cash flows or financial condition.

        On May 17, 2004, the Company was served with a purported class action lawsuit styled as Douglas E. Gressette, individually and on behalf of other persons similarly situated, v. South Carolina Electric & Gas Company and SCANA Corporation. The case was filed in South Carolina's Circuit Court of Common Pleas for the Ninth Judicial Circuit. The plaintiff alleges the Company made improper use of certain easements and rights-of-way by allowing fiber optic communication lines and/or wireless communication apparatuses to transmit communications other than the Company's electricity-related internal communications. The plaintiff asserts causes of action for unjust enrichment, trespass, injunction and declaratory judgment. The plaintiff did not assert a specific dollar amount for the claims. The Company believes its actions are consistent with governing law and the applicable documents granting easements and rights-of-way. The Company intends to mount a vigorous defense and believes that the resolution of these claims will not have a material adverse impact on its results of operations, cash flows or financial condition.

        A complaint was filed on October 22, 2003 against SCE&G by the State of South Carolina alleging that SCE&G violated the Unfair Trade Practices Act by charging municipal franchise fees to some customers residing outside a municipality's limits. The complaint alleged that SCE&G failed to obey, observe or comply with the lawful order of the SCPSC by charging franchise fees to those not residing within a municipality. The complaint sought restitution to all affected customers and penalties up to $5,000 for each separate violation. The State of South Carolina v. SCE&G has been settled by an agreement between the parties, and the settlement has been approved by the court. The allegations are also the subject of a purported class action lawsuit filed in December 2003, against Duke Energy Corporation, Progress Energy Services Company and SCE&G (styled Edwards v. SCE&G). Duke Energy and Progress Energy have been voluntarily dismissed from the Edwards lawsuit. The Company believes that the resolution of these actions will not have a material adverse impact on its results of operations, cash flows or financial condition. In addition, SCE&G filed a petition with the SCPSC on October 23, 2003 pursuant to S. C. Code Ann. R.103-836. The petition requests that the SCPSC exercise its jurisdiction to investigate the operation of the municipal franchise fee collection requirements applicable to SCE&G's electric and gas service, to approve SCE&G's efforts to correct any past franchise fee billing errors, to adopt improvements in the system which will reduce such errors in the future, and to adopt any regulation that the SCPSC deems just and proper to regulate the franchise fee collection process.

        The Company is also engaged in various other claims and litigation incidental to its business operations which management anticipates will be resolved without material loss to the Company.

F. Operating Lease Commitments

        The Company is obligated under various operating leases with respect to office space, furniture and equipment. Leases expire at various dates through 2013. Rent expense totaled approximately $11.8 million, $12.4 million and $11.5 million in 2004, 2003 and 2002, respectively. Future minimum rental payments under such leases are as follows:

Millions
2005	$14.8
2006	12.5
2007	10.7
2008	9.8
2009	8.1
Thereafter	0.3

$56.2

        At December 31, 2004 minimum rentals to be received under noncancelable subleases with remaining lease terms in excess of one year totaled approximately $8.6 million.

G. Purchase Commitments

        The Company is obligated for purchase commitments that expire at various dates through 2034. Purchase commitments expensed under forward contracts for natural gas purchases, gas transportation capacity agreements, coal supply contracts, nuclear fuel contracts, construction projects and other commitments totaled $1,592.3 million, $1,156.5 million and $665.6 million in 2004, 2003 and 2002, respectively. Amounts expensed under coal contracts are based on a weighted average cost which include spot market purchases and freight expenditures. Coal spot market purchases represented 13%-14.5% of coal expense for the years 2002-2004. Future payments under such purchase commitments are as follows:

Millions
2005	$1,256.7
2006	816.7
2007	571.4
2008	491.9
2009	420.0
Thereafter	3,459.5

$7,016.2

        Forward contracts for natural gas purchases include customary "make-whole" or default provisions, but are not considered to be "take-or-pay" contracts.

        In addition, included in purchase commitments are customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such commitments without penalty.

11. SEGMENT OF BUSINESS INFORMATION

        The Company's reportable segments are described below. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company records intersegment sales and transfers of electricity and gas based on rates established by the appropriate regulatory authority. Nonregulated sales and transfers are recorded at current market prices.

        Electric Operations is primarily engaged in the generation, transmission and distribution of electricity, and is regulated by the SCPSC and FERC.

        Gas Distribution, comprised of the local distribution operations of SCE&G and PSNC Energy, is engaged in the purchase and sale, primarily at retail, of natural gas. SCE&G and PSNC Energy are regulated by the SCPSC and the NCUC, respectively. Gas Transmission is comprised of SCPC, which is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies (including SCE&G), and to industrial customers in South Carolina, and is regulated by the SCPSC.

        Retail Gas Marketing markets natural gas in Georgia and is regulated as a marketer by the Georgia Public Service Commission. Energy Marketing markets electricity and natural gas to industrial, large commercial and wholesale customers, primarily in the Southeast.

        The Company's regulated reportable segments share a similar regulatory environment and, in some cases, overlapping service areas. However, Electric Operations' product differs from the other segments, as does its generation process and method of distribution. The gas segments differ from each other primarily based on the class of customers each serves and the marketing strategies resulting from those differences. The marketing segments differ from each other primarily based on their respective markets and customer type.

Disclosure of Reportable Segments (Millions)

2004	Electric Operations	Gas Distribution	Gas Transmission	Gas Retail Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
Customer Revenue	$1,688	$914	$212	$552	$520	$58	$(59)	$3,885
Intersegment Revenue	4	—	339	—	77	304	(724)	—
Operating Income	550	67	19	n/a	n/a	n/a	(40)	596
Interest Expense	10	21	5	3	—	—	163	202
Depreciation & Amortization	208	47	7	2	—	12	(11)	265
Income Tax Expense (Benefit)	(2)	15	5	18	(1)	(8)	96	123
Net Income (Loss)	n/a	n/a	n/a	29	(2)	(39)	269	257
Segment Assets	5,365	1,540	362	201	91	498	939	8,996
Expenditures for Assets	389	86	10	—	3	16	17	521
Deferred Tax Assets	3	8	5	4	3	2	(25)	—
2003	Electric Operations	Gas Distribution	Gas Transmission	Gas Retail Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
Customer Revenue	$1,466	$870	$217	$448	$416	$56	$(57)	$3,416
Intersegment Revenue	5	(1)	303	—	—	277	(584)	—
Operating Income	426	77	16	n/a	n/a	1	31	551
Interest Expense	7	21	5	4	—	1	162	200
Depreciation & Amortization	183	47	7	1	—	9	(9)	238
Income Tax Expense (Benefit)	2	19	4	12	(1)	9	90	135
Net Income (Loss)	n/a	n/a	n/a	20	(1)	4	259	282
Segment Assets	5,038	1,477	334	133	53	699	724	8,458
Expenditures for Assets	655	68	18	—	—	35	(26)	750
Deferred Tax Assets	3	6	5	6	2	44	(66)	—

2002	Electric Operations	Gas Distribution	Gas Transmission	Gas Retail Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
Customer Revenue	$1,380	$653	$225	$380	$316	$69	$(69)	$2,954
Intersegment Revenue	5	1	254	—	—	289	(549)	—
Operating Income	417	69	6	n/a	n/a	—	22	514
Interest Expense	8	21	5	3	1	12	149	199
Depreciation & Amortization	166	47	6	—	1	7	(7)	220
Income Tax Expense (Benefit)	3	13	—	6	(1)	(81)	96	36
Net Income (Loss)	n/a	n/a	n/a	14	—	(170)	14	(142)
Segment Assets	4,511	1,406	321	128	53	691	964	8,074
Expenditures for Assets	617	68	17	—	—	15	(23)	694
Deferred Tax Assets	6	6	6	5	2	26	(51)	—

        Revenues and assets from segments below the quantitative thresholds are attributable to ten other direct and indirect wholly owned subsidiaries of the Company. These subsidiaries conduct nonregulated operations in energy-related and telecommunications industries. None of these subsidiaries met the quantitative thresholds for determining reportable segments during any period reported.

        Management uses operating income to measure segment profitability for SCE&G and other regulated operations and evaluates utility plant, net, for segments attributable to SCE&G. As a result, SCE&G does not allocate interest charges, income tax expense or assets other than utility plant to its segments. For nonregulated operations management uses net income (loss) as the measure of segment profitability and evaluates total assets for financial position. Interest income is not reported by segment and is not material. In accordance with SFAS 109, the Company's deferred tax assets are netted with deferred tax liabilities for reporting purposes. For 2002 adjustments to Net Income and Income Tax Expense (Benefit) include the cumulative effect of the accounting change. See Note 1G.

        The Consolidated Financial Statements report operating revenues which are comprised of the energy-related reportable segments. Revenues from non-reportable segments are included in Other Income. Therefore the adjustments to total revenue remove revenues from non-reportable segments. Adjustments to Net Income consist of SCE&G's unallocated net income.

        Segment Assets include utility plant, net for SCE&G's Electric Operations and Gas Distribution, and all assets for PSNC Energy and the remaining segments. As a result, adjustments to assets include non-utility plant and non-fixed assets for SCE&G.

        Adjustments to Interest Expense, Income Tax Expense (Benefit) and Expenditures for Assets include primarily the totals from SCANA or SCE&G that are not allocated to the segments. Interest Expense is also adjusted to eliminate inter-affiliate charges. Adjustments to Depreciation and Amortization consist of non-reportable segment expenses, which are not included in the depreciation and amortization reported on a consolidated basis. Expenditures for Assets are adjusted for AFC. Deferred Tax Assets are adjusted to net them against deferred tax liabilities on a consolidated basis.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

2004 Millions, except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Total operating revenues	$1,136	$846	$857	$1,046	$3,885
Operating income	194	123	161	118	596
Net income	101	60	54	42	257
Basic and diluted earnings per share	.91	.54	.48	.37	2.30
2003 Millions, except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Total operating revenues	$1,069	$726	$751	$870	$3,416
Operating income	168	100	150	133	551
Net income	84	74	84	40	282
Basic and diluted earnings per share	.75	.67	.76	.36	2.54

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK INFORMATION

	2004				2003
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Price Range (a):
High	$39.71	$38.09	$36.88	$36.29	$35.70	$35.23	$35.45	$32.70
Low	36.39	35.66	32.82	33.42	32.80	31.89	29.82	28.10
(a)
As reported on the New York Stock Exchange Composite Listing.

DIVIDENDS PER SHARE

        SCANA declared quarterly dividends on its common stock of $.365 per share and $.345 per share in 2004 and 2003, respectively.

        The principal market for SCANA common stock is the NYSE, using the ticker symbol SCG. The corporate name SCANA is used in newspaper stock listings. At February 18, 2005 SCANA common stock totaling 112,909,904 shares were held by approximately 37,219 stockholders of record.

EXECUTIVE OFFICERS OF SCANA CORPORATION

        The executive officers are elected at the annual meeting of the Board of Directors, held immediately after the annual meeting of shareholders, and hold office until the next such annual meeting, unless a resignation is submitted, or unless the Board of Directors shall otherwise determine. Positions held are for SCANA and all subsidiaries unless otherwise indicated.

Name	Age	Positions Held During Past Five Years	Dates
William B. Timmerman	58	Chairman of the Board, President and Chief Executive Officer	*-present
Joseph C. Bouknight	51	Senior Vice President — Human Resources Vice President Human Resources — Dan River, Inc. — Danville, VA	2004-present *-2004
George J. Bullwinkel	56
President and Chief Operating Officer — SEMI
President and Chief Operating Officer — ServiceCare
President and Chief Operating Officer — SCI
President and Chief Operating Officer — SCPC and SCG Pipeline
		Senior Vice President — Governmental Affairs and Economic Development	2004-present 2002-present *-present 2002-2004 *-2002
Sarena D. Burch	48	Senior Vice President — Fuel Procurement and Asset Management — SCE&G, PSNC Energy and SCPC Deputy General Counsel and Assistant Secretary — SCANA Services	2003-present *-2003
Stephen A. Byrne	45	Senior Vice President — Generation, Nuclear and Fossil Hydro — SCE&G Vice President — Nuclear Operations — SCE&G	2001-present *-2001
Paul V. Fant	51	Senior Vice President Transmission Services, President and Chief Operating Officer — SCPC and SCG Pipeline Executive Vice President — SCPC Executive Vice President — SCG Pipeline	2004-present *-2004 2001-2004
Sharon K. Jenkins	47	Senior Vice President — Marketing and Communications Vice President, Marketing — Wireless and Broadband Systems Division — Motorola, Inc. — Austin, TX	2003-present *-2003
Neville O. Lorick	54	President and Chief Operating Officer — SCE&G	*-present
Kevin B. Marsh	49	Senior Vice President and Chief Financial Officer President and Chief Operating Officer — PSNC Energy	*-present 2001-2003
Charles B. McFadden	60	Senior Vice President — Governmental Affairs and Economic Development — SCANA Services Vice President — Governmental Affairs and Economic Development — SCANA Services	2003-present *-2003
Francis P. Mood, Jr.	66	Senior Vice President, General Counsel and Assistant Secretary Attorney, Haynsworth Sinkler Boyd, P.A. — Columbia, SC	2005-present *-2005
*
Indicates position held at least since March 1, 2000.

CERTIFICATIONS

        Following the 2004 Annual Meeting, SCANA submitted to the New York Stock Exchange (NYSE) the certification of Chief Executive Officer required by Section 303A.12(a) of the NYSE Listed Company Manual. On February 28, 2005, SCANA filed with the Securities and Exchange Commission its Form 10-K which included, as Exhibits 31.1 and 31.2, the required Chief Executive Officer and Chief Financial Officer Sarbanes Oxley Section 302 Certifications.

SCANA Corporation
1426 Main Street
Columbia, SC 29201
www.scana.com

Printed on Recycled Paper

PLEASE MARK VOTE /x/

Voting Instructions for Proposals 1, 2 and 3

To vote for all nominees, mark the "For All" box. To withhold voting for all nominees, mark the "Withhold" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

1.	Election of Class III Nominees—	01-Bill L. Amick
	Terms Expire 2008	02-D. Maybank Hagood
03-William B. Timmerman
2.	Approval of Amended and Restated Long-Term Equity Compensation Plan
3.	Approval of Appointment of Independent Registered Public Accounting Firm

DETACH                                                                                                                          DETACH

ACCT #:

To vote, mark an 'X' in the appropriate box.

1.
For ALL Nominees / /
Withhold Authority / /
For ALL EXCEPT the following: / /
(Write number(s) of nominee(s) below)

2.
For / /    Against / /    Abstain / /

3.
For / /    Against / /    Abstain / /

Dated	, 2005

Sign here X

exactly as name(s) appears on this card.
X

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH ABOVE.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

I will attend the Annual Meeting of Shareholders on May 5, 2005 / /

I consent to receive future Proxy Statements and Annual Report Materials through the Internet / /

SCANA CORPORATION
 Annual Meeting of Shareholders
May 5, 2005

 FORM OF PROXY
SCANA CORPORATION

Proxy Solicited on Behalf of
Board of Directors
The undersigned hereby appoints W.B. Timmerman and K.B. Marsh, or either of them, as proxies with full power of substitution, to vote all shares of common stock standing in the undersigned's name on the books of the Company, at the Annual Meeting of Shareholders on May 5, 2005, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Please vote your proxy today, using one of the three convenient voting methods.	INSTRUCTIONS FOR VOTING YOUR PROXY
SCANA offers shareholders three alternative methods of voting this proxy:
•  By Telephone (using a touch-tone telephone)    •  Through the Internet (using a browser)
•  By Mail (using the enclosed proxy card and postage-paid envelope)
 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING     Available until 5:00 p.m. Eastern Daylight Savings Time on May 4, 2005
•  This method of voting is available for residents of the U.S. and Canada
•  On a touch-tone telephone, call TOLL FREE 1-877-412-6959, 24 hours a day, 7 days a week
•  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions
•  Your vote will be confirmed and cast as you directed
 INTERNET VOTING    Available until 5:00 p.m. Eastern Daylight Savings Time on May 4, 2005
•  Visit the Internet voting website at www.proxy.georgeson.com
•  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions
•  Your vote will be confirmed and cast as you directed
•  You will incur only your usual Internet charges
 VOTING BY MAIL
•  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
• If you are voting by telephone or through the Internet, please do not return your proxy card

PLEASE MARK VOTE /x/

Voting Instructions for Proposals 1, 2 and 3

To vote for all nominees, mark the "For All" box. To withhold voting for all nominees, mark the "Withhold" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

1.	Election of Class III Nominees—	01-Bill L. Amick
	Terms Expire 2008	02-D. Maybank Hagood
03-William B. Timmerman
2.	Approval of Amended and Restated Long-Term Equity Compensation Plan
3.	Approval of Appointment of Independent Registered Public Accounting Firm

DETACH                                                                                                                          DETACH

ACCT #:

To vote, mark an 'X' in the appropriate box.

1.
For ALL Nominees / /
Withhold Authority / /
For ALL EXCEPT the following: / /
(Write number(s) of nominee(s) below)

2.
For / /    Against / /    Abstain / /

3.
For / /    Against / /    Abstain / /

Dated	, 2005

Sign here X

exactly as name(s) appears on this card.
X

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH ABOVE.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

I will attend the Annual Meeting of Shareholders on May 5, 2005 / /

SCANA CORPORATION
 Annual Meeting of Shareholders
May 5, 2005

 FORM OF PROXY
SCANA CORPORATION

Proxy Solicited on Behalf of
Board of Directors
The undersigned hereby appoints W.B. Timmerman and K.B. Marsh, or either of them, as proxies with full power of substitution, to vote all shares of common stock standing in the undersigned's name on the books of the Company, at the Annual Meeting of Shareholders on May 5, 2005, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Please vote your proxy today, using one of the three convenient voting methods.	INSTRUCTIONS FOR VOTING YOUR PROXY
SCANA offers shareholders three alternative methods of voting this proxy:
•  By Telephone (using a touch-tone telephone)    •  Through the Internet (using a browser)
•  By Mail (using the enclosed proxy card and postage-paid envelope)
 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
 TELEPHONE VOTING     Available until 5:00 p.m. Eastern Daylight Savings Time on May 4, 2005
•  This method of voting is available for residents of the U.S. and Canada
•  On a touch-tone telephone, call TOLL FREE 1-877-412-6959, 24 hours a day, 7 days a week
•  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions
•  Your vote will be confirmed and cast as you directed
 INTERNET VOTING    Available until 5:00 p.m. Eastern Daylight Savings Time on May 4, 2005
•  Visit the Internet voting website at www.proxy.georgeson.com
•  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions
•  Your vote will be confirmed and cast as you directed
•  You will incur only your usual Internet charges
 VOTING BY MAIL
•  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
• If you are voting by telephone or through the Internet, please do not return your proxy card

ADMISSION TICKET

SCANA CORPORATION
Annual Meeting of Shareholders
May 5, 2005

8:00 A.M.— Refreshments

9:00 A.M.— Meeting Begins

Leaside

100 East Exchange Place

Columbia, South Carolina 29209

DIRECTIONS TO LEASIDE
FROM CHARLOTTE:

Take I-77 south to Exit 9-A (Garners Ferry Road). Follow the exit onto Garners Ferry Road under I-77. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. The parking lot is located in front of the building.

FROM CHARLESTON:

Take I-26 to I-77 toward Charlotte. Take Exit 9 and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. The parking lot is located in front of the building.

FROM GREENVILLE:

Take I-26 to I-77 toward Charlotte. Take Exit 9 and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. The parking lot is located in front of the building.
FROM FIVE POINTS (COLUMBIA):

Take US 378/76—east (Devine Street/Garners Ferry Road) past the Veterans Administration Hospital and under I-77 overpass. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. The parking lot is located in front of the building.

Proxy Notification

Dear Shareholder:

You have elected to receive electronically SCANA's 2005 Proxy Statement and 2004 Annual Report.

SCANA Corporation has made available online, its 2005 Annual Meeting proxy materials. Please access www.proxy.georgeson.com to review the proxy materials and to vote your shares. Follow the instructions to view each document. In order to cast your vote, follow the instructions on the back of the proxy card. Remember to cast your vote before exiting the website. Your vote is very important to us.

Sincerely,
Shareholder Services
SCANA Corporation

QuickLinks

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Long-Term Incentive Plans Awards in Last Fiscal Year
SCANA Corporation Comparison of Five-Year Cumulative Total Return* SCANA Corporation, Long-Term Equity Compensation Plan Peer Groups, S&P Utilities and S&P 500
SCANA LONG-TERM EQUITY COMPENSATION PLAN
SCANA AUDIT COMMITTEE CHARTER